EXHIBIT 99.2

THIS PROPOSED DISCLOSURE STATEMENT IS NOT A SOLICITATION OF VOTES ON THE PLAN. ACCEPTANCES AND REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO AMEND, SUPPLEMENT, OR OTHERWISE MODIFY THIS DISCLOSURE STATEMENT PRIOR AND UP TO THE DISCLOSURE STATEMENT HEARING.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PROTERRA INC, et al.,[1]	)	Case No. 23-11120 (BLS)
)
Debtors.	)	(Jointly Administered)
)

FIRST AMENDED DISCLOSURE STATEMENT FOR JOINT CHAPTER 11
PLAN OF REORGANIZATION FOR PROTERRA INC AND ITS DEBTOR AFFILIATE

Paul M. Basta (admitted pro hac vice)
Robert A. Britton (admitted pro hac vice)
Michael J. Colarossi (admitted pro hac vice)
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019
Tel: (212) 373-3000
Fax: (212) 757-3990	Pauline K. Morgan (Del. Bar No. 3650)
Andrew L. Magaziner (Del. Bar No. 5426)
Shella Borovinskaya (Del. Bar No. 6758)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Tel: (302) 571-6600
Fax: (302) 571-1253
Counsel to the Debtors and Debtors in Possession Dated January 2, 2024

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Proterra Inc (9565); and Proterra Operating Company, Inc. (8459). The location of the Debtors’ service address is: 1815 Rollins Road, Burlingame, California 94010.

IMPORTANT INFORMATION REGARDING THIS DISCLOSURE STATEMENT

THIRD-PARTY RELEASE

PLEASE BE ADVISED THAT ARTICLE IX OF THE PLAN CONTAINS CERTAIN RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS, WHICH ARE ALSO SET FORTH IN ARTICLE VH OF THIS DISCLOSURE STATEMENT AND DESCRIBED IN ARTICLE I OF THIS DISCLOSURE STATEMENT. ARTICLE IX.C OF THE PLAN CONTAINS A THIRD-PARTY RELEASE. YOU ARE ADVISED AND ENCOURAGED TO CAREFULLY REVIEW AND CONSIDER THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY, INCLUDING THE RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS SET FORTH IN ARTICLE IX OF THE PLAN AS YOUR RIGHTS MAY BE AFFECTED.

FIRST AMENDED DISCLOSURE STATEMENT, DATED JANUARY 2, 2024

SOLICITATION OF VOTES ON THE JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR PROTERRA INC AND ITS DEBTOR AFFILIATE FROM THE HOLDERS OF OUTSTANDING:

VOTING CLASSES	NAME OF CLASS UNDER THE PLAN
CLASS 4	SECOND LIEN CONVERTIBLE NOTES CLAIMS
CLASS 5	GENERAL UNSECURED CLAIMS

IF YOU ARE IN CLASS 4 OR CLASS 5 (THE “VOTING CLASSES”), YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

DELIVERY OF BALLOTS

BALLOTS MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 27, 2024, VIA THE ENCLOSED PRE-PAID, PRE-ADDRESSED RETURN ENVELOPE

OR

AT ONLY ONE OF THE FOLLOWING ADDRESSES:

VIA FIRST-CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY TO:

PROTERRA CLAIMS PROCESSING CENTER

C/O KCC

222 N. PACIFIC COAST HIGHWAY, SUITE 300

EL SEGUNDO, CA 90245

OR

VIA “E-BALLOT” SUBMISSION AT:

HTTPS://KCCLLC.NET/PROTERRA

PLEASE CHOOSE ONLY ONE METHOD TO RETURN YOUR BALLOT. BALLOTS RECEIVED VIA FACSIMILE OR EMAIL WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE EMAIL THE SOLICITATION AGENT AT: PROTERRAINFO@KCCLLC.COM WITH A REFERENCE TO “PROTERRA SOLICITATION” IN THE SUBJECT LINE.

This disclosure statement (as may be amended, supplemented, or otherwise modified from time to time, this “Disclosure Statement”) provides information regarding the Joint Chapter 11 Plan of Reorganization for Proterra Inc and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”),2 which the Debtors are seeking to have confirmed by the Bankruptcy Court. A copy of the Plan is attached hereto as Exhibit A. The Debtors are providing the information in this Disclosure Statement to certain holders of Claims for purposes of soliciting votes to accept or reject the Plan.

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article VIII.A of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or in the alternative waived.

The Debtors urge each holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan.

The Debtors strongly encourage holders of Claims in Class 4 and Class 5 to read this Disclosure Statement (including the Risk Factors described in Article IX hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S BOARD OF DIRECTORS, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDES THE BEST RECOVERY TO CLAIM HOLDERS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL CHAPTER 11 OBJECTIVES. EACH OF THE DEBTORS, THEREFORE, STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN FEBRUARY 27, 2024 AT 4:00 P.M. (PREVAILING EASTERN TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND IN THE BALLOTS.

RECOMMENDATION BY THE COMMITTEE

The Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases (the “Committee”) recommends that all holders of General Unsecured Claims (as defined below) vote to accept the Plan. Included in the Solicitation Package (as defined below) is a letter from the Committee in support of the Plan.

DISCLAIMERS

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN ARTICLE IX OF THIS DISCLOSURE STATEMENT.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED OTHER SECURED CLAIMS, OTHER PRIORITY CLAIMS, AND First Lien Claims WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT OF SUCH HOLDERS TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS OR INTERESTS IS NOT ALTERED BY THE PLAN. UNTIL SUCH TIME AS THE DEBTORS CONSUMMATE THE SALE OF CERTAIN OF THEIR ASSETS OR THE EFFECTIVE DATE OF THE PLAN, AS FURTHER DESCRIBED IN THIS DISCLOSURE STATEMENT, THE DEBTORS ARE OPERATING THEIR BUSINESS IN THE ORDINARY COURSE DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS, VALUATION ANALYSIS, OR THE LIQUIDATION ANALYSIS HEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

[Remainder of Page Intentionally Left Blank]

ii

iii

L.	Miscellaneous Provisions	88
ARTICLE VI VALUATION OF THE DEBTORS		92
ARTICLE VII TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		92
A.	Issuance	92
B.	Subsequent Transfers	93
ARTICLE VIII CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		95
A.	In General	95
B.	Certain U.S. Federal Income Tax Consequences to the Debtors and Reorganized Proterra	97
C.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders of Second Lien Convertible Notes Claims	100
D.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders of General Unsecured Claims	104
E.	Tax Treatment of the Distribution Trust and Holders of Distribution Trust Interests	105
F	U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Common Stock	108
G.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims	109
H.	Backup Withholding and Information Reporting	112
ARTICLE IX CERTAIN RISK FACTORS TO BE CONSIDERED		113
A.	Certain Bankruptcy Law Considerations	113
B.	Additional Factors Affecting Recoveries	116
C.	Risks Relating to the Distribution Trust	117
D.	Additional Factors	118
ARTICLE X VOTING PROCEDURES AND REQUIREMENTS		119
A.	Parties Entitled To Vote	119
B.	Voting Deadline	120
C.	Voting Procedures	121
D.	Waivers of Defects, Irregularities, Etc.	122
ARTICLE XI CONFIRMATION OF THE PLAN		123
A.	Confirmation Hearing	123
B.	Requirements for Confirmation of the Plan	123
ARTICLE XII ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		126
A.	Alternative Plan	126
B.	Sale of the Debtors’ Remaining Assets Under Section 363 of the Bankruptcy Code	126
C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	127
ARTICLE XIII CONCLUSION AND RECOMMENDATION	127

iv

EXHIBITS

EXHIBIT A:	Joint Chapter 11 Plan of Reorganization for Proterra Inc and its Debtor Affiliate

EXHIBIT B:	Liquidation Analysis

EXHIBIT C:	Valuation Analysis

EXHIBIT D:	Financial Projections

THE DEBTORS HEREBY ADOPT AND INCORPORATE INTO THIS DISCLOSURE STATEMENT EACH EXHIBIT ATTACHED HERETO BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

v

ARTICLE I

INTRODUCTION

Proterra Inc (“TopCo”) and Proterra Operating Company, Inc. (“OpCo” and, together with TopCo, the “Debtors” or the “Company”) submit this Disclosure Statement in connection with the solicitation of votes on the First Amended Joint Chapter 11 Plan of Reorganization for Proterra Inc and its Debtor Affiliate, dated January 2, 2024 (the “Plan”), a copy of which is attached hereto as Exhibit A. The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on August 7, 2023 (the “Petition Date”). The Debtors’ chapter 11 cases (the “Chapter 11 Cases”) are jointly administered under Case No. 23-11120 (BLS).

Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization. The fundamental purpose of a chapter 11 case is to formulate a plan to restructure a debtor’s finances so as to maximize recoveries to its creditors. With this purpose in mind, businesses sometimes use chapter 11 as a means to conduct asset sales. Whether the aim is reorganization or liquidation, a chapter 11 plan sets forth and governs the treatment and rights to be afforded to creditors and stockholders with respect to their claims against and equity interests in a debtor’s bankruptcy estate.

The Debtors were able to obtain signed transaction agreements with respect to all three of their Business Lines as set forth in the: (a) Notice of Successful Bidder Regarding Debtors’ Powered Assets [Docket No. 525] (the “Powered Successful Bid Notice”); (b) Notice of (A) Successful Bidder Regarding Debtors’ (I) Transit Assets and (II) Energy Assets and (B) Cancellation of Sale Hearing Solely with Respect to Proterra Energy [Docket No. 529] (the “Energy and Transit Successful Bidder Notice”); and (c) Notice of Filing First Amendment to (I) Battery Lease Asset Purchase Agreement and (II) Transit Asset Purchase Agreement, Each by and Among the Debtors and Phoenix Motor, Inc. [Docket No. 671]. The auctions occurred on November 9, 2023 and November 13, 2023 (the “Auctions”). The Debtors selected Volvo Battery Solutions LLC (“Volvo”) as the Successful Bidder (as defined in the Bidding Procedures Order)3 with respect to the Proterra Powered Business Line. The Bankruptcy Court authorized the sale of the Proterra Powered Business Line to Volvo on November 29, 2023. Order (A) Authorizing and Approving the Debtors’ Entry into the Asset Purchase Agreement, (B) Authorizing the Sale of the Debtors’ Powered Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (C) Approving the Assumption and Assignment of the Assumed Executory Contracts and Unexpired leases, and (D) Granting Related Relief (the “Powered Sale Order”) [Docket No. 664]. The Debtors selected (a) Phoenix Motor, Inc. (“Phoenix”) as the Successful Bidder with respect to (i) certain battery lease assets and (ii) Proterra Transit, and (b) [Anthelion I Prodigy Holdco LP] (as successor agent to CSI GP I LLC), Anthelion I Prodigy Holdco LP (f/k/a CSI I Prodigy Holdco

[3]	Order (A) Approving Bidding Procedures to Govern the Sale of All or Substantially All of the Debtors’ Assets Pursuant to Section 363 of the Bankruptcy Code, (B) Approving Procedures Regarding Entry Into One or More Stalking Horse Agreements, (C) Establishing Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases, (D) Approving the Form and Manner of Notice of Assumption and Assignment of Executory Contracts and Unexpired Leases, (E) Scheduling Auctions for the Sales of the Company Assets and Hearings to Consider Approval of the Sales and Approving the Form and Manner of Notice Thereof, and (F) Granting Related Relief [Docket No. 218] (the “Bidding Procedures Order”).

LP), Anthelion Prodigy Co-Investment LP (f/k/a CSI Prodigy Co-Investment LP), and Anthelion PRTA Co-Investment LP (f/k/a CSI PRTA Co-Investment LP) (collectively, the “Plan Sponsor”) as the Successful Bidder with respect to Proterra Energy. The Debtors seek to close the transactions contemplated in the Asset Purchase Agreements attached as Exhibits A and B to the Energy and Transit Successful Bids Notice, as applicable, as soon as possible, and seek to consummate the transaction contemplated in the Plan Support Agreement attached as Exhibit C to the Energy and Transit Successful Bids Notice (the “Plan Support Agreement”) through the confirmation and consummation of the Plan (the “Reorganization”).

The purpose of this Disclosure Statement, including the exhibits annexed hereto, is to provide information of a kind, and in sufficient detail, to enable creditors of the Debtors that are entitled to vote on the Plan to make an informed decision on whether to vote to accept or reject the Plan. This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events contemplated in the Chapter 11 Cases, and certain documents related to the Plan.

The Debtors believe that the distributions under the Plan will provide all Holders of Claims against and Interests in the Debtors at least the same recovery on account of Allowed Claims as would a liquidation of the Debtors’ assets conducted under chapter 7 of the Bankruptcy Code. Furthermore, distributions under the Plan to Holders of Claims and Interests would be made more quickly than distributions by a chapter 7 trustee and a chapter 7 trustee would charge a substantial fee, reducing the amount available for distribution on account of Allowed Claims and Interests. Thus, the Debtors believe that confirmation and consummation of the Plan is in the best interests of all Holders of Claims and Interests.

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS.

Under the Bankruptcy Code, only Holders of Claims in “impaired” Classes are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (a) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Class 4 (Second Lien Convertible Notes Claims) and Class 5 (General Unsecured Claims) are the only Classes that are Impaired and entitled to vote, and Holders of Class 4 Second Lien Convertible Notes Claims and Class 5 General Unsecured Claims are the only Holders of Claims or Interests whose votes to accept or reject the Plan are being solicited. As further described herein, the Plan provides for a release of the Released Parties by, among other parties, (a) Holders of all Claims or Interests who vote to accept the Plan, (b) Holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth in the Plan, (c) Holders of all Claims or Interests

2

who vote, or are deemed to vote, to reject the Plan but do not opt out of granting the releases set forth in the Plan, and (d) Holders of all Claims and Interests who are Unimpaired under the Plan.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS OR INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN AND VOTE TO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN. THE PLAN PROVIDES THAT HOLDERS OF CLAIMS OR INTERESTS THAT ARE UNIMPAIRED AND HOLDERS OF IMPAIRED CLAIMS OR INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN AND WHO VOTE TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE GRANTED THE RELEASES CONTEMPLATED BY THE RELEASE PROVISIONS OF THE PLAN. ADDITIONALLY, THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS OR INTERESTS WHO ARE NOT ENTITLED TO VOTE ON THE PLAN AND WHO DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN SHALL BE DEEMED TO HAVE GRANTED THE RELEASES CONTEMPLATED BY THE RELEASE PROVISIONS OF THE PLAN.

FOLLOWING THE EFFECTIVE DATE OF THE PLAN, HOLDERS OF CLAIMS OR INTERESTS AGAINST THE DEBTORS THAT AGREE OR ARE DEEMED TO AGREE TO GRANT THE THIRD-PARTY RELEASES SET FORTH IN ARTICLE IX.C OF THE PLAN WILL BE UNABLE TO PURSUE OR RECOVER ON CLAIMS DIRECTLY AGAINST THE RELEASED PARTIES THAT ARE WITHIN THE SCOPE OF, AND RELEASED PURSUANT TO, ARTICLE IX.C OF THE PLAN.

The Debtors believe that the releases set forth in Article IX of the Plan are consensual and appropriate under the circumstances. The Debtors will be prepared to meet their burden to establish the basis for the releases for each Released Party in connection with Confirmation of the Plan. Holders of Claims that vote to approve the Plan (and thereby grant the third-party releases set forth in Article IX.C of the Plan) will also receive a release pursuant to the Plan. As such, the releases set forth in the Plan represent consensual mutual releases among the parties. As set forth in more detail herein, based on the Investigation Committee’s investigation of potential claims and causes of action against the Debtors’ insiders, the Debtors do not believe that there are viable estate causes of action against the Released Parties.

The following table summarizes: (a) the treatment of Claims and Interests under the Plan; (b) which Classes are Impaired by the Plan; (c) which Classes are entitled to vote on the Plan; and (d) the estimated recoveries for holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan. A more detailed summary of the terms and provisions of the Plan is provided in the Summary of the Plan set forth in Article V of this Disclosure Statement.

3

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
1	Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors in consultation with the Second Lien Agent and the Committee, each such holder will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim, one of the following alternative treatments:

i.        payment in full in Cash, on the later of the Effective Date and the date that is ten Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim or, in each case, as soon as reasonably practicable thereafter, and, if such payment is not made on the Effective Date, from the Distribution Trust;

ii.        Reinstatement of its Allowed Other Secured Claim;

iii.      return of the collateral securing such Allowed Other Secured Claim; or

iv.       such other treatment so as to render such Holder’s Allowed Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

			Unimpaired	Not Entitled to Vote (Presumed to Accept)	[__%]

4

2	Other Priority Claims	Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, at the option of the Debtors, and in consultation with the Committee (a) payment in full in Cash, or (b) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the (i) Effective Date and (ii) the first Distribution Date that is at least (30) days (or such fewer days as may be agreed by the Distribution Trustee in its sole discretion) after the date such Other Priority Claim is Allowed or, in each case, as soon as reasonably practicable thereafter and, if such payment is not made on the Effective Date, from the Distribution Trust.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	[__%]
3	First Lien Claims	Except to the extent the holder of an Allowed First Lien Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed First Lien Claim shall receive cash in an amount equal to such Allowed First Lien Claim. To the extent there are any undrawn letters of credit issued under the First Lien Credit Facility as of the Effective Date, such letters of credit shall remain cash collateralized in accordance with the Final Cash Collateral Order, subject to transferring ownership of the segregated account used to cash collateralize such letters of credit in accordance with the Final Cash Collateral Order to the Distribution Trust.	Unimpaired	Not Entitled to Vote (Presumed to Accept)	[__%]

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4	Second Lien Convertible Notes Claims

Except to the extent the holder of an Allowed Second Lien Convertible Notes Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Second Lien Convertible Notes Claim shall receive:

i.        If a Reorganization Occurs:

(a)      on account, and in satisfaction, of such Holder’s Pro Rata portion of $10 million of the Allowed Second Lien Convertible Notes Claims, its Pro Rata allocation of all of the equity of Reorganized Proterra (the “Equity Distribution”);

(b)      such Holder’s Allowed Second Lien Convertible Notes Claims shall be reduced Pro Rata by the Reorganized Proterra Retained Cash (the “Retained Cash Reduction”) and the Reorganized Proterra Retained Cash shall be retained by Reorganized Proterra on the Effective Date;

(c)      such Holder’s Allowed Second Lien Convertible Notes Claims shall be reduced Pro Rata by the amount (if any) that the aggregate Cure Claims payable on account of the Debtors’ assumption of contracts and leases attributable to Proterra Energy exceeds $6,500,000 (the “Cure Cost Reduction”);

(d)      after giving effect to the Retained Cash Reduction, the Equity Distribution and the Cure Cost Reduction, if any, cash in an amount equal to its Pro Rata share of the remaining Allowed Second Lien Convertible Notes Claims.

		Impaired	Entitled to Vote	[__%]

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ii.        If a Plan Support Agreement Termination Distribution Occurs:

(a)      Cash in an amount equal to the Allowed Second Lien Convertible Notes Claims, excluding, for the avoidance of doubt, any Settled Amounts; provided that the amount and validity of any Liquidation Payment Amount Claims and claims for postpetition interest on the Agreed Second Lien Obligations at the default rate set forth in the Second Lien Convertible Notes Purchase Agreement shall be determined by the Bankruptcy Court or by agreement of the Plan Sponsor, Debtors, and Committee and, if Allowed, shall be paid in cash.

5	General Unsecured Claims	Except to the extent the holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Second Priority Distribution Trust Beneficiaries’ interests in the Distribution Trust.	Impaired	Entitled to Vote	[__%]

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6	Intercompany Claims	On the Effective Date, each holder of an Allowed Intercompany Claim shall have its Claim Reinstated or cancelled, released, and extinguished and without any distribution at the election of the Debtors with the prior written consent of the Second Lien Agent and the Committee (not to be unreasonably withheld or delayed).	Impaired / Unimpaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)	N/A
7	Interests in OpCo

On the Effective Date, each holder of an Interest in OpCo shall:

i.        if the Debtors and the Plan Sponsor have elected that OpCo shall serve as Reorganized Proterra, have such Interest in OpCo cancelled, released, and extinguished and without any Distribution; or

ii.        have such Interest in OpCo Reinstated.

			Impaired / Unimpaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)	N/A
8	Interests in TopCo	On the Effective Date, each holder of an Interest in TopCo shall have such Interest cancelled without distribution or compensation.	Impaired	Not Entitled to Vote (Deemed to Reject)	0%
9	Section 510(b) Claims	On the Effective Date, Allowed Section 510(b) Claims, if any, shall be canceled and released without any distribution on account of such Section 510(b) Claims.	Impaired	Not Entitled to Vote (Deemed to Reject)	0%

ARTICLE II
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Business

As of the Petition Date, the Debtors operate three distinct business lines (each, a “Business Line” and collectively, the “Business Lines”) that address critical components of commercial and industrial vehicle electrification. First, the Debtors design and manufacture proprietary battery systems and electrification solutions for commercial vehicle original equipment

8

manufacturer (“OEM”) customers as part of the Debtors’ powered-products Business Line (“Proterra Powered”). Second, the Debtors’ energy Business Line (“Proterra Energy”) provides turnkey fleet-scale, high-power charging solutions and software services. Third, the Debtors operate their transit Business Line (“Proterra Transit”), which designs, develops, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. The Debtors are headquartered in Burlingame, California, and the Debtors employed approximately 1,186 employees as of the Petition Date. Each Business Line is described further below.

Proterra Powered designs and manufactures proprietary battery systems and electrification solutions for global commercial vehicle OEM customers. These OEMs build vehicles in varying sizes spanning the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, and coach buses, as well as construction and mining equipment, and other applications. As of the Petition Date, Proterra Powered had partnered with more than a dozen OEMs, spanning several types of on-highway and off-highway categories, and has delivered battery systems and electrification solutions for more than 2,300 vehicles to the Debtors’ OEM customers. The Debtors expect to close the sale of the Proterra Powered Business Line to Volvo prior to the Effective Date of the Plan.

Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services. Historically, Proterra Energy’s services and products ranged from fleet and energy management software-as-a-service, to fleet planning hardware, infrastructure, installation, utility engagement, and charging optimization. Proterra Energy designs these solutions to optimize energy use and costs, and to provide vehicle-to-grid functionality. As of the Petition Date, Proterra Energy had installed more than 110 megawatts of charging infrastructure across North America.

As of the Petition Date, Proterra Energy operated Proterra Valence (formerly called APEX), a connected vehicle intelligence system. It is a cloud-based data platform that can provide customers performance information about their fleets, and it is designed to provide management of vehicle and charging operations to reduce operating costs. The Debtors’ hardware and software connectivity platform is designed for compatibility with each vehicle and charging system that it delivers. Each gateway on a vehicle or charging system automatically connects securely with the Debtors’ cloud-based platform. Therefore, the Debtors’ data exploration tools offer customers essential data, including current and historical charging metrics, insights, and reports. The Plan Sponsor was the Successful Bidder with respect to Proterra Energy. The Debtors seek to close the contemplated transaction by consummating the transaction set forth in the Plan Support Agreement through the Plan.

Proterra Transit designs, develops, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit manufactures 35-foot and 40-foot buses because these bus sizes represent more than three-quarters of the bus market. As of the Petition Date, Proterra Transit offered buses with battery sizes up to 492 kWh on the 35-foot and up to 738 kWh on its 40-foot ZX5 variant. The Debtors expect to sell Proterra Transit, including certain related battery lease assets, to Phoenix upon Bankruptcy Court approval of the asset purchase agreements attached as Exhibits A and Exhibit B to the Energy and Transit Successful Bids Notice.

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B.	The Debtors’ Organizational Structure

As reflected in the Debtors’ organizational chart set forth below, the Debtors consist of two entities:

Debtor Proterra Inc, is a Delaware corporation. In January 2021, the Debtors announced that they would become a publicly listed company through a merger with a Cayman special-purpose acquisition company, ArcLight Clean Transition Corp. (“ACT”). Through this transaction, TopCo became the publicly traded holding company of Debtor Proterra Operating Company, Inc. on June 15, 2021 pursuant to a “de-SPAC” merger (the “De-SPAC Merger”), as described below. Prior to the De-SPAC Merger, what is now TopCo was ACT. As contemplated by the merger agreement governing the De-SPAC Merger (the “Merger Agreement”), ACT filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACT was domesticated and continued as a Delaware corporation. The De-SPAC Merger was consummated on June 14, 2021 when OpCo—which at the time was named Proterra Inc (“Legacy Proterra”)—merged with ACT’s wholly-owned direct subsidiary, Phoenix Merger Sub, Inc., with OpCo surviving as ACT’s wholly-owned direct subsidiary. In connection with the De-SPAC Merger, OpCo’s name changed from Proterra Inc to Proterra Operating Company, Inc. and ACT changed its name to Proterra Inc.

Currently, the Debtors are managed by their respective boards of directors composed of the same nine board members (the “Board”).

C.	The Debtors’ Capital Structure

As of the date hereof, the Debtors have outstanding funded debt obligations of approximately [$196.4 million], consisting of (a) $11.9 million of undrawn letters of credit issued under the First Lien Credit Facility (as defined below) and (b) [$184.5 million] in principal amount (but excluding the Settled Amounts (as discussed below)) of Second Lien Convertible Notes (as defined below).

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Funded Debt	Approximate Amounts
First Lien Credit Facility: Revolving Loans Letters of Credit	$0 $11.9 million[4]
Second Lien Convertible Notes (excluding the Settled Amounts)	[$184.5 million]

1.	First Lien Credit Facility

As of the date hereof, the Debtors have no balance outstanding under their First Lien Credit Facility (the “First Lien Credit Facility”) documented pursuant to that certain Loan, Guaranty and Security Agreement dated as of May 8, 2019, by and among Legacy Proterra, the lenders from time to time party thereto (collectively, the “Prepetition First Lien Lenders”), the issuing bank party thereto (the “Issuing Bank”), and Bank of America, N.A. (“Bank of America”), as administrative agent (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Senior Credit Agreement”). The borrowing capacity of the First Lien Credit Facility is up to the lesser of the Borrowing Base (as defined in the Senior Credit Agreement) and $75.0 million. In the absence of an Event of Default under and as defined in the Senior Credit Agreement, the Prepetition First Lien Lenders’ loan commitments under the First Lien Credit Facility were available to the Debtors on a revolving basis through the earlier of May 9, 2024 or 91 days prior to the stated maturity of any subordinated debt in an aggregate amount of $7.5 million or more. The maximum availability under the First Lien Credit Facility is based on certain specified percentage of eligible accounts receivable and inventory, subject to certain reserves.

The First Lien Credit Facility includes a $25.0 million letter of credit sub-line as of March 31, 2023. As of the date hereof, approximately $11.9 million of undrawn letters of credit have been issued under the Senior Credit Agreement (collectively, the “Prepetition Letters of Credit”). Following the Petition Date, the Debtors cash collateralized the Prepetition Letters of Credit in accordance with the Cash Collateral Orders (as defined below).

The First Lien Credit Facility is secured by a security interest in substantially all of the Debtors’ assets except certain excluded assets. In accordance with that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of August 4, 2020, by and between Bank of America as first lien agent (the “First Lien Agent” together with the Prepetition First Lien Lenders and the Issuing Bank, the “Prepetition First Lien Secured Parties”) and CSI Fund I GP LLC as collateral agent for the Second Lien Convertible Notes (as defined below) (the “Second Lien Agent” and collectively with the First Lien Agent, the “Agents”), the security interests securing, and subject to certain conditions set forth in the First Lien Payment Facility, the payment of, the Second Lien Convertible Notes are subordinated to those of the First Lien Credit Facility.

[4]	This figure represents the total amount committed in Prepetition Letters of Credit that could be drawn upon.

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The filing of the Chapter 11 Cases was an event of default under the First Lien Credit Facility, and resulted in termination of the revolver commitment.

2.	Second Lien Convertible Notes

As of the date hereof, there are approximately [$184.5 million] (excluding the Settled Amounts) of convertible notes (the “Second Lien Convertible Notes”) outstanding that were issued by the Debtors pursuant to that certain Note Purchase Agreement, dated as of August 4, 2020, by and among Legacy Proterra, the investors from time to time party thereto (the “Second Lien Convertible Noteholders” and with the Second Lien Agent, the “Prepetition Second Lien Secured Parties” and with the Prepetition First Lien Secured Parties, the “Prepetition Secured Parties”), the guarantors from time to time party thereto, and the Second Lien Agent (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Note Purchase Agreement” and with the Senior Credit Agreement, the “Loan Documents”). Since the March 2023 Amendment (as defined and discussed below), the Note Purchase Agreement provided that the Second Lien Convertible Notes bear interest of 12.0% per year, consisting of 5.0% in cash and 7.0% PIK. Prior to the March 2023 Amendment, the Second Lien Convertible Notes bore cash interest of 5.0% per annum and payment-in-kind interest of 4.5% per annum payable at each quarter end. Pursuant to the Final Order (I) Authorizing the Debtors to Use Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 422] (the “Final Cash Collateral Order”), the Debtors have been paying the Second Lien Agent for the benefit of the Prepetition Second Lien Secured Parties all accrued and unpaid interest in the form of periodic cash payments at the non-default rate and payment of PIK interest. The Anthelion Parties (as defined below) own approximately 98% of the Second Lien Convertible Notes.

Each of the Second Lien Convertible Notes rank equally without preference or priority of any kind over one another. Each Second Lien Convertible Note is senior in all rights, privileges, and preferences to all other shares of the Debtors’ capital stock and all other securities of the Debtors that are convertible into or exercisable for the Debtors’ capital stock directly or indirectly. The Second Lien Convertible Notes are secured by substantially all of the assets of OpCo, including its intellectual property. As discussed above, the security interests securing the Second Lien Convertible Notes are subordinated to those of the First Lien Credit Facility.

Upon the filing of these Chapter 11 Cases, the amounts under the Second Lien Convertible Notes accelerated and became automatically and immediately due and payable without any action taken by the Second Lien Agent, triggering the Maturity Date (as defined in the Note Purchase Agreement) of the Second Lien Convertible Notes (the “Notes Maturity Date”).5

The Note Purchase Agreement provides that if certain liquidation or sale events (as defined in the Note Purchase Agreement, each a “Liquidation Event”) occur prior to the Notes Maturity Date, then subject to certain terms and conditions, an incremental payment is triggered in an amount equal to the greater of (a) 50% of the principal balance of the Second Lien Convertible

[5]	The Note Purchase Agreement (as amended by the March 2023 Amendment) defines “Maturity Date” as (as applicable): “the earlier of (a) August 4, 2028, or (b) the time at which the Balance of this Note is due and payable upon an Event of Default.”

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Notes or (b) the consideration that the holders would have received had the holders elected to convert the Second Lien Convertible Notes into common stock of TopCo immediately prior to such liquidation event (the “Liquidation Payment”).

The Note Purchase Agreement requires the Debtors to maintain liquidity at quarter end of not less than the greater of (a) $75.0 million and (b) four times of Cash Burn (as defined therein) for the three-month period then ended (the “Minimum Liquidity Covenant”). The Debtors were not in compliance with the Minimum Liquidity Covenant as of December 31, 2022. The Debtors received a waiver of the Liquidity (as defined therein) requirement in February 2023, which provided for retroactive effect, so that no event of default occurred in the year ended December 31, 2022.

The Debtors, with Anthelion I Prodigy Holdco LP, Anthelion Prodigy Co-Investment LP, Anthelion PRTA Co-Investment LP (collectively, the “Anthelion Parties”), and the Second Lien Agent, entered into an amendment to the Note Purchase Agreement on March 31, 2023 (the “March 2023 Amendment”). This amendment altered the interest rate, maturity date, mandatory and optional conversion rights, limitations on the issuance of shares of the Debtors’ common stock, minimum liquidity requirements, and certain other covenants. The amendment also provided for (a) a waiver of the Minimum Liquidity Covenant through May 31, 2024, and instead required a minimum Liquidity of $125.0 million as of the last day of each quarter from March 31, 2023 through and including May 31, 2024, and (b) a waiver of the requirement that the Debtors’ financial statements be certified by the Debtors’ auditor without a going concern qualification for fiscal years 2022 and 2023.

3.	Equity Interests

As of the date hereof, TopCo’s common stock trades on the over the counter market under the ticker symbol “PTRAQ.” As of market close on January 2, 2024, the market capitalization of TopCo’s stock was approximately $4.6 million. Prior to its delisting, on August 17, 2023, TopCo’s common stock traded under the ticker symbol “PTRA.”

ARTICLE III
KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A.	Challenges at Proterra Transit and Their Impact on Proterra Powered and Proterra Energy

Prior to commencing these Chapter 11 Cases, the Debtors determined that Proterra Powered and Proterra Energy required additional capital in order to continue to innovate, grow, and reach their full potential in a highly competitive industry. The Debtors believed there was substantial incremental value to unlock through the continued growth of Proterra Powered and Proterra Energy and continued to invest in those Business Lines to preserve and maximize value for all stakeholders. However, the Debtors’ ability to do so came under substantial pressure because of constraints posed by Proterra Transit and the Debtors’ then-existing corporate structure and limitations on additional borrowing.

While Proterra Transit was the Debtors’ original flagship Business Line that helped position the Debtors’ other Business Lines to start and grow, it demands a large amount of working

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capital. For example, in order to build the highly customized buses their customers demand, the Debtors must maintain extensive and often unique inventories, which when combined with labor-intensive manufacturing, require a large amount of working capital. Moreover, Proterra Transit had to contend with long-term contracts that became economically unfavorable over time prior to the Petition Date, putting significant strain on the Debtors’ liquidity.

Despite growing the number of new electric transit buses delivered from 170 in 2020 to 199 in 2022, Proterra Transit was unable to satisfy minimum volume and delivery requirements in certain of its contracts with suppliers, contractors, and customers. For example, Proterra Transit was unable to satisfy its contracted minimum volume commitments to TPI, the supplier of the Debtors’ bus bodies, in 2022, resulting in the Debtors’ payment of $3.0 million in liquidated penalties.

The capital-intensive business and burdensome contracts of Proterra Transit along with the growth capital needs of Proterra Powered and Proterra Energy weighed on the Debtors’ liquidity. In March 2023, the Debtors filed their annual report on Form 10-K pursuant to Section 13(a) of the Exchange Act (the “2022 10-K”). Prior to the publication of the 2022 10-K, the Debtors and the Anthelion Parties, as the majority holders of the Second Lien Convertible Notes, were in negotiations to address a potential financial covenant default. However, the Debtors and the Anthelion Parties were unable to reach an agreement in time prior to the filing of the 2022 10-K, and thus the 2022 10-K noted that the Debtors’ independent registered public accounting firm’s audit report included an explanatory paragraph expressing substantial doubt about the Debtors’ ability to continue as a going concern (the “Going Concern Paragraph”). Following the filing of the 2022 10-K with the Going-Concern Paragraph, the Debtors’ public equity price fell.

The Debtors continued to negotiate with the Anthelion Parties following the filing of the 2022 10-K, and the Debtors entered into the March 2023 Amendment to address their breach of the Note Purchase Agreement’s Minimum Liquidity Covenant. The March 2023 Amendment changed the interest expense of the Second Lien Convertible Notes to 12.0%, consisting of 5.0% in cash and 7.0% PIK, compared to 5.0% in cash and 4.5% PIK prior to the March 2023 Amendment. The March 2023 Amendment also curtailed the Debtors’ ability to issue common stock and altered, among other things, mandatory and optional conversion rights, minimum liquidity requirements, and certain other covenants.

B.	The Debtors’ Cost-Cutting Measures and Prepetition Marketing Process

In 2023, the Debtors sought to address their liquidity constraints by, among other things, raising additional capital and engaging in certain cost-cutting measures. The Debtors engaged a leading investment bank (“Investment Bank”) in February 2023 as a financial advisor to explore raising incremental financing either from new investors or the Company’s existing creditors. The Debtors also engaged Moelis & Company (“Moelis”) in April 2023 to assist in their efforts to raise additional capital and to market Proterra Transit. Investment Bank and Moelis collectively communicated with 25 potential counterparties during the capital raise process. In addition, during the prepetition marketing process, Moelis communicated with 26 potential investors and the Debtors executed 15 NDAs. None of the potential investors ultimately submitted an executable bid to acquire Proterra Transit or provide incremental capital during this prepetition process.

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The Debtors faced two structural impediments to raising new capital. First, the Debtors received feedback that while investors were interested in investing into or lending against the Proterra Powered Business Line, these investors were not inclined to move forward given the financial overhang of Proterra Transit. Second, the Second Lien Convertible Notes essentially precluded the raising of additional secured debt, which limited the potential financing structures to equity investments.

The Debtors examined options to scale back or separate Proterra Transit from the other Business Lines. However, running Proterra Transit at a diminished scale without renegotiating contracts would not have materially solved the working capital or cost structure issues of the Business Line. Operating at a diminished scale could have also led to production complications. Winding down the Business Line would have crystalized material liability for breach of contract, among other issues. Therefore, the Debtors were unable to raise additional capital or otherwise address the structural impediments posed by Proterra Transit prior to the commencement of these Chapter 11 Cases.

In addition to the Debtors’ prepetition marketing and financing efforts, the Debtors undertook measures to cut costs and stabilize the business. In January 2023, the Debtors announced that they would close their City of Industry, California, facility by December 31, 2023 to improve operational efficiency, a process that the Debtors completed in Fall 2023. The Debtors also stopped battery production at their Burlingame, California, headquarters, and concentrated their battery production in Greer, South Carolina. In conjunction with consolidating their manufacturing in South Carolina, the Debtors eliminated approximately 300 jobs.

C.	Retention of Professionals

In June 2023, the Debtors engaged Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“Paul, Weiss”) as restructuring counsel and FTI Consulting, Inc. (“FTI”) as financial advisor to support their contingency planning efforts, including exploring a potential in-court process to address their significant liquidity constraints and liabilities. The Debtors subsequently engaged Young Conaway Stargatt & Taylor, LLP (“Young Conaway”), as their co-counsel. In connection with the Debtors ongoing contingency planning efforts, the Debtors appointed Justin Pugh as Chief Transformation Officer on August 7, 2023.

D.	Appointment of the Restructuring Committee

The Board established a restructuring committee (the “Restructuring Committee”) on August 7, 2023, which was formed to assist the Debtors in their efforts to plan for and assess potential strategic alternatives in connection with a potential restructuring and reorganization of the Debtors and certain of their affiliates in these Chapter 11 Cases, and to assess all matters in connection with the prosecution of these Chapter 11 Cases. The members of the Restructuring Committee are Jill Frizzley, Jan Hauser, Gareth Joyce, ML Krakauer, and Roger Nielsen.

E.	Special Committee Investigation

The Board also established an Internal Investigation Committee (the “Investigation Committee”) on August 7, 2023, which has the full and exclusive power and authority of the Board to (a) oversee an independent investigation of any potential claims and

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causes of action the Debtors may have against any of the Debtors’ directors, officers, managers, insiders, equity holders, principals, employees, and other related parties, and (b) determine what actions should be taken, including regarding settlements or releases, on account of such potential causes of action. The sole member of the Internal Investigation Committee is Jill Frizzley.

F.	Securities Class Actions

Two securities class actions, Villanueva v. Proterra Inc., Case No. 3:23-cv-3519 and Tirado v. Proterra Inc., Case No. 5:23-cv-04528, were filed in the U.S. District Court for the Northern District of California on July 14, 2023 and September 1, 2023, against Debtor TopCo and certain of its current and former directors and officers. Plaintiffs in both actions allege that the defendants made misleading statements about TopCo’s financial condition and liquidity. They seek damages based in part on the drop in TopCo’s public equity price after it filed its 2022 10-K with the Going Concern Paragraph and after TopCo disclosed, on the Petition Date, the commencement of these Chapter 11 Cases. On October 23, 2023, the U.S. District Court for the Northern District of California consolidated the two actions and appointed a lead plaintiff and lead counsel in the consolidated actions (collectively, the “Securities Class Actions”). Case No. 3:23-cv-3519 [Docket No. 57]. As of the date hereof, negotiations regarding the potential settlement of the consolidated actions remain ongoing.

On December 13, 2023, the Debtors, the Committee, and the individual defendants in the Securities Class Action filed that certain Certification of Counsel Regarding Stipulation Permitting the Advancement of Defense Costs Under the Debtors’ Directors’ and Officers’ Liability Insurance Policies [Docket No. 724] (the “D&O Policy Stipulation”), pursuant to which such parties agreed to the following:  (a) the insurers under certain of the Debtors’ D&O insurance policies (the “D&O Policies”) may advance or reimburse the individual defendants’ defense costs in connection with the Securities Class Actions (each a “D&O Advancement”) in an aggregate amount up to $5,000,000 (the “Maximum Advancement Amount”) without liability, cost, or expense to the Debtors or their estates, subject to all applicable terms, conditions, limitations, exclusions and endorsements of the D&O Policies; provided, however, absent written consent by the Committee (such consent not to be unreasonably withheld) or further order of the Court, the amount of the first D&O Advancement requested by the Insureds shall not exceed $3,000,000 (the “Initial Advancement Amount”); (b) upon notice to and written consent by the Committee (such consent not to be unreasonably withheld), the individual defendants may seek additional D&O Advancements beyond the Initial Advancement Amount, in amounts agreed to by the individual defendants, the Debtors, and the Committee, up to the Maximum Advancement Amount; and (c) certain procedures for requests to increase the Maximum Advancement Amount.  The D&O Policy Stipulation remains subject to approval of the Bankruptcy Court.

ARTICLE IV
THE CHAPTER 11 CASES

A.	Commencement of the Chapter 11 Cases

The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on August 7, 2023. The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the protections, and became subject to the limitations, of the Bankruptcy

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Code. Since the Petition Date, the Debtors have continued to operate their business as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.	First Day Motions

On the Petition Date, the Debtors filed several motions requesting that the Bankruptcy Court grant various forms of relief designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth liquidation or reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations (the “First Day Motions”).

On August 10, 2023 (the “First Day Hearing”), the Bankruptcy Court held a hearing to consider the First Day Motions on an interim and final basis, respectively. Some of the First Day Motions were subsequently approved on a final basis pursuant to orders entered by the Bankruptcy Court following the filing of certifications of counsel regarding the proposed final orders resolving any and all formal and informal objections thereto. The first day relief sought by the Debtors and approved by the Bankruptcy Court is summarized below.6

1.	Cash Collateral. The Debtors filed a motion (the “Cash Collateral Motion”) [Docket No. 44] with the Bankruptcy Court to receive authorization to use “cash collateral” as such term is defined in section 363 of the Bankruptcy Code (“Cash Collateral”) on an interim basis. Following the First Day Hearing, the Debtors received authorization to use Cash Collateral for two weeks (the “First Termination Date”) [Docket No. 72] (the “First Interim Cash Collateral Order”). The First Termination Date was subsequently extended to 11:59 p.m. on August 25, 2023 [Docket No. 118]. On August 25, 2023, the Bankruptcy Court entered an order [Docket No. 142] (the “Second Interim Cash Collateral Order and together with the First Interim Cash Collateral Order, the “Interim Cash Collateral Orders), which provided, among other things, authorization to the Debtors to use Cash Collateral through 5:00 p.m. on September 10, 2023 (the “Second Termination Date”). The Second Termination Date was first extended to 11:59 p.m. on September 21, 2023 [Docket No. 209] and was subsequently further extended to 11:59 p.m. on October 4, 2023 [Docket No. 242] and further to 11:59 p.m. on October 18, 2023 [Docket No. 324]. The Bankruptcy Court entered the Final Cash Collateral Order [Docket No. 422] and together with the Interim Cash Collateral Orders, the “Cash Collateral Orders”) approving the Debtors’ use of Cash Collateral on October 16, 2023. The Final Cash Collateral Order grants the Debtors authorization to use Cash Collateral through April 1, 2024.

Under the Final Cash Collateral Order, the Debtors are required to provide certain forms of adequate protection to the Prepetition Secured Parties, including, among

[6]	This Disclosure Statement’s summary of the First Day Motions and related orders is qualified in its entirety by reference to First Day Motions and related orders themselves. In the case of any inconsistency between this Disclosure Statement and the First Day Motions and related orders, the First Day Motions and related orders shall govern.

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other things, (a) the Debtors’ operating within a specified budget (subject to certain permitted variances); (b) financial reporting requirements; (c) adequate protection liens; (d) superpriority administrative claims under section 507(b) of the Bankruptcy Code; (e) adequate protection payments of cash interest and PIK interest at the non-default rate; and (f) payment of certain professional fees and expenses.

2.	Cash Management. The Debtors filed a motion to enable them to continue using their existing cash management system and existing bank accounts (the “Cash Management Motion”) [Docket No. 14]. To lessen the impact of the Chapter 11 Cases on the Debtors’ business, it was vital that the Debtors keep their cash management system in place and be authorized to pay related fees. At the First Day Hearing, and after the Debtors filed a certification of counsel resolving any and all formal and informal objections thereto, the Bankruptcy Court approved the Cash Management Motion on an interim [Docket No. 66] and final [Docket 192] basis, respectively.
3.	Vendors. The Debtors filed a motion seeking authority to pay certain prepetition amounts owing to certain vendors, including lien claimant vendors, section 503(b)(9) creditors, and other critical vendors (the “Vendors Motion”) [Docket No. 4]. At the First Day Hearing and after the Debtors filed a certification of counsel resolving any and all formal and informal objections thereto, the Bankruptcy Court approved the Vendors Motion on an interim [Docket No. 65] and final [Docket No. 173] (the “Final Vendors Order”) basis, respectively. Pursuant the Final Vendors Order, the Debtors were authorized to pay prepetition claims of critical trade creditors up to an aggregate amount of $35.6 million. As of December 29, 2023, the Debtors have paid their vendors approximately $18.5 million pursuant to the Final Vendors Order.
4.	Customer Programs. The Debtors filed a motion seeking authority to continue to honor certain customer programs in the ordinary course after the Petition Date and to pay certain prepetition amounts in connection therewith (the “Customer Programs Motion”) [Docket No. 3]. At the First Day Hearing and after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved, the Bankruptcy Court approved the Customer Programs Motion on an interim [Docket No. 67] and final [Docket No. 194] basis, respectively.
5.	Wages. The Debtors filed a motion seeking authority to pay or otherwise honor certain employee wages and benefits, subject to certain limitations (the “Wages Motion”) [Docket No. 7]. At the First Day Hearing and after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved, the Bankruptcy Court approved the Wages Motion on an interim [Docket No. 69] and final [Docket No. 207] basis, respectively.
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6.	Taxes. The Debtors filed a motion seeking authority to pay all prepetition taxes and related fees, including all taxes and fees subsequently determined upon audit, or otherwise, to be owed for periods prior to the Petition Date (the “Taxes Motion”) [Docket No. 13]. At the First Day Hearing and after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved, the Bankruptcy Court approved the Taxes Motion on an interim [Docket No. 64] and final [Docket No. 176] basis, respectively.
7.	Insurance. The Debtors filed a motion seeking authority to continue their existing insurance policies on an uninterrupted basis during the pendency of the Chapter 11 Cases, pay certain amounts arising thereunder or in connection therewith, and to continue the Debtors’ surety bond program (the “Insurance Motion”) [Docket No. 12]. At the First Day Hearing and after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved, the Bankruptcy Court approved the Insurance Motion on an interim [Docket No. 71] and final [Docket No. 198] basis, respectively.
8.	Utilities. The Debtors filed a motion seeking the entry of an order (a) prohibiting certain utility companies from altering, refusing, or discontinuing utility service on account of prepetition invoices, (b) determining that the Debtors have provided each utility company with “adequate assurance of payment,” and (c) establishing procedures for the determination of additional Adequate Assurance (as defined therein) (the “Utilities Motion”) [Docket No. 6]. At the First Day Hearing and after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved, the Bankruptcy Court approved the Utilities Motion on an interim [Docket No. 63] and final [Docket No. 175] basis, respectively.
9.	NOL Motion. The Debtors filed a motion seeking to establish procedures to govern certain transfers of, or declarations of worthlessness with respect to, beneficial ownership of the Debtors’ common stock, any other options or similar rights to acquire such interests, and/or prepetition claims against the Debtors (the “NOL Motion”) [Docket No. 5]. At the First Day Hearing and after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved, the Bankruptcy Court approved the NOL Motion on an interim [Docket No. 68] and final [Docket No. 217] basis, respectively.
C.	Procedural and Administrative Motions

To facilitate the smooth administration of the Chapter 11 Cases, the Debtors sought, and the Bankruptcy Court granted, the following procedural and administrative orders at the First Day Hearing and the hearing scheduled, but ultimately cancelled, to consider the first day and second day pleadings (the “Second Day Hearing”): (a) Order, Pursuant to Bankruptcy Rule 1015(B) and Local Rule 1015-1, Authorizing the Joint Administration of the Debtors’ Chapter 11 Cases dated August 10, 2023 [Docket No. 60]; (b) Order Authorizing the Debtors to Employ and Retain Kurtzman Carson Consultants LLC as Claims and Noticing Agent Effective as of the Petition Date

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[Docket No. 61]; (c) Order (I) Extending Time to File Schedules of Assets and Liabilities and Statements of Financial Affairs, and (II) Granting Related Relief [Docket No. 193] dated September 5, 2023; (d) Order Authorizing the Debtors to File a Consolidated (A) Creditor Matrix and (B) List of the 30 Largest Unsecured Creditors; (II) Authorizing Redaction of Certain Personal Identification Information; and (III) Granting Related Relief dated August 10, 2023 [Docket No. 62]. In addition to these procedural and administrative motions, to date the Debtors have filed the following motions:

1.	Ordinary Course Professionals. In the ordinary course of business, the Debtors employ professionals to render a wide variety of services, such as, law firms, attorneys, auditors, accountants, and consultants that have a direct and significant impact on the Debtors’ day-to-day operations. To maintain the uninterrupted functioning of the Debtors in these Chapter 11 Cases, it is essential that the Debtors continue the employment of these ordinary course professionals. Accordingly, the Debtors filed a motion authorizing procedures for the retention and compensation of these ordinary course professionals and authorization to compensate such professionals without the need to file fee applications [Docket No. 140], which the Bankruptcy Court granted after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved [Docket No. 219].
2.	Retention Applications. The Debtors filed the following applications to retain certain professionals to facilitate the Debtors’ discharge of their duties as debtors in possession under the Bankruptcy Code, all of which have been granted.
•	Paul, Weiss as attorneys for the Debtors [Docket No. 98];
•	Young Conaway as co-counsel for the Debtors [Docket No. 95];
•	KCC as administrative advisors to the Debtors [Docket No. 96];
•	FTI to provide a Chief Transformation Officer and certain additional personnel [Docket No. 99];
•	Moelis as capital markets advisor and investment banker [Docket No. 137]; and
•	KPMG LLP (“KPMG”) to provide audit and tax restructuring services to the Debtors [Docket No. 356].
3.	Interim Compensation Procedures Order. The Debtors filed a motion to establish a process for the monthly allowance and payment of compensation and the reimbursement of expenses for those professionals whose services are authorized by the Bankruptcy Court (the “Interim Compensation Procedures Motion”) [Docket No. 101]. The Bankruptcy Court granted the Interim Compensation Procedures Motion after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved [Docket No. 188].
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4.	De Minimis Procedures Order. The Debtors filed motions to establish a process for authorization of (a) the sale of de minimis assets and (b) the abandonment of de minimis assets (the “De Minimis Procedures Motions”) [Docket Nos. 124, 125]. The Bankruptcy Court granted the De Minimis Procedures Motions after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved [Docket No. 189]. On September 18, 2023, the Debtors filed a Notice of De Minimis Asset Sale [Docket No. 253] with respect to the sale of parts located at 383 Cheryl Lane, City of Industry, California. On October 10, 2023, the Debtors filed a Notice of De Minimis Asset Sale [Docket No. 351] with respect to the sale of parts located at One Whitlee Court, Greenville, South Carolina. On October 17, 2023, the Debtors filed a Notice of Abandonment of De Minimis Assets [Docket No. 429] with respect to the abandonment of 661 items that were identified as excess or obsolete located at One Whitlee Court, Greenville, South Carolina. The assets were written down to $1,700, and they were deemed to not be suitable for sale.
5.	Bar Date Motion. The Debtors filed a motion to establish a bar date by which creditors must file claims (the “Bar Date Motion”) [Docket No. 105]. The Bankruptcy Court approved the Bar Date Motion after the Debtors filed a certification of counsel reflecting that any and all objections were resolved [Docket No. 187]. The Bar Date Motion established November 13, 2023 at 4:00 p.m., prevailing Eastern Time (the “Claims Bar Date”) and February 3, 2023 at 4:00 p.m., prevailing Eastern Time (the “Governmental Bar Date”), as the deadlines by which non-governmental claimants, including claimants with 503(b)(9) claims, and governmental claimants, respectively, must file a proof of claim in these Chapter 11 Cases. In addition, with respect to any claims arising from the Debtors’ rejection of executory contracts and unexpired leases, the order established the later of (a) the Claims Bar Date or the Governmental Bar Date, as applicable, and (b) 30 days following the date of service of the Bankruptcy Court order authorizing such rejection. The Bar Date provided that if, after the date the Debtors serve the notice of the Bar Date Motion, the Debtors amend or supplement their schedules of assets and liabilities or statements of financial affairs (the “Schedules”) (a) to change the amount, nature, classification, or characterization of a claim, or (b) to add a new claim to the Schedules and the affected claimant does not agree with the amount, nature, classification, or characterization of such claim, the affected claimant is required to file a proof of claim or amend a previously filed proof of claim on or before the later of (y) the Claims Bar Bate or (z) 21 days after the claimant is served with notice of the applicable amendment or supplement to the Schedules.
6.	Removal of Action Deadline Extension Motion. The Debtors filed a motion extending the period within which the Debtors may remove actions pursuant to 28 U.S.C. § 1452 and Bankruptcy Rules 9006 and 9027 through and including the effective date of any plan of reorganization in these Chapter 11 Cases (the “Removal of Action Deadline Extension Motion”) [Docket No. 498]. The Bankruptcy Court approved the Removal of Action Deadline Extension Motion
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after the Debtors filed a certification of counsel reflecting that any and all formal and informal objections were resolved [Docket No. 574].

7.	Lease Rejection Deadline Extension Motion. The Debtors filed a motion extending by 90 days the initial 210-day period after the Petition Date within which the Debtors must assume or reject unexpired leases of nonresidential real property (the “Lease Rejection Deadline Extension Motion”) [Docket No. 532]. The Bankruptcy Court approved the Lease Rejection Deadline Extension Motion, extending the deadline to March 5, 2024, after the Debtors filed a certification of no objection [Docket No. 654].
8.	Exclusivity Extension Motion. With the Debtors’ statutory exclusive 120-day period to file a chapter 11 plan set to expire on December 6, 2023, the Debtors filed a motion (the “Exclusivity Extension Motion”) requesting an order extending their exclusive right to file a chapter 11 plan by 120 days through and including April 4, 2024, and to solicit votes thereon by 120 days through and including June 3, 2024 [Docket No. 674]. The Bankruptcy Court approved the Exclusivity Extension Motion, extending the Debtors’ exclusive right to file a chapter 11 plan until April 4, 2024 and to solicit votes thereon to June 3, 2024, after the Debtors filed a certification of no objection [Docket No. 789].
D.	Other Motions
1.	Key Employee Retention Plan Motion. The Debtors filed a motion seeking approval of a key employee retention plan (the “Key Employee Retention Plan Motion”) [Docket No. 163]. After engaging in negotiations with the Committee, which resulted in substantial modifications to the Key Employee Retention Plan Motion, a hearing was held on October 4, 2023 (the “KERP and KEIP Hearing”). The Bankruptcy Court approved the Key Employee Retention Plan Motion [Docket No. 329] with the support of the Committee.
2.	Key Employee Incentive Plan Motion. The Debtors filed a motion seeking approval for a key employee incentive plan (the “Key Employee Incentive Plan Motion”) [Docket No. 228]. After engaging in negotiations with the Committee, which resulted in substantial modifications to the Key Employee Incentive Plan Motion and following the KERP and KEIP Hearing, the Bankruptcy Court approved the Key Employee Incentive Plan Motion [Docket No. 346] with the support of the Committee.
E.	Section 341 Meeting

On September 14, 2023, the Debtors attended a meeting of their creditors pursuant to section 341 of the Bankruptcy Code and addressed inquiries from the U.S. Trustee and certain creditors regarding, among other topics, the Debtors’ operations and finances, and other issues related to these Chapter 11 Cases. This meeting was continued pending the filing of the Debtors’

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Schedules of Assets and Liabilities and Statements of Financial Affairs, and concluded on October 13, 2023.

F.	Appointment of Committee

On August 24, 2023, Andrew R. Vara, Acting United States Trustee for Region 3, appointed the Committee pursuant to section 1102(a) of the Bankruptcy Code [Docket No. 126]. The initial members of the Committee were:

•	Power Electronics USA, Inc.;
•	Ms. Michele Thorne;
•	TPI, Inc.; and
•	Sensata Technologies

On or about September 21, 2023, DWFritz Automation LLC was added to the Committee.

On or about August 27, 2023, the Committee retained Lowenstein Sandler LLP and Morris James LLP as its legal counsel. On or about August 30, 2023, the Committee retained Stifel, Nicolaus & Co, Inc. (“Miller Buckfire”) as investment banker and Berkeley Research Group, LLC as financial advisor. The Bankruptcy Court approved the retentions of Lowenstein Sandler LLP [Docket No. 317], Morris James LLP [Docket No. 318], Miller Buckfire [Docket No. 327], and Berkeley Research Group, LLC [Docket No. 328].

G.	Anthelion Liquidation Payment Claim

As set forth in the Final Cash Collateral Order, the Second Lien Agent reserved its right to assert a claim in regard to the Liquidation Payment (the “Liquidation Payment Claim”). The Second Lien Agent was required to file its master proof of claim in the Chapter 11 Cases, which could include the Liquidation Payment Claim, by no later than November 15, 2023. The Debtors’ deadline to reply to the Second Lien Agent’s assertion of a Liquidation Payment Claim was December 6, 2023.

On November 15, 2023, the Second Lien Agent filed a proof of claim asserting a secured claim under the Prepetition Second Lien Loan Documents in the aggregate principal and accrued interest amount of not less than $266,670,640.37 (the “Asserted Principal and Prepetition Interest Amount”). See Proof of Claim No. 1177 (the “Second Lien Agent Proof of Claim”). In addition to the Asserted Principal and Prepetition Interest Amount, the Second Lien Agent asserted claims arising out of, if any, the Second Lien Agent’s adequate protection claims under the Cash Collateral Order, claims arising out of the alleged Debtors’ obligations to reimburse the Second Lien Agent’s fees and expenses with respect to their advisors, and alleged indemnification agreements. The Second Lien Agent included an alleged Liquidation Payment Claim of $88,585,019.28 in the Second Lien Agent Proof of Claim.

On November 29, 2023, the Bankruptcy Court entered the Order Approving Stipulation Regarding Scheduling with Respect to Litigating the Premium Claim [Docket No. 665]

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(the “Stipulation”). In accordance with the schedule set forth in the Stipulation, the Debtors and the Committee filed objections and motions for judgment on the pleadings with respect to the Second Lien Agent’s Proof of Claim asserting a Liquidation Payment Claim on December 6, 2023 [Docket Nos. 689, 690].

On January 2, 2024, the Debtors filed the Notice of Filing of Amended and Restated Plan Support Agreement [Docket No. 794] pursuant to which the Second Lien Agent, Committee, and Debtors agreed to support the Plan, which incorporates a comprehensive settlement to the Liquidation Payment Claim and the Committee’s challenges to the Second Lien Agent’s liens (the “Liquidation Payment Settlement”). The Liquidation Payment Settlement, as embodied in the Plan, includes that the Allowed amount of the Second Lien Convertible Notes Claims shall include the Settled Amounts––i.e., (a) $3.0 million; plus (b) postpetition interest on the Agreed Second Lien Obligations at the default rate set forth in the Second Lien Convertible Notes Purchase Agreement; less (c) postpetition interest on the Agreed Second Lien Obligations at the non-default rate set forth in the Second Lien Convertible Notes Purchase Agreement. Furthermore, the Debtors’ estates will fund $10.0 million or such other amount as is agreed by the Debtors, Second Lien Agent, and the Committee into the Distribution Trust Expense Reserve. The Liquidation Payment Settlement resolves any potential objection to the Plan by the Committee, and the Committee has executed the Plan Support Agreement and agreed to support the Plan in accordance therewith.

H.	Nasdaq Delisting Decision

On August 8, 2023, the Debtors received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Debtors that, as a result of the Chapter 11 Cases and in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, Nasdaq had determined to delist the Debtors’ common stock from the Nasdaq Global Select Market. The Debtors did not appeal this determination. On August 17, 2023, Nasdaq suspended the trading of the Debtors’ common stock at the opening of business. On September 9, 2023, Nasdaq applied to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Form 25 to remove the common stock of the Company from listing and registration on the Nasdaq Global Select Market at the opening of business September 20, 2023. As a result of the suspension and delisting, the Debtors’ common stock began trading exclusively on the OTC market on August 17, 2023 under the symbol PTRAQ.

I.	Volta Trucks Administration

OpCo is party to that certain (a) English law governed Product Supply Agreement, dated as of November 15, 2021 (as amended), with Volta Trucks Limited (“Volta”), a company incorporated under the laws of England and Wales, and (b) Swiss law governed Development Agreement, dated as of March 4, 2021 (as amended), with Volta (together, with all other contracts between OpCo and Volta, the “Volta Contracts”). Among other things, the Volta Contracts provide that OpCo is to develop and sell, and Volta is to purchase, certain battery related products for use in Volta’s business, being the manufacture and sale of electric trucks.

On October 18, 2023, Volta entered into administration under the English Insolvency Act 1986 and Andrea Jakes, Joanne Hewitt-Schembri, and Mark Fermin of Alvarez & Marsal Europe

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LLP were appointed joint administrators of Volta (the “Joint Administrators”). OpCo is a material unsecured creditor of Volta. Following Volta’s entry into administration, OpCo reserved all its rights and remedies under the Volta Contracts and at law but did not take any immediate action besides consensually agreeing with the Joint Administrators to pause the supply of batteries while Volta’s production line was halted and the Joint Administrators pursued a sales process in relation to Volta’s business and assets. As agreed with the Joint Administrators, OpCo is currently in the process of repatriating batteries to which it retains title pursuant to the terms of the Volta Contracts and which are in the custody of the freight forwarder and/or Volta.

According to the Joint Administrators’ proposals (an English law statutory notification) sent to Volta’s creditors on December 11, 2023, immediately following their appointment, the Joint Administrators commenced a marketing process for Volta’s business, contacting 292 financial and industry parties to gauge interest. After receiving six indicative bids before the November 8, 2023 deadline, the Joint Administrators completed a sale of Volta’s business to Volta Commercial Vehicles Limited (“VCVL”) on November 30, 2023. VCVL is owned by Luxor Capital Group, a secured lender and minority shareholder of the Volta group. The Joint Administrators have stated that they consider the transaction with VCVL to be in the best interests of Volta’s creditors. In accordance with legal requirements for connected-party transactions in English administrations, an independent evaluator has also confirmed that the consideration provided for Volta’s business was reasonable in the circumstances.

The Joint Administrators have indicated that the expected return for unsecured creditors (including OpCo) at the conclusion of the administration will be negligible. Notwithstanding this, OpCo intends to file in due course a proof of claim in Volta’s administration proceeding for all amounts owed under the Volta Contracts. OpCo remains in dialogue with the Joint Administrators about outstanding sums owed under the Volta Contracts and the repatriation of batteries to which OpCo retains title and continues to reserve all its rights and remedies under the contract or at law. However, the Volta Contracts have not been transferred to VCVL as part of the sale and the future of the parties’ commercial relationship will be a matter for the buyers of the respective businesses.

J.	Schedules and Statements

On August 13, 2022, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs [Docket Nos. 336–339].

K.	Stakeholder Engagement

The Debtors’ corporate and capital structures, their operations, the events giving rise to these Chapter 11 Cases, the relief requested by the Debtors over the course of these Chapter 11 Cases, and the formulation of their chapter 11 plan are each complex subjects. To bring their stakeholders up to speed, maintain a full and fair flow of information, and drive these cases to a value-maximizing conclusion as efficiently as possible, the Debtors and their advisors have worked continuously to share information with their substantial stakeholders.

Among other things, the Debtors have (a) maintained open lines of communication with the advisors to the Committee, beginning immediately following the Committee’s appointment on August 24, and have engaged in good faith to respond to voluminous diligence requests submitted

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by the Committee, (b) continued to negotiate with their secured lenders regarding the use of cash collateral, and been transparent with respect to information and diligence requests relevant to those discussions, (c) negotiated with the U.S. Trustee regarding any concerns raised by the U.S. Trustee with respect to the relief sought by the Debtors in these Chapter 11 Cases, including concerns resolved consensually regarding the Debtors’ first day and final operational relief, and the U.S. Trustee’s concerns regarding the Debtors’ key employee retention and incentive programs, before litigating those objections, and (d) created and maintained a data room that has been made available to prospective investors in the Marketing Process and responded to and engaged with these potential investors, as described in further detail below.

In addition, the Debtors and their professionals addressed numerous informal questions, concerns, and issues raised on an almost daily basis by current and former employees, vendors, customers, individual creditors, equity holders, and other parties in interest to ensure that they have access to resources necessary to understand the bankruptcy process and to protect their interests in connection therewith. Among other things, the Debtors have established and rolled out communications plans for various constituencies, and established a general information center hotline with domestic and international numbers available on the Debtors’ bankruptcy website maintained by their claims agent.

L.	Independent Investigation

On August 7, 2023, the Investigation Committee retained Paul, Weiss to conduct an investigation under the Investigation Committee’s supervision, and Paul, Weiss requested that FTI provide investigative support. Paul, Weiss and FTI investigated whether there were (a) any transactions or disbursements that could potentially give rise to fraudulent transfer claims and (b) any other potential causes of action against directors or officers for breaches of their fiduciary duties to the Debtors.

Paul, Weiss and FTI met weekly with the Investigation Committee during the course of the investigation, to provide updates to, and receive direction from, the Investigation Committee. The investigation concluded on November 13, 2023, at which time Paul, Weiss and FTI provided the Investigation Committee with a presentation summarizing the work completed and the results of the investigation.

With regard to whether there were any transactions or disbursements that could potentially give rise to fraudulent transfer claims, FTI performed a variety of forensic analyses that involved the examination of disbursements, balance sheets, Board of Directors materials, financial plans, forecasts, liquidity analyses, and other business plans.

With regard to other potential causes of action against directors or officers for breaches of their fiduciary duties and duties of care, Paul, Weiss reviewed emails and documents from certain individuals at the Debtors, collected and reviewed Board and Audit Committee minutes and materials, and conducted interviews of current and former officers and directors, along with several other employees. As part of its work, Paul, Weiss examined the breach of a certain minimum liquidity covenant in the fourth quarter of 2022 in the Note Purchase Agreement with certain of the Anthelion Parties and other relevant events.

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To assist the Investigation Committee carry out its mandate, Paul, Weiss shared information, including documents that were reviewed and the results of its investigation, with counsel to the Committee, and Paul, Weiss and counsel to the Committee jointly interviewed some of the witnesses. The Investigation Committee received the full cooperation of the officers, directors, and employees that were interviewed, including multiple former employees.

On the basis of this investigation, the Investigation Committee concluded that there were no claims that were colorable, that no claims were in any event likely to result in significant recoveries to the Debtors’ estates, and that pursuing any claims would increase the Debtors’ costs in these Chapter 11 Cases and could result in material delay to the Debtors’ eventual exit from the Chapter 11 Cases, causing additional delay and expense to the Debtors’ estates.

M.	Debtors’ Sale Efforts

At the outset of these Chapter 11 Cases, the Debtors sought Bankruptcy Court approval of the bidding procedures to govern their postpetition marketing and sale process (the “Marketing Process”). The Debtors filed a motion for approval of Bidding Procedures7 for the sale or reorganization of all or any portion of their assets pursuant to section 363 of the Bankruptcy Code or a chapter 11 plan. The Bidding Procedures were designed to facilitate potential auctions for the assets, thereby maximizing recoveries for all stakeholders. The Bidding Procedures Order established, inter alia, (a) requirements with respect to the contents of any bid submitted by a potential investor, (b) a proposed dual-track schedule with respect to conducting auctions to determine, and obtaining Court approval of, the highest and best offers with respect to each of the Debtors’ Business Lines, and (c) procedures which allow the Debtors to proactively seek to resolve any disputes related to the assumption and assignment of executory contracts in connection with these transactions, to minimize any delays and uncertainties which might arise from that process.

Even before entry of the Bidding Procedures Order, the Debtors and their advisors moved expeditiously to progress the Marketing Process, with Moelis establishing a data room including diligence materials for prospective bidders. Of the 246 prospective investors with whom the Debtors and their advisors interfaced at the outset of the Marketing Process, 95 executed non-disclosure agreements with the Debtors to facilitate diligence efforts and the development of potential bids, and 23 submitted indications of interest for the Business Lines on or around the September 26, 2023 deadline, allowing them to advance to the next stage of the process.

The Marketing Process evolved as the Debtors engaged with potential investors, and on October 13, 2023, the Debtors filed the Notice of Revised Dates Relating to Bidding Procedures Deadlines for (I) Proterra Energy; and (II) Proterra Transit [Docket No. 368], in which the Debtors communicated that they had elected, pursuant to the Bidding Procedures Order, to classify the Proterra Energy Business Line as a “Track B” as opposed to a “Track A” asset, and that certain deadlines and other dates in the Marketing Process had been pushed back or modified to allow for continued discussions with potential counterparties, specifically with respect to transactions concerning Track A assets, i.e., assets related to Proterra Transit. During the following weeks, the

[7]	As defined in the Bidding Procedures Order.

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Debtors and their advisors continued to negotiate with these parties regarding the potential terms and structures of their bids, culminating in the submission of two qualified bids on or before October 26, 2023 for some or all of the “Track A” assets and two bids to purchase the Battery Leases (as defined in the Bidding Procedures Order). The Debtors received three qualified bids for some or all of the “Track B” Proterra Powered assets on or before November 6, 2023.

On November 9, 2023 and November 13, 2023, the Debtors conducted the Auctions for the Debtors’ Business Lines. At the conclusion of the Track B Auction, the Debtors selected Volvo as the Successful Bidder. [Docket No. 525]. On November 29, 2023, the Bankruptcy Court authorized the Debtors to close the transaction contemplated by the Asset Purchase Agreement in the Powered Sale Order and sell the Proterra Powered Business Line to Volvo. [Docket No. 664]. At the conclusion of the Track A Auction, the Debtors selected (a) Phoenix as the Successful Bidder with respect to (i) certain battery lease assets and (ii) Proterra Transit and (b) the Plan Sponsor as the Successful Bidder with respect to Proterra Energy. [Docket No. 529]. The Debtors seek the Bankruptcy Court’s authority to enter into and close the sale of Proterra Transit and certain related battery lease assets to Phoenix. The Debtors seek to consummate the transactions contemplated by the Plan Support Agreement and reorganize Proterra Energy through the confirmation and consummation of the Plan.

N.	LGES Objections and Settlement

On October 16, 2023, LG Energy Solution, LTD (“LGES”) filed an objection to the Debtors’ proposed assumption and assignment of that certain Product Supply Agreement, executed on November 16, 2016 (as amended, restated, or otherwise modified from time to time, the “Korean Supply Agreement”) and that certain US Product Supply Agreement, executed on August 10, 2021 (with all amendments thereto, and as may be subsequently amended, restated, or otherwise modified from time to time, the “U.S. Supply Agreement”) in connection with the Debtors’ sale of Proterra Powered to Volvo. [Docket No. 393]. LGES objected to the Debtors’ proposed assumption and assignment of the Korean Supply Agreement and U.S. Supply Agreement in connection with the Debtors’ sale of Proterra Powered to Volvo, including with respect to the Debtors’ related proposed cure amounts and adequate assurance of future performance.

On December 22, 2023, the Debtors filed a motion for an order to approve and authorize a settlement agreement between the Debtors and LGES with respect to the Korean Supply Agreement (the “Settlement Agreement”) [Docket No. 767]. The Settlement Agreement provides for a consensual and expeditious resolution of LGES’ objection to the assumption and assignment of the Korean Supply Agreement. As a result of extensive good faith negotiations, the parties agreed to, subject to the terms and conditions of the Settlement Agreement, the amount necessary to cure, assume, and assign the Korean Supply Agreement is $25,087,829 (the “Agreed Cure Amount”). The Settlement Agreement provides for certain payment timing and conditions of the Agreed Cure Amount and requires LGES to provide documentation that the Debtors or Volvo, as applicable, have title to certain M48 and M53V battery cells. The Settlement Agreement provides the Debtors, LGES, and their respective directors, officers, employees, professionals, and related persons a release of claims directly or indirectly arising from LGES’ assertion of its cure amount demanded and the Debtors’ assumption and assignment of the Korean Supply Agreement and payment of the Agreed Cure Amount; however, these releases do not release any claims arising

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under or related to the U.S. Supply Agreement, LGES’ right to contest the Debtors’ potential assumption and assignment of the U.S. Supply Agreement, or either party’s right to enforce the terms of the Settlement Agreement. There is a hearing scheduled on January 23, 2024 for the approval of the Settlement Agreement.

As of the date hereof, LGES’ objection with respect to the Debtors’ proposed assumption and assignment of the U.S. Supply Agreement remains unresolved.

ARTICLE V
SUMMARY OF PLAN

THE FOLLOWING SUMMARIZES CERTAIN OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN. IN THE CASE OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN SHALL GOVERN IN ALL RESPECTS.

A.	Administrative and Priority Tax Claims

1.        Administrative Expense Claims

(a)        General Administrative Expense Claims and Priority Tax Claims

Except with respect to Administrative Expense Claims that are Professional Compensation Claims or Statutory Fees (except to the extent that Article II.A.1 of the Plan expressly applies to Professional Compensation Claims pursuant to the terms of the Plan), and except to the extent that a Holder of an Allowed Administrative Expense Claim and the applicable Debtor agree to less favorable treatment for such Holder’s Allowed Administrative Expense Claim, each Holder of an Allowed Administrative Expense Claim (other than Professional Compensation Claims and Claims arising out of Statutory Fees) shall be paid in full in Cash in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Expense Claim on the latest of: (a) the Effective Date; (b) the first Distribution Date that is at least (30) days (or such fewer days as may be agreed by the Distribution Trustee in its sole discretion) after the date such Administrative Expense Claim is Allowed; and (c) the date such Allowed Administrative Expense Claim becomes due and payable.

Holders of Administrative Expense Claims arising from the Petition Date through the Effective Date (other than Professional Compensation Claims, Claims arising out of Statutory Fees, Health Insurance Claims, and KEIP Claims, the Holders of which shall not be required to file requests for payment in connection therewith) shall file with the Claims Agent and serve on the Distribution Trustee requests for payment, in writing, that together with supporting documents, substantially comply with the Bankruptcy Code and Bankruptcy Rules so as to actually be received on or before the Administrative Claims Bar Date. Any such Claim not filed by the Administrative Claims Bar Date shall be deemed waived and the Holder of such Administrative Expense Claim shall be forever barred from receiving payment on account thereof. For the avoidance of doubt, the deadline for filing requests for payment of 503(b)(9) Claims shall be the General Bar Date, which deadline is not extended by the Plan nor the Confirmation Order. The

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Effective Date Notice shall set forth the Administrative Claims Bar Date and shall constitute notice of such Bar Date. Objections to requests for payment of Administrative Expense Claims (other than Professional Compensation Claims) must be Filed and served on the applicable Claim Holder by the Claims Objection Deadline.

Except to the extent that a Holder of an Allowed Priority Tax Claim and the applicable Debtor agree to less favorable treatment for such Holder’s Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive: (a) payment in full in Cash on the latest of: (i) the Effective Date, (ii) the first Distribution Date that is at least (30) days (or such fewer days as may be agreed by the Distribution Trustee in its sole discretion) after the date such Priority Tax Claim is Allowed, or (iii) the date such Allowed Priority Tax Claim becomes due and payable; or (b) such other treatment as is consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

Payments on account of Allowed Administrative Expense Claims (other than Professional Compensation Claims and Claims arising out of Statutory Fees) and Allowed Priority Tax Claims shall be made, to the extent not paid in full in Cash on the Effective Date pursuant to the foregoing provisions, from the Distribution Trust, by the Distribution Trustee or any Disbursing Agent appointed by the Distribution Trustee in accordance with the terms of the Plan, the Distribution Trust Agreement, and the Confirmation Order.

(b)        Professional Compensation Claims

All Professionals seeking awards by the Bankruptcy Court of Professional Compensation Claims under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is 30 days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Compensation Claim.

The Effective Date Notice shall set forth the Bar Date for final Professional Compensation Claims and shall constitute notice of such Bar Date. Any objections to final Professional Compensation Claims shall be served and filed no later than 20 days after the Filing of final applications for compensation or reimbursement, unless otherwise agreed by the Distribution Trustee and the applicable Professional requesting compensation of a Professional Compensation Claim.

On the Effective Date, the Debtors shall establish and fund in Cash in an amount equal to (a) the amount of accrued and unpaid Professional Compensation Claims that are known as of the Effective Date, plus (b) a reasonable estimate of any unknown accrued and unpaid Professional Compensation Claims as of the Effective Date, which estimate shall be determined by the Debtors in consultation with the Committee and the Second Lien Agent and based upon the Professionals’ respective estimates submitted to the Debtors as set forth below (and otherwise based upon the Debtors’ reasonable estimate), an interest-bearing account to provide for the payment of Professional Compensation Claims.

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Funds held in the Professional Compensation Escrow Account shall not be considered property of the Estates. The Professionals shall estimate their Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimates to the Debtors no later than five (5) Business Days prior to the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or representation with respect to the fees and expenses of such Professional that are the subject of a Professional’s final request for payment of Professional Compensation Claims Filed with the Bankruptcy Court and such Professionals are not bound to any extent by such estimates.

Professional Compensation Claims shall be paid in full, in Cash, from the Professional Compensation Escrow Account, in such amounts as are Allowed by the Bankruptcy Court (a) on the date upon which a Final Order relating to any such Allowed Professional Compensation Claim is entered or (b) on such other terms as may be mutually agreed upon between the holder of such an Allowed Professional Compensation Claim and the Distribution Trustee. The obligations of the Estates with respect to Professional Compensation Claims shall not be limited by nor deemed limited to the balance of funds held in the Professional Compensation Escrow Account. To the extent that funds held in the Professional Compensation Escrow Account are insufficient to satisfy the amount of accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Expense Claim for any such deficiency. No Liens, claims, or interests shall encumber the Professional Compensation Escrow Account in any way, other than customary liens in favor of the depository bank at which the Professional Compensation Escrow Account is maintained.

Amounts held in the Professional Compensation Escrow Account shall not be Distribution Trust Assets; provided, however, that, to the extent any Cash is remaining in the Professional Compensation Escrow Account following irrevocable payment in full of all Allowed Professional Compensation Claims (including Allowed Professional Compensation Claims arising after the Confirmation Date), the Distribution Trustee shall transfer such Cash to the Distribution Trust, with such excess amounts constituting Distribution Trust Assets to be distributed pursuant to the terms of the Plan, the Distribution Trust Agreement, and the Confirmation Order.

The Distribution Trustee is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course from the Distribution Trust Expense Reserve without the need for Bankruptcy Court approval.

2.        Self-Insured Reserve Account

On or before the Effective Date, the Debtors shall establish and fund, in Cash and in the Self-Insured Reserve Amount, the Self-Insured Reserve Account.

Funds held in the Self-Insured Reserve Account shall be administered for the benefit of holders of Health Insurance Claims, with such account to be administered by the Distribution Trustee. For the avoidance of doubt, amounts held in the Self-Insured Reserve Account shall not be Distribution Trust Assets; provided, however, that, to the extent any Cash is remaining in the Self-Insured Reserve Account following irrevocable payment in full of all Health Insurance Claims, the Distribution Trustee shall transfer such Cash to the Distribution Trust, with such excess

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amounts constituting Distribution Trust Assets to be distributed pursuant to the terms of the Plan, the Distribution Trust Agreement, and the Confirmation Order.

3.	Payment of Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Plan Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Court review or approval.

All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as reasonably practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of Effective Date shall be submitted to the Distribution Trustee.

4.	Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Distribution Trustee or any Disbursing Agent appointed by the Distribution Trustee in accordance with the terms of the Plan, the Distribution Trust Agreement, and the Confirmation Order shall be obligated to pay all Statutory Fees until the applicable Debtor’s Chapter 11 Case is closed in accordance with the terms set forth in the Plan, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. The Debtors shall file all monthly and quarterly reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee. After the Effective Date, the Distribution Trustee shall file with the Bankruptcy Court quarterly reports when they become due, in a form reasonably acceptable to the U.S. Trustee, which reports shall include a separate schedule of disbursements made by the Debtors during the applicable period, attested to by an authorized representative of the Debtors or Reorganized Debtors, as applicable. With respect to the period after the Effective Date, the Distribution Trustee or its appointed Disbursing Agent shall remit, on behalf of each Debtor, all Statutory Fees, from the Distribution Trust Expense Reserve to the U.S. Trustee, and such obligation shall continue until such time as the applicable Debtor’s Chapter 11 Case is closed in accordance with the terms set forth in the Plan, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file a proof of claim for administrative expenses.

B.	Classification and Treatment of Claims and Interests
1.	Classification in General

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that

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Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, the classifications set forth in Article III.B of the Plan apply separately with respect to each Plan proposed by each Debtor. If there are no Claims or Interests in a particular Class for a particular Debtor, then such Class of Claims or Interests shall not exist for all purposes of the Plan for that Debtor.

2.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, and (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims (including Professional Fee Claims) and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan. All of the potential Classes for the Debtors are set forth herein and in the Plan. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H of the Plan.8

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
4	Second Lien Convertible Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Impaired	Entitled to Vote
6	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
7	Interests in OpCo	Impaired / Unimpaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
8	Interests in TopCo	Impaired	Not Entitled to Vote (Deemed to Reject)

[8]	The information in the table is provided in summary form and is qualified in its entirety by Article V.B.3 hereof.

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Class	Claim/Interest	Status	Voting Rights
9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

3.	Treatment of Claims and Interests

Subject to Article IV of the Plan, each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in exchange for and in discharge of such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the later of the Effective Date and the date such holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest or as soon as reasonably practicable thereafter.

(a)        Class 1 – Other Secured Claims

i.	Classification: Class 1 consists of all Other Secured Claims.
ii.	Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors in consultation with the Second Lien Agent and the Committee, each such holder will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim, one of the following alternative treatments:
(a)	payment in full in Cash, on the later of the Effective Date and the date that is ten Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim or, in each case, as soon as reasonably practicable thereafter, and, if such payment is not made on the Effective Date, from the Distribution Trust;
(b)	Reinstatement of its Allowed Other Secured Claim;
(c)	return of the collateral securing such Allowed Other Secured Claim; or
(d)	such other treatment so as to render such Holder’s Allowed Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.
iii.	Voting: Class 1 is Unimpaired. Holders of Class 1 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore,
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Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan.

(b)        Class 2 – Other Priority Claims

i.	Classification: Class 2 consists of all Other Priority Claims.
ii.	Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, at the option of the Debtors, and in consultation with the Committee (a) payment in full in Cash, or (b) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the (i) Effective Date and (ii) the first Distribution Date that is at least (30) days (or such fewer days as may be agreed by the Distribution Trustee in its sole discretion) after the date such Other Priority Claim is Allowed or, in each case, as soon as reasonably practicable thereafter and, if such payment is not made on the Effective Date, from the Distribution Trust.
iii.	Voting: Class 2 is Unimpaired. Holders of Class 2 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Other Priority Claims are not entitled to vote to accept or reject the Plan.

(c)        Class 3 – First Lien Claims

i.	Classification: Class 3 consists of all First Lien Claims.
ii.	Allowance of First Lien Claims: The First Lien Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the First Lien Credit Facility, including all principal, any accrued and unpaid interest at the contract rate, and all accrued and unpaid fees, expenses, and non-contingent indemnity payable under the First Lien Credit Facility. The First Lien Agent and the Holders of First Lien Claims shall not be required to file proofs of Claim on account of the First Lien Claims.
iii.	Treatment: Except to the extent the holder of an Allowed First Lien Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed First Lien Claim shall receive cash in an amount equal to such Allowed First Lien Claim. To the extent there are any undrawn letters of credit issued under the First Lien Credit Facility as of the Effective Date, such letters of credit shall remain cash collateralized in accordance with the Final Cash Collateral Order, subject to transferring ownership of the segregated account
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used to cash collateralize such letters of credit in accordance with the Final Cash Collateral Order to the Distribution Trust.

iv.	Voting: Class 3 is Unimpaired. Holders of Class 3 First Lien Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such First Lien Claims are not entitled to vote to accept or reject the Plan.

(d)        Class 4 – Second Lien Convertible Notes Claims

i.	Classification: Class 4 consists of all Second Lien Convertible Notes Claims.
ii.	Allowance of Second Lien Convertible Notes Claims: The Second Lien Convertible Notes Claims shall be deemed to be Allowed in the amount of the Agreed Second Lien Obligations. If a Reorganization occurs, the Second Lien Convertible Notes Claims shall additionally be deemed to be Allowed in the Settled Amounts. If a Plan Support Agreement Termination occurs, the amount and validity of any Liquidation Payment Amount Claims and claims for postpetition interest on the Agreed Second Lien Obligations at the default rate set forth in the Second Lien Convertible Notes Purchase Agreement shall be determined by the Bankruptcy Court or by agreement of the Plan Sponsor, Debtors, and Committee. For the avoidance of doubt, any amounts determined to be valid and Allowed pursuant to the immediately preceding sentence shall constitute Allowed Second Lien Convertible Note Claims.
iii.	Treatment: Except to the extent the holder of an Allowed Second Lien Convertible Notes Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Second Lien Convertible Notes Claim shall receive:
(a)	If a Reorganization Occurs:
1.	on account, and in satisfaction, of such Holder’s Pro Rata portion of $10 million of the Allowed Second Lien Convertible Notes Claims, its Pro Rata allocation of all of the equity of Reorganized Proterra (the “Equity Distribution”);
2.	such Holder’s Allowed Second Lien Convertible Notes Claims shall be reduced Pro Rata by the Reorganized Proterra Retained Cash (the “Retained Cash Reduction”) and the Reorganized Proterra
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Retained Cash shall be retained by Reorganized Proterra on the Effective Date;

3.	such Holder’s Allowed Second Lien Convertible Notes Claims shall be reduced Pro Rata by the amount (if any) that the aggregate Cure Claims payable on account of the Debtors’ assumption of contracts and leases attributable to Proterra Energy exceeds $6,500,000 (the “Cure Cost Reduction”); and
4.	after giving effect to the Retained Cash Reduction, the Equity Distribution and the Cure Cost Reduction, if any, cash in an amount equal to its Pro Rata share of the remaining Allowed Second Lien Convertible Notes Claims.
(b)	If a Plan Support Agreement Termination Distribution Occurs:
1.	Cash in an amount equal to the Allowed Second Lien Convertible Notes Claims, excluding, for the avoidance of doubt, any Settled Amounts; provided that the amount and validity of any Liquidation Payment Amount Claims and claims for postpetition interest on the Agreed Second Lien Obligations at the default rate set forth in the Second Lien Convertible Notes Purchase Agreement shall be determined by the Bankruptcy Court or by agreement of the Plan Sponsor, Debtors, and Committee and, if Allowed, shall be paid in cash.
iv.	Voting: Class 4 is Impaired under the Plan. Therefore, each Holder of a Class 4 Second Lien Convertible Notes Claim is entitled to vote to accept or reject the Plan.

(e)        Class 5 – General Unsecured Claims

i.	Classification: Class 5 consists of all General Unsecured Claims.
ii.	Treatment: Except to the extent the holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Second Priority Distribution Trust Beneficiaries’ interests in the Distribution Trust.
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iii.	Voting: Class 5 is Impaired under the Plan. Therefore, each Holder of a Class 5 General Unsecured Claim is entitled to vote to accept or reject the Plan.

(f)        Class 6 – Intercompany Claims

i.	Classification: Class 6 consists of all Intercompany Claims.
ii.	Treatment: On the Effective Date, each holder of an Allowed Intercompany Claim shall have its Claim Reinstated or cancelled, released, and extinguished and without any distribution at the election of the Debtors with the prior written consent of the Second Lien Agent and the Committee (not to be unreasonably withheld or delayed).
iii.	Voting: Class 6 is either Unimpaired, in which case the Holders of Allowed Intercompany Claims in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the Holders of such Allowed Intercompany Claims in Class 6 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 6 Intercompany Claims will not be entitled to vote to accept or reject the Plan.

(g)        Class 7 – Interests in OpCo

i.	Classification: Class 7 consists of all Interests in OpCo.
ii.	Treatment: On the Effective Date, each holder of an Interest in OpCo shall:
(a)	if the Debtors and the Plan Sponsor have elected that OpCo shall serve as Reorganized Proterra, have such Interest in OpCo cancelled, released, and extinguished and without any Distribution; and otherwise
(b)	have such Interest in OpCo Reinstated.
iii.	Voting: Class 7 is either Unimpaired, in which case the Holders of Allowed Interests in OpCo in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the Holders of such Allowed Interests in OpCo in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 7 Interests in OpCo will not be entitled to vote to accept or reject the Plan.
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(h)        Class 8 –Interests in TopCo

i.	Classification: Class 8 consists of all Interests in TopCo.
ii.	Treatment: On the Effective Date, each holder of an Interest in TopCo shall have such Interest cancelled without distribution or compensation.
iii.	Voting: Class 8 is Impaired. Holders of Class 8 Interests in TopCo are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, Holders of Interests in TopCo are not entitled to vote to accept or reject the Plan.

(i)        Class 9 – Section 510(b) Claims

i.	Classification: Class 9 consists of all Section 510(b) Claims, if any.
ii.	Treatment: On the Effective Date, Allowed Section 510(b) Claims, if any, shall be canceled and released without any distribution on account of such Section 510(b) Claims.
iii.	Voting: Class 9 is Impaired. Holders of Allowed Section 510(b) Claims in Class 9 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.
4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect, diminish, or impair the rights of the Debtors with respect to any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, which rights shall, for the avoidance of doubt, constitute Retained Causes of Action.

5.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

6.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New

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Common Stock, and in exchange for the Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.

7.	Controversy Concerning Impairment or Classification

If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests is Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy at or prior to the Confirmation Hearing.

8.	Acceptance or Rejection of the Plan

Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code, (a) an impaired class of claims has accepted a chapter 11 plan if the holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in such class actually voting have voted to accept the plan and (b) an impaired class of interests has accepted the plan if the holders of at least two-thirds in amount of the allowed interests in such class actually voting have voted to accept the plan.

(a)        Voting Classes

Classes 4 and 5 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

(b)        Presumed Acceptance of the Plan

Classes 1, 2, and 3 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

(c)        Deemed Rejection of the Plan

Classes 8 and 9 are Impaired under the Plan and are not entitled to receive or retain any property on account of the Interests in TopCo in Class 8 or the Section 510(b) Claims in Class 9. Therefore, Classes 8 and 9 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Intercompany Claims in Class 6 and Interests in OpCo in Class 7 will either be Reinstated or cancelled, released, and extinguished and without any distribution at the Debtors’ election with the prior written consent of the Second Lien Agent (not to be unreasonably withheld or delayed). As such, Holders of Intercompany Claims in Class 6 and Interests in OpCo in Class 7 are either conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or deemed to have rejected the Plan pursuant to section 1125(g) of the Bankruptcy Code, respectively.

(d)        Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

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Pursuant to section 510 of the Bankruptcy Code, and subject to the Plan Support Agreement, the Debtors and, following the Effective Date, the Distribution Trustee, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto; provided that Class 4 Claims shall not be subject to subordination other than as explicitly stated in the Prepetition Intercreditor Agreement.

C.	Means for Implementation of the Plan

1.        Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date, without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their boards of directors, their stockholders, or any other person or entity.

On or before the Effective Date, the Debtors will have consummated the Sales pursuant to the terms and conditions of the Purchase Agreements, including, without limitation, selling the Acquired Assets (as defined in the Purchase Agreements) free and clear of certain liens and encumbrances to the extent set forth in the Purchase Agreements, and assuming and assigning to any Purchaser certain contracts and unexpired leases.

Except as provided otherwise in the Plan, or any agreement, instrument or other document incorporated in the Plan, or any Sale Order, the Distribution Trust Agreement, or the Confirmation Order, all of the Distribution Trust Assets shall immediately vest in the Distribution Trust.

2.        Marketing Process; Plan Implementation

The Debtors conducted the Marketing Process in accordance with the Bidding Procedures to determine the highest or otherwise best bids and any Back-Up Bidders (as defined in the Bidding Procedures). Pursuant to the Bidding Procedures, the Marketing Process was conducted through a “dual-track” process pursuant to which the Debtors held two auctions: the Track B Auction on November 9, 2023, and the Track A Auction on November 13, 2023.

On November 10, 2023, following the conclusion of the Track B Auction, the Debtors filed the Notice of Successful Bidder Regarding Debtors’ Powered Assets [Docket No. 525] designating the Powered Successful Bidder. On November 13, 2023, following the conclusion of the Track A Auction, the Debtors filed the Notice of (A) Successful Bidder Regarding Debtors’ (I) Transit Assets and (II) Energy Assets and (B) Cancellation of Sale Hearing Solely With Respect to Proterra Energy [Docket No. 529] designating the Transit Successful Bidder with respect to the Proterra Transit assets, and the Plan Sponsor as the Successful Bidder with respect to the Proterra Energy assets. Pursuant to the terms of the Plan Sponsor’s Successful Bid, the Debtors entered into the Plan Support Agreement with the Plan Sponsor effective November 13, 2023.9

[9]	The Plan Support Agreement is subject to updates based on subsequent events.

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In accordance with the Plan Support Agreement, the Debtors shall seek to consummate the Restructuring Transactions through the Reorganization contemplated in the Plan. If, however, a Plan Support Agreement Termination occurs, the Debtors shall, in their sole but reasonable discretion, either (a) seek to consummate an alternative transaction with respect to Proterra Energy; provided, that nothing in the Plan shall or shall be deemed to approve such alternative transaction or (b) include the wind down of Proterra Energy in the Wind Down contemplated in the Plan.

On the Effective Date, the Debtors shall either (a) if a Plan Support Agreement Termination has not occurred, consummate the Reorganization on the terms set forth in the Plan, or (b) if a Plan Support Agreement Termination has occurred, consummate the Plan Support Agreement Termination Distribution on the terms set forth in the Plan.

3.        Sources of Consideration for Plan Distributions

(a)        Reorganization

If a Plan Support Agreement Termination does not occur, all distributions under the Plan will be (a) made by the Distribution Trustee from the Distribution Trust Assets, the Distribution Trust Expense Reserve, the Professional Compensation Escrow Account, or the Self-Insured Reserve Account, (b) paid in full in Cash on or before the Effective Date, by the Debtors, pursuant to the terms of the Plan, or (c) effected through the issuance and distribution of the New Common Stock.

On the Effective Date, the Debtors shall fund the Distribution Trust Expense Reserve, the Professional Compensation Escrow Account, and the Self-Insured Reserve Account in full in Cash, and transfer the Distribution Trust Assets to the Distribution Trust.

Cash payments to be made on the Effective Date shall be funded by (a) Cash proceeds of any Sale, and (b) Cash on hand as of the Effective Date.

(b)        Plan Support Agreement Termination

If a Plan Support Agreement Termination occurs, all distributions under the Plan to effect the Plan Support Agreement Termination Distribution will be (a) made by the Distribution Trustee from the Distribution Trust Assets, the Distribution Trust Expense Reserve, the Professional Compensation Escrow Account, or the Self-Insured Reserve Account, or (b) paid in full in Cash on or before the Effective Date, by the Debtors, pursuant to the terms of the Plan.

On the Effective Date, the Debtors shall fund the Distribution Trust Expense Reserve, the Professional Compensation Escrow Account, and the Self-Insured Reserve Account in full in Cash, and transfer the Distribution Trust Assets to the Distribution Trust.

Cash payments to be made on the Effective Date shall be funded by (a) Cash proceeds of any Sale, and (b) Cash on hand as of the Effective Date.

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4.        Distribution Trust

(a)        Creation of the Distribution Trust

On the Effective Date, the Distribution Trust shall be created in accordance with the Distribution Trust Agreement for the benefit of the Distribution Trust Beneficiaries. The Distribution Trust Agreement shall (a) be in form and substance consistent in all respects with the Plan and (b) contain customary provisions for trust agreements utilized in comparable circumstances, including any and all provisions necessary to ensure continued treatment of the Distribution Trust as a grantor trust for U.S. federal income tax purposes within the meaning of sections 671 through 679 of the Tax Code and, to the extent permitted by applicable law, the holders of Distribution Trust Interests as the grantors and owners thereof for federal and applicable state and local income tax purposes. All relevant parties (including the Debtors, the Committee, the Distribution Trustee, and the holders of Distribution Trust Interests) will take all actions necessary to cause title to the Distribution Trust Assets to be transferred to the Distribution Trust in accordance with the Distribution Trust Agreement and the Plan. The powers, authority, responsibilities, and duties of the Distribution Trust and the Distribution Trustee are set forth in, and will be governed by, the Distribution Trust Agreement, the Plan, and the Confirmation Order.

Upon the execution of the Distribution Trust Agreement, the Distribution Trustee shall be authorized to take all steps necessary to complete the formation of the Distribution Trust. The Distribution Trust shall be administered by the Distribution Trustee in accordance with the Distribution Trust Agreement.

Article IV.D of the Plan sets forth certain of the rights, duties, and obligations of the Distribution Trustee. In the event of any conflict between the terms of Article IV.D of the Plan and the terms of the Distribution Trust Agreement, the Distribution Trust Agreement shall govern.

(b)        Transfers to the Distribution Trust

On the Effective Date, the Debtors and their Estates shall transfer and shall be deemed to have irrevocably transferred to the Distribution Trust, the Distribution Trust Assets, which transfer shall be free and clear of Claims, Liens, Interests, encumbrances, and contractually imposed restrictions except as otherwise provided in the Plan. No other entity shall have any interest, legal, beneficial or otherwise, in the Distribution Trust Assets upon the assignment and transfer of such assets to the Distribution Trust except as set forth in the Distribution Trust Agreement.

(c)	Interests in the Distribution Trust

There shall be two classes of Distribution Trust Beneficiaries. On the Effective Date:

(i)	Holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims, in each case, to the extent such Claims were Disputed as of the Effective Date, shall be deemed to be First Priority Distribution Trust Beneficiaries, each with an interest in the First Priority Distribution Trust Beneficiaries’ interests in the Distribution
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Trust entitling it to Distributions made in accordance with Article IV.D.15 of the Plan; and

(ii)	Holders of Allowed Class 5 General Unsecured Claims shall be deemed to be Second Priority Distribution Trust Beneficiaries, each with a Pro Rata interest in the Second Priority Distribution Trust Beneficiaries’ interests in the Distribution Trust.

The Distribution Trust shall provide for distributions to the Distribution Trust Beneficiaries in accordance with the procedures set forth in Article IV.D.15 of the Plan.

(d)        Purpose of the Distribution Trust

The Distribution Trust shall be established for the purpose of administering certain post-Effective Date responsibilities under the Plan, including, but not limited to: (a) receiving and holding the Distribution Trust Assets; (b) resolving all Disputed Claims to determine the amount and number of Allowed Claims; (c) making distributions in accordance with the Plan, the Confirmation Order, and the Distribution Trust Agreement; (d) administering the Wind Down; (e) abandoning, liquidating, and reducing to Cash any non-Cash Distribution Trust Assets, as reasonably necessary; and (f) maximizing recoveries for the benefit of the Distribution Trust Beneficiaries, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purposes of the Distribution Trust, in accordance with applicable Treasury Regulations.

(e)        Appointment of Distribution Trustee

As of the Effective Date, the Distribution Trustee shall be appointed as trustee and administrator of the Distribution Trust pursuant to the Distribution Trust Agreement, the Plan, and the Confirmation Order.

(f)        Role of the Distribution Trustee

The Distribution Trust shall be administered by the Distribution Trustee pursuant to the Distribution Trust Agreement, the Plan, and the Confirmation Order. The Distribution Trustee, on behalf of the Distribution Trust, shall be deemed the Estates’ representative in accordance with section 1123 of the Bankruptcy Code for the purpose of implementing the Plan and shall have all of the rights, powers, and duties set forth in the Distribution Trust Agreement. Any successor Distribution Trustee appointed pursuant to the Distribution Trust Agreement shall be bound by and comply with the terms of the Distribution Trust Agreement, the Plan and the Confirmation Order.

(g)        Responsibilities of the Distribution Trustee

The responsibilities of the Distribution Trustee under the Distribution Trust Agreement and the Plan shall include those set forth in the Distribution Trust Agreement, including, without limitation, the following: (a) the receipt, preservation and liquidation of the Distribution Trust Assets; (b) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to carry out the terms of the Distribution Trust Agreement and the

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Plan, including the Distribution Trust Expense Reserve; (c) the pursuit of objections to, and estimation and settlement of, all Disputed Claims; (d) the prosecution, settlement, or abandonment of any Retained Causes of Action assigned to the Distribution Trust pursuant to Article IV.R; (e) unless otherwise provided in the Plan or Distribution Trust Agreement, the calculation of all distributions to be made under the Plan; (f) authorizing and making, through the Disbursing Agent, all distributions to be made under the Plan, except, for the avoidance of doubt, distributions which are made by the Debtors in Cash on or before the Effective Date as provided for in the Plan; (g) the administration of the Wind Down; (h) administering and paying taxes for the Distribution Trust, including, among other things, (1) filing tax returns for the Distribution Trust, and (2) representing the interest and account of the Distribution Trust before any taxing authority in all matters including, without limitation, any action, suit, proceeding, or audit; (i) distributing information statements as required for U.S. federal income tax and other applicable tax purposes to the Distribution Trust Beneficiaries; and (j) such other responsibilities as may be vested in the Distribution Trustee pursuant to the Plan, the Distribution Trust Agreement, the Confirmation Order, or any other Bankruptcy Court order, or as otherwise may be necessary and proper to carry out the provisions of the Plan.

(h)        Rights and Powers of the Distribution Trustee

The powers of the Distribution Trustee, as set forth in the Distribution Trust Agreement, shall include, without limitation and without further Bankruptcy Court approval, each of the following:

i.	To act on behalf of the Distribution Trust, including the right to effect all actions and execute all agreements, instruments and other documents, and exercise all rights and privileges previously held by the Debtors, necessary or convenient to implement the provisions of the Plan and the Distribution Trust Agreement;
ii.	To administer, oversee, and take any and all actions necessary to effect the Wind Down (including, for the avoidance of doubt, the Transition Services) as soon as reasonably practicable following the Effective Date pursuant to Article IV.I of the Plan, and, in connection therewith, to take possession of all books, records, and files of the Wind Down Debtors and the Estates and provide for the retention and storage of such books, records, and files until such time as the Distribution Trustee determines that retention of same is no longer necessary or required;
iii.	With respect to any Distribution Trust Asset, to exercise in a manner not inconsistent with the Plan all power and authority that may be or could have been exercised in compliance with Revenue Procedure 94-45, commence or continue all proceedings that may be or could have been commenced or continued and take all actions that may be or could have been taken by any member, officer, director or shareholder of each Debtor with like effect as if authorized, exercised and taken by unanimous action of such
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officers, directors and shareholders, including, without limitation, the dissolution of each Wind Down Debtor;

iv.	To manage, monitor and enforce all of the Wind Down Debtors’ and the Estates’ rights, and interests under the Plan, the Confirmation Order, the Distribution Trust Agreement, any other agreements of the Debtors, and any other orders of the Bankruptcy Court;
v.	To establish, maintain and adjust as may be appropriate, the Distribution Trust Expense Reserve, and to authorize and make disbursements from the Distribution Trust Expense Reserve, including disbursements necessary or appropriate in connection with the Wind Down;
vi.	To authorize and make, through the Disbursing Agent, distributions to holders of Allowed Claims in accordance with the Plan, including distributions from the Professional Compensation Escrow Account on account of Professional Compensation Claims in accordance with the Plan, except for distributions made by the Debtors in Cash on the Effective Date pursuant to the terms of the Plan;
vii.	To authorize and make through the Disbursing Agent, distributions to holders of Distribution Trust Interests provided for or contemplated under the Plan or Distribution Trust Agreement;
viii.	After the Effective Date, except to the extent set forth in the Plan, in the Distribution Trustee’s sole discretion, to object to, compromise, and settle any Disputed Claims without supervision or approval of the Bankruptcy Court, free of any restriction of the Bankruptcy Code, the Bankruptcy Rules, and the guidelines and requirements of the U.S. Trustee, other than those restrictions expressly imposed by the Plan, the Confirmation Order or the Distribution Trust Agreement;
ix.	To make decisions, without further Bankruptcy Court approval, regarding the retention or engagement of professionals, employees and consultants by the Distribution Trust and the Distribution Trustee and to pay the fees and charges incurred by the Distribution Trustee on the Distribution Trust’s behalf on or after the Effective Date for fees and expenses of professionals (including those retained by the Distribution Trustee), disbursements, expenses or related support services relating to the Distribution Trust, in each case from the Distribution Trust Expense Reserve;
x.	To (i) file, if necessary, any and all tax and information returns required with respect to the Distribution Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) or otherwise,
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(ii) make tax elections by and on behalf of the Distribution Trust, (iii) pay taxes, if any, payable by the Distribution Trust, and (iv) represent the interest and account of the Distribution Trust before any taxing authority in all matters including, without limitation, any action, suit, proceeding, or audit;

xi.	To take all other actions not inconsistent with the provisions of the Plan that the Distribution Trustee deems reasonably necessary or desirable with respect to administering the Plan;
xii.	To implement and/or enforce all provisions of the Plan, including entering into any agreement or executing any document required by or consistent with the Plan, the Confirmation Order, or the Distribution Trust Agreement;
xiii.	To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of its choice, any Distribution Trust Asset in the reasonable business judgment of the Distribution Trustee; provided, however, that such charitable organization shall not have any connection to the Distribution Trustee or to the Debtors;
xiv.	To prosecute and/or settle any Retained Causes of Action assigned to the Distribution Trust, with or without approval of the Bankruptcy Court, and exercise, participate in or initiate any proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment such Retained Causes of Action;
xv.	To purchase or create and carry all insurance policies and pay all insurance premiums and costs the Distribution Trustee deems necessary or advisable;
xvi.	To collect and liquidate and/or distribute all Distribution Trust Assets pursuant to the Plan, the Confirmation Order and the Distribution Trust Agreement;
xvii.	To hold any legal title to any and all of the Distribution Trust Assets;
xviii.	If any of the Distribution Trust Assets are situated in any state or other jurisdiction in which the Distribution Trustee is not qualified to act as trustee: (i) to nominate and appoint a Person duly qualified to act as trustee in such state or jurisdiction and require from each such trustee such security as may be designated by the Distribution Trustee in its discretion; (ii) confer upon such trustee all the rights, powers, privileges and duties of the Distribution Trustee hereunder, subject to the conditions and limitations of the Distribution Trust
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Agreement, except as modified or limited by the Distribution Trustee and except where the conditions and limitations may be modified by the laws of such state or other jurisdiction (in which case, the laws or the state or jurisdiction in which the trustee is acting shall prevail to the extent necessary); (iii) require such trustee to be answerable to the Distribution Trustee for all monies, assets and other property that may be received in connection with the administration of all property; and (iv) remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Distribution Trustee of a written instrument declared such trustee removed from office, and specifying the effective date and time of removal;

xix.	Retain any and all Insurance Contracts of the Debtors providing coverage with respect to Retained Causes of Action assigned to the Distribution Trust;
xx.	Undertake all administrative functions of the Chapter 11 Cases, including the payment of Statutory Fees and the ultimate closing of the Chapter 11 Cases; and
xxi.	Exercise such other powers as may be vested in or assumed by the Distribution Trustee pursuant to the Plan, the Distribution Trust Agreement, the Confirmation Order, other orders of the Bankruptcy Court, or as may be necessary and proper to carry out the provisions of the Plan.

(i)        Privileges of the Distribution Trustee

Subject to the terms of the Plan, all of the Debtors’ privileges (the “Privileges”), including, but not limited to, corporate privileges, confidential information, work product protections, attorney-client privileges, and other immunities or protections (the “Transferred Privileges”), shall be transferred, assigned and delivered to the Distribution Trust, without waiver, limitation or release, and shall vest with the Distribution Trust on the Effective Date and be jointly held by the Debtors and the Distribution Trust on and after the Effective Date; provided, however, that notwithstanding the foregoing, Transferred Privileges do not include Privileges relating in any way to any rights, claims, or Causes of Action sold to the Purchaser or released under the Plan.

The Distribution Trust and Debtors shall each hold and be the beneficiary of all Transferred Privileges and entitled to assert all Transferred Privileges. No Privilege shall be waived by disclosures to the Distribution Trustee of the Debtors’ documents, information or communications subject to any privilege, protection or immunity or protections from disclosure jointly held by the Debtors and the Distribution Trust.

The Distribution Trustee shall have until two (2) years after the Effective Date to request documents or information subject to the Transferred Privileges (each an “Information Request”); provided, however, that with respect to any action involving Transferred Privileges filed on or

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before two (2) years after the Effective Date, the Distribution Trustee may make an Information Request subject to the Transferred Privileges involved in such action until the final resolution of such action, including any appeals.

(j)        Compensation of the Distribution Trustee

The Distribution Trustee shall be compensated pursuant to the terms of the Distribution Trust Agreement. Any professionals retained by the Distribution Trustee shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred, subject to approval by the Distribution Trustee. The payment of fees and expenses of the Distribution Trustee and its professionals shall be made in the ordinary course of business from the Distribution Trust Expense Reserve and shall not be subject to Bankruptcy Court approval. The Distribution Trustee’s proposed compensation and the amount of the Distribution Trust Expense Reserve as of the Effective Date shall be determined by the Debtors and the Committee in consultation with the Second Lien Agent and disclosed in the Plan Supplement.

(k)        Tax Treatment of the Distribution Trust

The U.S. federal income tax classification of the Distribution Trust will be determined pursuant to subsection (a) or (b) below, as applicable.

i.	Disputed Claims Resolved Before Trust Election Date. Subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the U.S. Internal Revenue Service upon audit if not contested by the Distribution Trustee), all parties (including, without limitation, the Debtors, the Distribution Trustee and the Distribution Trust Beneficiaries) shall for U.S. federal income tax purposes treat the Distribution Trust Beneficiaries (i) as direct recipients of undivided interests in the Distribution Trust Assets and as having immediately contributed such assets to the Distribution Trust, and (ii) thereafter, as the grantors and deemed owners of the Distribution Trust and thus, the direct owners of an undivided interest in the Distribution Trust Assets (other than such Distribution Trust Assets that are allocable to Disputed Claims). If all Disputed Claims are resolved prior to the Trust Election Date, (i) the Distribution Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code to the Distribution Trust Beneficiaries, consistent with the terms of the Plan, and the Distribution Trust Agreement shall provide as such; (ii) the sole purpose of the Distribution Trust shall be the liquidation and distribution of the Distribution Trust Assets in accordance with Treasury Regulations Section 301.7701-4(d), including the resolution of Allowed Claims in accordance with the Plan, with no
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objective to continue or engage in the conduct of a trade or business; (iii) all parties (including the Debtors, Distribution Trust Beneficiaries, and the Distribution Trustee) shall report consistently with such treatment (including the deemed receipt of the Distribution Trust Assets, subject to applicable liabilities and obligations, by the Distribution Trust Beneficiaries, followed by the deemed contribution of such Distribution Trust Assets to the Distribution Trust); and (iv) all parties shall report consistently for federal income tax purposes, and otherwise, with the valuation of the Distribution Trust Assets transferred to the Distribution Trust as determined by the Distribution Trustee (or its designee). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes. For the purpose of Article IV.D.11 of the Plan, the term “Distribution Trust Beneficiary” shall not include the United States or any agency or department thereof, or any officer or employee thereof acting in such capacity.

ii.	Disputed Claims Unresolved by Trust Election Date. If all Disputed Claims have not been resolved by the Trust Election Date, the Distribution Trustee shall timely elect to treat any Distribution Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9, and subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the U.S. Internal Revenue Service upon audit if not contested by the Distribution Trustee), all impacted parties (including the Debtor, and solely to the extent applicable, Distribution Trust Beneficiaries, and the Distribution Trustee), solely with respect to the impacted assets, shall report for U.S. federal, state, and local income tax purposes consistently with such election. The Distribution Trustee shall file all income tax returns with respect to any income attributable to the disputed ownership fund and shall pay the U.S. federal, state, and local income taxes attributable to such disputed ownership fund based on the items of income, deduction, credit, or loss allocable thereto. Any taxes imposed on the disputed ownership fund or its assets will be paid out of the assets of the disputed ownership fund (including any assets of the Distribution Trust allocable to Disputed Claims) and any subsequent distributions in respect of the allowance or disallowance of such claims will be reduced accordingly. In the event, and to the extent, that any Cash in any disputed ownership fund is insufficient to pay the portion of any taxes attributable to taxable income arising from assets of the disputed ownership fund, assets of the disputed ownership fund (including those otherwise distributable) may be sold to pay such taxes. The undisputed portion of the Distribution Trust Assets will be treated as held in a grantor
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trust, with deemed distribution to and contribution from the Distribution Trust Beneficiaries to the Distribution Trust, as described in the immediately preceding paragraph.

To the extent permitted by applicable law, all parties, including the Distribution Trustee and any Distribution Trust Beneficiaries, shall report consistently with the foregoing for all applicable tax reporting purposes (including consistent reporting for valuation purposes).

(l)        Tax Reporting

i.	The Distribution Trustee shall file tax returns for the Distribution Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) and in accordance with Article IV.D.12 of the Plan. The Distribution Trust’s items of taxable income, gain, loss, deduction, and/or credit (other than such items allocable to any assets allocable to, or retained on account of, Disputed Claims) will be allocated to each holder in accordance with their relative ownership of Distribution Trust Interests, in such manner as the Distribution Trustee deems reasonable and appropriate. If the Distribution Trustee elects to treat any Distribution Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9, the Distribution Trustee shall report for U.S. federal, state, and local income tax purposes consistently with the foregoing. The Distribution Trustee shall file all income tax returns with respect to any income attributable to a “disputed ownership fund” and shall pay the U.S. federal, state, and local income taxes attributable to such disputed ownership fund based on the items of income, deduction, credit, or loss allocable thereto.
ii.	As soon as possible after the Effective Date, the Distribution Trustee shall make a good faith valuation of the Distribution Trust Assets. Such valuation shall be made available from time to time to all parties to the Distribution Trust (including, without limitation, the Debtors and Distribution Trust Beneficiaries), to the extent relevant to such parties for tax purposes, and shall be used consistently by all parties for all U.S. federal and applicable state and local income tax purposes. The Distribution Trust shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Distribution Trust that are required by any Governmental Unit for taxing purposes.

(m)        Retained Causes of Action

The Distribution Trustee shall have the sole right to pursue any existing or potential Retained Causes of Action assigned to the Distribution Trust, as a representative pursuant to

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section 1123(b)(3) of the Bankruptcy Code, by informal demand and/or commencement or continuation of litigation.

(n)        Costs and Expenses of the Distribution Trust

The costs and expenses of the Distribution Trust, including the fees and expenses of the Distribution Trustee and other professionals retained on behalf of the Distribution Trust, shall be paid out of the Distribution Trust Expense Reserve, subject to the terms of the Distribution Trust Agreement.

(o)        Distribution of Distribution Trust Assets

With respect to Distributions for which the Distribution Trustee is the Disbursing Agent in accordance with Article VI.B of the Plan, except where the Plan requires the making of a Distribution on account of a particular Allowed Claim within a particular time, the Distribution Trustee shall have the authority to select Distribution Dates that, in the judgment of the Distribution Trustee, provide Holders of allowed Claims with payments as quickly as reasonably practicable while limiting the costs incurred in the distribution process.

Subject to Article VI of the Plan, the Distribution Trustee shall distribute the Distribution Trust Assets or their proceeds (as applicable) to Holders of Distribution Trust Interests on each Distribution Date in accordance with the terms and conditions of the Distribution Trust Agreement and in accordance with the following distribution waterfall:

i.	First, to the Holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims, in each case, to the extent such Claims were Disputed as of the Effective Date, until such Allowed Claims are paid in full; and
ii.	Second, subject to retaining Cash as set forth in Article VI.C.2 of the Plan, to the Second Priority Distribution Trust Beneficiaries.

Subject to retaining Cash as set forth in Article VI.C.2 of the Plan, the Distribution Trustee shall distribute to the holders of Allowed Claims on account of their Distribution Trust Interests on a semi-annual basis or with such other frequency as the Distribution Trustee determines in the exercise of its business judgment, Cash representing its net Cash income plus all net Cash proceeds from the sale of its assets (including any Cash received from the Debtors and treating any permissible investment as Cash for purposes of Article IV.C.15 of the Plan), less such amounts that may be reasonably necessary to (a) meet contingent liabilities and to maintain the value of the Distribution Trust Assets during liquidation, (b) pay reasonably incurred or anticipated expenses (including, without limitation, any taxes imposed on or payable by the Debtors or the Distribution Trust or in respect of the Distribution Trust Assets), or (c) satisfy other liabilities incurred or anticipated by such Distribution Trust in accordance with the Plan or the Distribution Trust Agreement; provided, however, that such Distribution Trustee shall not be required to make a Distribution pursuant to Article IV.C.15 of the Plan if such Distribution Trustee determines that

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the expense associated with making the Distribution would likely utilize a substantial portion of the amount to be distributed, thus making the Distribution impracticable.

5.        Dissolution of Distribution Trust

The Distribution Trust shall be dissolved no later than five (5) years from the Effective Date, unless the Bankruptcy Court, upon motion made prior to the fifth (5th) anniversary without the need for a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Distribution Trust as a liquidating trust for federal income tax purposes, determines that a fixed period extension, not to exceed five (5) years, is necessary to facilitate or complete the recovery on and liquidation of the Distribution Trust Assets. Any extension must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term.

6.        Certain Securities Laws Matters

On the Effective Date, the Wind Down Debtors, if any, will issue reorganized equity evidencing the Distribution Trustee’s ownership of the Wind Down Debtors. The issuance and distribution under the Plan of such securities shall be exempt from the provisions of Section 5 of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and similar state securities law provisions. Any such securities will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, subject to resale restrictions may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. On the Effective Date, TopCo may continue to be registered under the Exchange Act and if so, TopCo will be obligated to continue to comply with all reporting and other obligations applicable to issuers registered under Section 12(g) of the Exchange Act. From and after the Effective Date, the governing body of TopCo will seek to deregister its reorganized equity if TopCo is eligible to do so in accordance with the rules and regulations of the Exchange Act and/or any relief or guidance by the Securities and Exchange Commission.

The Distribution Trust Beneficiaries’ interests in the Distribution Trust to be distributed in accordance with the Distribution Trust Agreement (the “Distribution Trust Interests”) shall not constitute “securities” under applicable law. Such interests shall be uncertificated and not be transferrable (except to the extent expressly provided otherwise in the Distribution Trust Agreement) and shall not have consent or voting rights or otherwise confer on the holders thereof any rights similar to the rights of stockholders of a corporation in respect of actions to be taken by the Distribution Trustee in connection with the Distribution Trust (except as otherwise provided in the Distribution Trust Agreement). To the extent that the Distribution Trust Beneficiaries’ interests in the Distribution Trust are deemed to be “securities,” the issuance of such interests under the Plan is exempt from the provision of Section 5 of the Securities Act and any state or local law requiring registration for the offer, issuance or distribution of a security pursuant to Section 1145 of the Bankruptcy Code. To the extent any “offer or sale” of the interests in the Distribution Trust may be deemed to have occurred, such offer or sale is under the Plan and in exchange for Claims against one or more of the Debtors, or principally in exchange for such Claims and partly for cash or property, within the meaning of Section 1145(a)(1) of the Bankruptcy Code.

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If a Reorganization occurs, Reorganized Proterra will distribute equity interests in itself under the Plan to holders of the Second Lien Convertible Notes. The issuance and distribution under the Plan of such New Common Stock, if any, shall be exempt from the provisions of Section 5 of the Securities Act, and any state or local law requiring registration for the offer, issuance or distribution of a security pursuant to Section 1145 of the Bankruptcy Code. Any and all such New Common Stock will be freely tradable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such New Common Stock and (b) the restrictions, if any, on the transferability of such New Common Stock in the New Organizational Documents of Reorganized Proterra, or in agreements or instruments applicable to holders of, such New Common Stock.

Reorganized Proterra and the Distribution Trust need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock or the Distribution Trust Beneficiaries’ interests in the Distribution Trust under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock or the new equity issued by Reorganized Proterra are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan or the Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including without limitation any and all distributions pursuant to the Plan.

7.        Reserve and Escrow Accounts

On and after the Effective Date, the Debtors shall place Cash into (a) the Distribution Trust Expense Reserve, (b) the Professional Compensation Escrow Account, and (c) the Self-Insured Reserve Account to be maintained by Distribution Trustee for the benefit of (i) with respect to the Professional Compensation Escrow Account, Holders of Professional Compensation Claims, and (ii) with respect to the Self-Insured Reserve Account, Holders of Claims arising out of the Debtors’ self-insured employee benefits programs.

All such accounts shall be administered by the Distribution Trustee on and after the Effective Date, in each case, pursuant to the terms of the Plan.

(a)        Distribution Trust Expense Reserve

On the Effective Date, the Distribution Trust Expense Reserve shall be funded from the Distribution Trust Assets in an amount estimated to be sufficient to satisfy the costs of

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administering the Distribution Trust and effecting the Wind Down (including, for the avoidance of doubt, (i) the costs of providing or receiving the Transition Services and (ii) any administrative costs associated with the closing of these Chapter 11 Cases and payment of any Statutory Fees after the Effective Date), which amount will be determined by the Debtors in consultation with the Committee and the Second Lien Agent and set forth in the Plan Supplement. The Distribution Trust Expense Reserve shall be administered by the Distribution Trustee, and shall be applied to (i) compensate the Distribution Trustee and its professionals and (ii) satisfy costs incurred in connection with the Wind Down (including, for the avoidance of doubt, any administrative costs associated with the closing of these Chapter 11 Cases and payment of any Statutory Fees after the Effective Date), as more fully described in Article IV.I of the Plan. Pursuant to Article IV.D.10 of the Plan, the payment of fees and expenses of the Distribution Trustee and its professionals shall be made in the ordinary course of business from the Distribution Trust Expense Reserve and shall not be subject to Bankruptcy Court approval.

(b)        Professional Compensation Escrow Account

Prior to the Effective Date, the Debtors shall establish and fund the Professional Compensation Escrow Account pursuant to Article II.A.2 of the Plan.

(c)        Self-Insured Reserve Account

Prior to the Effective Date, the Debtors shall establish and fund the Self-Insured Reserve Account pursuant to Article II.B of the Plan.

8.	Tax Returns

After the Effective Date, the Distribution Trustee shall complete and file all final or otherwise required federal, state, and local tax returns for the Debtors, and, pursuant to Bankruptcy Code section 505(b), may request an expedited determination of any unpaid tax liability of the Distribution Trust, including any “disputed ownership fund”, the Debtors or their Estates for any tax incurred during the administration of such Debtors’ Chapter 11 Cases, as determined under applicable tax laws and for all tax returns filed for, or on behalf of, the Distribution Trust for all taxable periods through the dissolution of the Distribution Trust.

9.        Debtors’ Existence, Wind Down

From and after the Effective Date, and subject to Article IV.N of the Plan (if effective), the Wind Down Debtors, if any, shall continue in existence for the purpose of conducting the Wind Down, including, for the avoidance of doubt, the performance of the Transition Services. Upon the Effective Date, all transactions and applicable matters provided under the Plan shall be deemed to be authorized by the Wind Down Debtors without any requirement of further action by any Debtor. On and after the Effective Date, the Distribution Trust Assets shall be administered and managed by the Distribution Trustee in accordance with the Plan.

Upon certification to be filed with the Bankruptcy Court of the Final Distribution and completion of all duties under the Plan, including performance of the Transition Services, and entry of a final decree closing each Chapter 11 Case, and upon a motion filed pursuant to Rule

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3022-1 of the Local Rules, the Wind Down Debtors shall, to the extent not already dissolved by the Distribution Trustee pursuant to the terms of the Plan, be deemed to be dissolved without any further action by the Wind Down Debtors or the Distribution Trustee, including the filing of any documents in any office in any jurisdiction where the Wind Down Debtors are organized. Further, upon the aforementioned certification and entry of final decree, the Distribution Trustee shall be authorized, in its sole discretion, to discard or destroy any and all of the Wind Down Debtors’ books and records without further order of the Court.

As set forth above, on the Effective Date, the Distribution Trustee shall have the power, right, and responsibility to conduct the Wind Down in consultation with the Second Lien Agent, including the performance and receipt of any Transition Services, and to take possession of all books, records, and files of the Wind Down Debtors and the Estates and provide for the retention and storage of such books, records, and files until such time as the Distribution Trustee determines that retention of same is no longer necessary or required. The Distribution Trustee is authorized and empowered to effect the dissolution of any of the Wind Down Debtors as soon as practicable after the completion of the Transition Services without the need for any company action or approval or approval of the Bankruptcy Court, and neither the Wind Down Debtors nor the Distribution Trustee shall be required to pay any taxes or fees to cause such dissolution. On the Effective Date or as soon thereafter as is reasonably practicable, the Distribution Trustee shall Wind Down the affairs of the Wind Down Debtors and file final tax returns for the Wind Down Debtors.

All expenses incurred by the Distribution Trustee or the Wind Down Debtors in connection with the administration of the Wind Down shall be paid from the Distribution Trust Expense Reserve.

10.        Transition Services

Pursuant to Article IV.I of the Plan, the Wind Down shall be conducted in a manner consistent with the Debtors’ obligations pursuant to the Purchase Agreements and the Plan Support Agreement, as applicable, including, for the avoidance of doubt, any services to be provided in connection with the transition of the Debtors’ operations to any Purchaser (the “Transition Services”) in accordance with the applicable Transition Services Agreement. On and after the Effective Date, the Distribution Trustee shall have the power, right, and responsibility to ensure performance of the Transition Services. [On or after the Effective Date, to the extent required under the Purchase Agreements and in accordance with the Plan (as applicable), the Purchaser shall provide reasonable and timely cooperation to effectuate the provisions of the Plan as the Distribution Trustee might otherwise reasonably request, including, but not limited to, executing such documents to carry out the terms of the Plan].

All expenses incurred by the Distribution Trustee or the Debtors in connection with the provision of the Transition Services shall be paid from the Distribution Expense Reserve.

11.        Cancellation of Existing Indebtedness and Securities

Except as otherwise expressly provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan,

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on the Effective Date, (a) all notes, bonds, indentures, certificates, securities, shares, equity securities, purchase rights, options, warrants, convertible securities or instruments, credit agreements, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors, or giving rise to any Claims against or Interests in the Debtors or to any rights or obligations relating to any Claims against or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of, or ownership interest in, the Debtors that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan, including any Intercompany Interests which are Reinstated pursuant to the terms of the Plan), including, without limitation, the First Lien Documents, the Second Lien Convertible Notes Documents, and publicly-traded Interests, shall be canceled without any need for a Holder or any Debtors to take any further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors, thereunder or in any way related thereto shall be deemed satisfied in full, canceled, released, discharged, and of no further force or effect and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the notes, bonds, indentures, certificates, securities, shares, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan, including any Intercompany Interests which are Reinstated pursuant to the terms of the Plan), including, without limitation, the First Lien Documents, the Second Lien Convertible Notes Documents, and publicly-traded Interests, shall be released and discharged in exchange for the consideration provided under the Plan. Notwithstanding the foregoing, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) enabling Holders of Allowed Claims to receive distributions under the Plan as provided in the Plan and subject to the terms and conditions of the applicable governing document or instrument as set forth therein; (b) allowing and preserving the rights of each of the applicable agents and indenture trustees to make or direct the distributions in accordance with the Plan as provided in the Plan; (c) preserving any rights of the applicable agents and indenture trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture or the relevant debt document or instrument, including any rights to priority of payment and/or to exercise charging liens; (d) allowing the applicable agents and indenture trustees to enforce any obligations owed to each of them under the Plan; (e) allowing the applicable agents and indenture trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, but not limited, to enforce the respective obligations owed to such parties under the Plan; and (f) permitting the applicable agents and indenture trustees to perform any functions that are necessary to effectuate the foregoing.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of

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such Claim. Such surrendered certificate or instrument shall be deemed canceled as set forth in, and subject to the exceptions set forth in, Article IV.K of the Plan.

12.        Filing of Monthly and Quarterly Reports and Payment of Statutory Fees

The filing of monthly and quarterly reports and the payment of Statutory Fees shall be administered in accordance with Article II.D of the Plan. If a Reorganization occurs, Reorganized Proterra shall provide any information reasonably requested by the Distribution Trustee in connection with the preparation of any quarterly reports to be filed after the Effective Date.

13.        Plan Support Agreement Termination

(a)	Effectiveness of Article IV.M of the Plan

Article IV.M of the Plan shall become effective only in the event that a Plan Support Agreement Termination occurs.

(b)        Members, Managers, and Officers of the Debtors

Following the Confirmation Date and prior to the occurrence of the Effective Date, the then-current officers and directors of each of the Debtors shall continue in their respective capacities and the Debtors shall execute such documents and take such other action as is necessary to effectuate the actions provided for in the Plan.

On and after the Effective Date, all officers, directors, members, and managers of each Debtor shall be deemed to have resigned from such roles and shall be discharged from any further duties and responsibilities in such capacities. The Distribution Trustee shall be deemed to be the sole officer, member, shareholder, and manager of each Wind Down Debtor (and all operating agreements, certificates of incorporate, bylaws, and other organizational documents are deemed automatically amended without any action by the Debtors by the Plan to permit and authorize such admission and appointment), and the Distribution Trustee shall serve in such capacity through the earlier of the date the applicable Wind Down Debtor is dissolved in accordance with the Plan and the date that such Distribution Trustee resigns, is terminated, or is otherwise unable to serve, provided that any successor Distribution Trustee shall serve in such capacities after the effective date of such appointment as the Distribution Trustee; provided, further, that the Distribution Trustee shall retain and enforce, settle, compromise, or abandon Retained Causes of Action as the representative of the Estates in its capacity as the Distribution Trustee under the Plan pursuant to Bankruptcy Code section 1123(b)(3) and not as an officer, director, member or manager of the Wind Down Debtors.

14.        Reorganization

(a)	Effectiveness of Article IV.N of the Plan

Article IV.N of the Plan shall become effective only in the event that a Reorganization occurs.

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(b)	Corporate Existence

Except as otherwise provided in the Plan, the Restructuring Transactions Memorandum, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise amended in accordance with applicable law. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, federal, or foreign law).

(c)	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan (including the Plan Supplement) or the Confirmation Order, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights, and privileges related thereto) in each Debtor’s Estate, all Retained Causes of Action scheduled for transfer to the Reorganized Debtors on the Schedule of Retained Causes of Action, if any, and any property acquired by any of the Debtors pursuant to the Plan, in each case, other than the Distribution Trust Assets, shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, encumbrances, or other interests, unless expressly provided otherwise by the Plan or the Confirmation Order, subject to and in accordance with the Plan, including the Restructuring Transactions Memorandum. On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action that vested in the applicable Reorganized Debtor without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court, but subject in all respects to the Final Cash Collateral Order and the Plan.

(d)        New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on or promptly after the Effective Date, the Reorganized Debtors will file their applicable New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states or jurisdictions of incorporation or formation in accordance with the corporate laws of such respective states or jurisdictions of incorporation or formation. The New Organizational Documents shall be reasonably acceptable to the Debtors and the Plan Sponsor. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will

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prohibit the issuance of non-voting equity securities of the Reorganized Debtors. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents or otherwise restructure their legal Entity forms, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law.

(e)	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the boards of directors of each Debtor shall expire, and the Wind Down Debtors shall be dissolved as soon as is reasonably practicable in accordance with the Plan and the Restructuring Transactions Memorandum. The New Board shall be appointed in accordance with the New Organizational Documents of Reorganized Proterra.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the initial New Board, to the extent known at the time of filing, as well as those Persons that will serve as an officer of any subsidiary of Reorganized Proterra, if any. To the extent any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and may be replaced or removed in accordance with such New Organizational Documents.

On and after the Effective Date, the Distribution Trustee shall be deemed to be the sole officer, member, shareholder, and manager of the Wind Down Debtors, if any (and all operating agreements, certificates of incorporate, bylaws, and other organizational documents are deemed amended by the Plan to permit and authorize such admission and appointment), and the Distribution Trustee shall serve in such capacity through the earlier of the date the applicable Wind Down Debtor is dissolved in accordance with the Plan and the date that such Distribution Trustee resigns, is terminated, or is otherwise unable to serve, provided that any successor Distribution Trustee shall serve in such capacities after the effective date of such appointment as the Distribution Trustee; provided, further, that the Distribution Trustee shall retain and enforce, settle, compromise, or abandon Retained Causes of Action assigned to the Distribution Trust as the representative of the Estates in its capacity as the Distribution Trustee under the Plan pursuant to Bankruptcy Code section 1123(b)(3) and not as an officer, director, member or manager of any Wind Down Debtor.

(f)        Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The applicable Debtors or the Reorganized Debtors shall take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided in the Plan, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations,

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arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include, and in any event, shall be in accordance with the consent rights in the Plan Support Agreement and the Definitive Documents: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the other Definitive Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (d) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

For purposes of consummating the Plan and the Restructuring Transactions, neither the occurrence of the Effective Date, any of the transactions contemplated in Article IV.N.6 of the Plan, nor any of the transactions contemplated by the Restructuring Transactions Memorandum shall constitute a change of control under any agreement, contract, or document of the Debtors.

Distributions of the New Common Stock will most likely be made by delivery or book-entry transfer thereof by a distribution agent in accordance with the Plan and the New Organizational Documents rather than through the facilities of DTC. Upon the Effective Date the New Common Stock shall be that number of shares as may be designated in the New Organizational Documents.

(g)	Private Company

No Reorganized Debtor shall have any class of equity securities listed on a securities exchange. The Reorganized Debtors will not take any steps to have the New Common Stock registered under Section 12(g) of the Exchange Act and if the issuer of the New Common Stock is OpCo, OpCo will not be obligated to comply with any reporting and other obligations applicable to issuers whose equity securities are registered under Section 12(g) of the Exchange Act.

On the Effective Date, TopCo may continue to be registered under the Exchange Act and if so, TopCo will be obligated to continue to comply with all reporting and other obligations applicable to issuers registered under Section 12(g) of the Exchange Act. From and after the Effective Date, the governing body of TopCo will seek to deregister its reorganized equity if TopCo is eligible to do so in accordance with the rules and regulations of the Exchange Act and/or any relief or guidance by the Securities and Exchange Commission. To the extent practicable, as

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determined in good faith by the Debtors and the Second Lien Agent, the Reorganized Debtors, in consultation with the Committee, shall: (a) emerge from these Chapter 11 Cases as non-publicly reporting companies on the Effective Date and not be subject to the reporting requirements under Sections 12(g) or 15(d) of the Exchange Act, except, in each case, as otherwise may be required pursuant to applicable law; (b) not be voluntarily subjected to any reporting requirements promulgated by the SEC; (c) not be required to list the New Common Stock on a securities exchange; and (d) timely file or otherwise provide all required filings and documentation to allow for the termination and/or suspension of registration with respect to the reporting requirements under the Exchange Act as soon as practicable following the Effective Date.

15.        Corporate Authorization

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors, members, or managers of one or more of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable law of the states in which the Debtors are organized, without any requirement of further action by the unitholders, holders of any Interests, stockholders, directors, members, or managers of the Debtors. If a Reorganization occurs, after the Effective Date, to the extent necessary, Reorganized Proterra shall have all authority to address any and all matters arising after the Effective Date that would have required the approval of, and to act on behalf of, the stockholders, directors, members, or managers of one or more of the Debtors. After the Effective Date, to the extent necessary, the Distribution Trustee shall have all authority to address any and all matters arising before the Effective Date that would have required the approval of, and to act on behalf of, the stockholders, directors, members, or managers of one or more of the Wind Down Debtors. Each of the Wind Down Debtors or the Distribution Trustee, as applicable, shall be authorized and directed, following the completion of all disbursements, other transfers, and other actions required of the Debtors by the Plan, to file any certificate of cancellation or dissolution of any Wind Down Debtor as provided in the Plan or the Restructuring Transactions Memorandum. The filing of such certificates of cancellation or dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders, partners, members, directors, or comparable governing bodies of the Wind Down Debtors. The authorizations and approvals contemplated by Article IV.O of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

16.        Director and Officer Liability Insurance

Other than as explicitly assumed in connection with the assumption of executory contracts and unexpired leases under the Plan, the Reorganized Debtors shall not assume any indemnification obligations of the Debtors, including pursuant to the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, or employment contracts of the Debtors for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable. The organizational documents of the Reorganized Debtors shall be amended on the Effective Date to provide indemnification, exculpation, and other similar protections only to the Reorganized Debtors’ officers and directors for acts on or after the Effective Date.

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On or after the Confirmation Date, the Debtors and Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such D&O Policy (including any “tail policy”) for the full term of such policy regardless of whether such directors and/or officers remain in such positions before or after the Effective Date. At the Debtors’ option, each of the Debtors’ D&O Policies will be either: (a) assumed by the Reorganized Debtors (including any tail policies), provided that such D&O Policies do not require the Reorganized Debtors to make any post-Effective Date cash expenditures; or (b) retained by the Debtors’ Estates. In either case ((a) or (b)), each of the Debtors’ D&O Policies (including any “tail policy”) shall remain in full force and effect for their entire term and shall not be cancelled.

17.	Effectuating Documents and Further Transactions

Prior to the Effective Date, the Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other actions as may be reasonably necessary to effectuate and further evidence the terms and conditions of the Plan. After the Effective Date, the Distribution Trustee or the Reorganized Debtors, as applicable, shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

18.	Treatment and Preservation of Causes of Action

Other than any Causes of Action against an Entity that are waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order (which Causes of Action shall not, for the avoidance of doubt, constitute Retained Causes of Action), the Debtors reserve and assign to Reorganized Proterra or the Distribution Trust (as set forth in the Schedule of Retained Causes of Action), any and all Retained Causes of Action, including, without limitation, setoff, offset and recoupment rights, regardless of whether or not such rights are specifically enumerated in the Plan, Disclosure Statement, Plan Supplement, or elsewhere, whether arising before or after the Petition Date, and preserve the right to commence, continue, prosecute, or settle such Retained Causes of Action, notwithstanding the occurrence of the Effective Date. If a Plan Support Agreement Termination has occurred, the Distribution Trustee, on behalf of the Distribution Trust, may pursue any such Retained Causes of Action in their sole discretion.

In addition, the Distribution Trust expressly reserves the right to pursue or adopt any and all Retained Causes of Action, including, without limitation, setoff, offset and recoupment rights, alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits, subject to the provisions of the Plan or any Final Order. The Debtors and the Distribution Trustee (as applicable) do not intend, and it should not be assumed (nor shall it be deemed) that because any existing or potential Retained Causes of Action, including, without limitation, setoff, offset and recoupment rights, have not yet been pursued by the Debtors or are not set forth herein, in the Disclosure Statement, or otherwise, that any and all Retained Causes of Action, including, without limitation, setoff, offset and recoupment rights, has been waived or expunged.

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No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Retained Cause of Action against them as any indication that the Distribution Trust or Reorganized Proterra, as applicable, will not pursue any and all available Retained Causes of Action against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action as a consequence of Confirmation or Consummation.

19.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate, or personal property transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax, fee. or governmental assessment, and upon entry of the Confirmation Order, the appropriate governmental officials or agents shall forgo the collection of any such tax, fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, fee, or governmental assessment. Such exemption specifically applies, without limitation, to (a) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of indebtedness by such means or other means, (b) the making or assignment of any lease or sublease, (c) any Restructuring Transaction authorized by the Plan, and (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including: (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (iii) deeds; (iv) bills of sale; (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (vi) any of the other Definitive Documents.

D.	Treatment of Executory Contracts and Unexpired Leases
1.	Treatment of Executory Contracts and Unexpired Leases

As of the Effective Date, except as provided in the Plan (including, with respect to D&O Policies, Article IV.P of the Plan), the Debtors shall be deemed to have rejected all Executory Contracts and Unexpired Leases, unless such Executory Contract is a D&O Policy or an Insurance Contract, that (a) have not been identified on the Schedule of Assumed Executory Contracts and Unexpired Leases, if any (which shall be included in the Plan Supplement), (b) have not been otherwise rejected, assumed, or assumed and assigned, including in connection with any Sale, or which have not been designated for assumption or assumption and assignment pursuant to the terms of any Sale Order, or (c) are not otherwise rejected, assumed, assumed and assigned, or the subject of a motion filed by the Debtors prior to the Effective Date to assume, assume and assign, or reject such Executory Contracts and Unexpired Leases on which the Bankruptcy Court has not ruled and is still pending.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving (a) the foregoing rejections and (b) the assumption of the Executory Contracts and Unexpired Leases listed on the Schedule of Assumed Executory Contracts and Unexpired Leases, each pursuant to

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sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall be (a) assumed by the Debtors, in the event that a Reorganization occurs, or (b) transferred to the Distribution Trust and be deemed a Distribution Trust Asset, in the event that a Plan Support Agreement Termination has occurred. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors reserve the right to alter, amend, modify, or supplement the Assumed Executory Contract and Unexpired Lease List prior to the Confirmation Date on no less than seven days’ notice to any counterparty to an Executory Contract or Unexpired Lease affected thereby.

2.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, (a) insurance coverage or (b) warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

3.	Rejection Damages Claims

The Effective Date Notice shall indicate that all Executory Contracts that do not fall into categories (a), (b), or (c) as set forth in Article V.A of the Plan are deemed rejected as of the Effective Date. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan, if any, must be Filed with the clerk of the Bankruptcy Court and served upon the Debtors or Reorganized Debtors, as applicable, and the Distribution Trustee, within thirty (30) day of the occurrence of the Effective Date (the “Rejection Bar Date”). The Effective Date Notice shall set forth the Rejection Bar Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim shall be classified as a Class 5 General Unsecured Claim and shall be treated in accordance with Article III of the Plan. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within the time required by this section will be forever barred from assertion against any of the Debtors, the Estates, the property of the Debtors or the Distribution Trust, and the Distribution Trustee.

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4.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

(a)        Effectiveness of Article V.D

Article V.D of the Plan shall become effective only in the event that a Reorganization occurs.

(b)        Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the Effective Date or as soon as reasonably practicable thereafter, with such Cure Claim being $0.00 if no amount is listed on either the Schedule of Assumed Executory Contracts and Unexpired Leases, Cure Notice, or Plan Cure Notice, as applicable, subject to the limitations described below, or on such other terms as the party to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (a) the amount of the Cure Claim, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, if required, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall only be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or by mutual agreement between the Debtors or the Reorganized Debtors, as applicable, and the applicable counterparty, with the reasonable consent of the Second Lien Agent and the Committee.

At least fourteen (14) calendar days before the Confirmation Hearing and solely to the extent the applicable Executory Contract or Unexpired Lease was not included in the Cure Notice (or if the proposed Cure Claim for such Executory Contract or Unexpired Lease is different than the proposed Cure Claim listed in the Cure Notice), the Debtors shall distribute, or cause to be distributed, Plan Cure Notices and proposed amounts of Cure Claims to the applicable Executory Contract or Unexpired Lease counterparties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven (7) calendar days before the Confirmation Hearing. Any such objection to the assumption of an Executory Contract or Unexpired Lease shall be heard by the Bankruptcy Court on or before the Effective Date, unless a later date is agreed to between the Debtors or the Reorganized Debtors, on the one hand, and the counterparty to the Executory Contract or Unexpired Lease, on the other hand, or by order of the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount shall be deemed to have assented to such assumption and/or cure amount.

The Debtors or Reorganized Debtors, as applicable, reserve the right to reject any Executory Contract or Unexpired Lease in their discretion, subject to the consent rights set forth in the Plan Support Agreement, including in connection with the resolution of any cure disputes. Notwithstanding anything to the contrary in the Plan, if at any time the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice or Plan Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right, at such time, to remove such Executory Contract or Unexpired Lease from the Schedule of Assumed Executory Contracts and

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Unexpired Leases, in which case such Executory Contract or Unexpired Lease shall be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults, whether monetary or nonmonetary, including defaults of provisions restricting a change in control or any bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease; provided that nothing in the Plan shall prevent the Reorganized Debtors from (a) paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim or (b) settling any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court, in each case in clauses (a) or (b), with the consent (not to be unreasonably withheld, conditioned or delayed) of the Second Lien Agent and the Committee. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed and cured shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.	Insurance Policies

Each of the Debtors’ Insurance Contracts and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, and excepting any such Insurance Contracts that have previously been assumed or rejected by the Debtors pursuant to a Final Order, are the subject of a motion to reject that is pending as of the Effective Date, or have an ordered or requested effective date of rejection that is after the Effective Date, (a) the Debtors shall be deemed to have assumed all Insurance Contracts and any agreements, documents, and instruments relating to coverage of all insured Claims and (b) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

Article V.E of the Plan shall not apply to any of the Debtors’ D&O Policies, which are subject to Article IV.P of the Plan.

6.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of rejection, the Debtors shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

7.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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E.	Provisions Governing Distributions
1.	Timing and Calculation of Amounts to Be Distributed; Entitlement to Distributions

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VI and Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to postpetition interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

2.	Disbursing Agent

With respect to Distributions made on the Effective Date, the Debtors may be the Disbursing Agent. With respect to Distributions made after the Effective Date, the Distribution Trustee may be the Disbursing Agent (provided that the Distribution Trustee may hire professionals or consultants to assist with making disbursements or to act as the Disbursing Agent, and any references in the Plan to the Distribution Trustee as the Disbursing Agent shall be deemed to apply to any such agents of the Distribution Trustee, as applicable) and shall cause all distributions to be made to Holders of Claims after the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Any costs and expenses incurred by the Distribution Trustee in its capacity as Disbursing Agent shall be subject to Article IV.D.14 of the Plan.

3.	Distributions to Distribution Trust Beneficiaries

(a)        Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

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(b)        Reserves for Distribution Trust Beneficiaries

On and after the Effective Date, no Distributions to the Second Priority Distribution Trust Beneficiaries shall be made (a) prior to the Administrative Claims Bar Date, or (b) after the Administrative Claims Bar Date which would, after giving effect to such Distributions, result in the Distribution Trust Assets being less than the Disputed Claims Reserve Amount.

(c)	Distributions to First Priority Distribution Trust Beneficiaries

The Disbursing Agent shall remit to each First Priority Distribution Trust Beneficiary, on the first Distribution Date to occur that is at least thirty (30) days (or such fewer days as may be agreed by the Distribution Trustee in its sole discretion) after the date on which such First Priority Distribution Trust Beneficiary’s Claim is Allowed, any Distributions to which such First Priority Distribution Trust Beneficiary would have been entitled under the Plan on account of its Claim had such Claim been Allowed as of the Effective Date.

(d)        Distributions to Second Priority Distribution Trust Beneficiaries

Subject to Article VI.C.2 of the Plan, on each Distribution Date, the Disbursing Agent shall make Distributions of the Distribution Trust Assets to the Second Priority Distribution Trust Beneficiaries.

With respect to Holders of Disputed Class 5 General Unsecured Claims, upon any such Disputed Class 5 General Unsecured Claim becoming an Allowed Claim, the Holder of such Allowed Claim shall be deemed to be a Second Priority Distribution Trust Beneficiary. On the first Distribution Date that is at least thirty (30) days (or such fewer days as may be agreed by the Distribution Trustee in its sole discretion) after the date on which a Holder of a Disputed Class 5 General Unsecured Claim becomes a Second Priority Distribution Trust Beneficiary, the Disbursing Agent shall remit to the Holder of such Allowed Claim any Distributions such Holder would have been entitled to under the Plan had such Holder been a Second Priority Distribution Trust Beneficiary as of the Effective Date.

4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)        Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each Class of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims. The Disbursing Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. In addition, with respect to payment of any cure amounts or disputes over any cure amounts, neither the Debtors nor the Disbursing Agent, as applicable, shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim.

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(b)        Delivery of Distributions in General; De Minimis Distributions

Except as otherwise provided in the Plan, the Disbursing Agent shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution. Notwithstanding anything to the contrary contained in the Plan, neither the Debtors, prior to the Effective Date, nor the Distribution Trustee thereafter, shall be required to distribute, and neither shall distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $50. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $50 shall be forever barred from asserting such Claim against the Debtors, the Estates, the property of the Debtors or the Distribution Trust, or the Distribution Trustee.

(c)        Minimum Distributions of New Common Stock

If a Reorganization occurs, no fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

(d)        Undeliverable Distributions and Unclaimed Property

i.	Failure to Claim Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of ninety (90) days after the date any such undeliverable distribution was attempted to be made without further order of the Bankruptcy Court. After such date, all unclaimed property or interests in property shall revert to the Distribution Trust as Distribution Trust Assets (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred without further order of the Bankruptcy Court.

ii.	Failure to Present Checks

Checks issued by the Disbursing Agent on account of Allowed Claims, if any, shall be null and void if not negotiated within ninety (90) days after the issuance of such check without further

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order of the Bankruptcy Court. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the issuance of such check shall have its Claim for such un-negotiated check discharged and shall be discharged and forever barred, estopped, and enjoined from asserting any such Claim against the Estates without further order of the Bankruptcy Court. In such cases, any Cash held for payment on account of such Claims shall be Distribution Trust Assets, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

5.	Compliance with Tax Requirements / Allocations

In connection with the Plan, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Disbursing Agent reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances. The Distribution Trustee may require, in the Distribution Trustee’s reasonable discretion and as a condition to the receipt of any distribution under the Plan, that the Holder of an Allowed Claim complete and return to the Distribution Trustee (or Disbursing Agent, as applicable) the appropriate Form W-8 or Form W-9, as applicable and including all relevant attachments, to each Holder. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution and (b) the Distribution Trustee has the right, but not the obligation, to not make a distribution to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Distribution Trustee (or Disbursing Agent, as applicable) for the payment and satisfaction of such withholding tax obligations; provided that any such distribution must comply with all tax withholding and reporting requirements imposed by any Governmental Unit. If the Holder of a Claim fails to complete and return to the Distribution Trustee (or Disbursing Agent, as applicable) the appropriate Form W-8 or Form W-9 within one hundred eighty (180) days of the request by the Distribution Trustee (or Disbursing Agent, as applicable), then such Holder shall have its Claim forfeited and shall be forever barred, estopped, and enjoined from asserting any such Claim against the Estates. In such cases, any Cash held for payment on account of such Claims shall be Distribution Trust Assets, free of any Claims of such Holder with respect thereto. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be

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allocated first to the principal amount (as determined for U.S. federal income tax purposes) of such Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

6.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of a Claim shall be deemed to have surrendered the Certificates or other documentation underlying each such Claim, and all such surrendered Certificates and other documentations shall be deemed to be canceled pursuant to Article IV.K of the Plan, except to the extent otherwise provided in the Plan.

7.	Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check, wire transfer, automated clearing house, or as otherwise required or provided in applicable agreements.

8.	Foreign Currency Exchange Rate

Except as otherwise provided in a Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

9.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, each Class 5 General Unsecured Claim that has been asserted against multiple debtors will be treated as a single Claim and shall result in a single distribution under the Plan.

10.	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

The Distribution Trustee shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or the Distribution Trustee. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or the Distribution Trustee on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Distribution Trust to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the distribution date.

(b)	Claims Payable by Third Parties

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No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

F.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims
1.	Disputed Claims

Before the Effective Date of the Plan, the Debtors shall have the sole authority to object to all Claims. After the Effective Date, the Distribution Trustee shall have the sole authority to object to all Claims against the Debtors; provided that the Distribution Trustee shall not be entitled to object to any Claim that has been expressly Allowed by Final Order or under the Plan. Except as expressly provided in any Bankruptcy Court order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), the Distribution Trustee after Consummation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. In the event that any objection to a Claim filed by the Debtors remains pending as of the Effective Date, the Distribution Trustee shall be deemed substituted for the Debtors as the objecting party.

On and after the Effective Date, the Distribution Trustee shall have the sole authority to litigate, compromise, settle, otherwise resolve, or withdraw any objections to all Claims, to compromise and settle any such Claims, and to administer and adjust the official register of Claims in the Chapter 11 Cases to reflect any such settlement or compromises, in each case without notice to or approval by the Bankruptcy Court.

No Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order (including, without limitation, the Confirmation Order) in the Chapter 11 Cases allowing such Claim. Notwithstanding any other provisions of the Plan, no payments or Distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

Any objections to Claims against any of the Debtors shall be Filed on or before the Claims Objection Deadline.

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2.	Estimation of Claims

The Distribution Trustee may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Distribution Trustee has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Distribution Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

3.	Adjustment to Claims or Interests Without Objection

Any duplicate Claim or Interest, any Claim against any Debtor that has been paid or satisfied, or any Claim against any Debtor that has been amended or superseded, canceled, or otherwise expunged (including pursuant to the Plan), may, in accordance with the Bankruptcy Code and Bankruptcy Rules, be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Distribution Trustee without the Distribution Trustee having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Distribution Trustee without the Distribution Trustee having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	No Distributions Pending Allowance

Notwithstanding anything to the contrary the Plan, if any portion of a Claim against any Debtor is Disputed, or if an objection to a Claim against any Debtor or portion thereof is Filed as set forth in Article VII of the Plan, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

G.	Conditions Precedent to Confirmation of the Plan and the Effective Date
1.	Conditions Precedent to the Effective Date
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It shall be a condition to the Effective Date that the following provisions, terms, and conditions are satisfied (or waived pursuant to the provisions of Article VIII.B of the Plan), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

(a)	the Bankruptcy Court shall have entered the Confirmation Order, which shall:
i.	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

ii.	decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

iii.	authorize the Debtors, as applicable/necessary, to: (A) implement the Restructuring Transactions; (B) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; and (C) make all distributions and issuances as required under the Plan, including cash and, as applicable/necessary, the New Common Stock;

iv.	authorize the implementation of the Plan in accordance with its terms; and

v.	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax to the fullest extent permissible;

(b)	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(c)	the final version of each of the Plan and all documents contained in any supplement to the Plan, including the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Plan and in a form reasonably acceptable to the Second Lien Agent;

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(d)	the Debtors shall have fully funded the Professional Compensation Escrow Account, the Distribution Trust Expense Reserve, and the Self-Insured Reserve Account;

(e)	to the extent invoiced, the payment in cash in full of all Restructuring Expenses;

(f)	the sale of Proterra Powered to Volvo Battery Solutions LLC shall have been consummated substantially on the terms described in that certain Notice of Successful Bidder Regarding Debtors’ Powered Assets [Docket No. 525];;

(g)	the sale of Proterra Transit shall have been consummated or the Second Lien Agent and the Committee shall have approved, with such approval not to be unreasonably withheld, a plan for the wind-down of Proterra Transit; and

(h)	the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Plan in a manner consistent with the Plan.
2.	Waiver of Conditions

Each of the conditions to Confirmation and to Consummation set forth in Article VIII of the Plan may be waived by the Debtors with the written consent of the Second Lien Agent and the Committee without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

3.	Effect of Nonoccurrence of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or this Disclosure Statement shall: (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders or any other Entity in any respect.

H.	Settlement, Release, Injunction, and Related Provisions
1.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such

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compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to sections 1123 and 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Distribution Trustee may compromise and settle Claims against the Estates and Causes of Action against other Entities.

2.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each of the Released Parties is unconditionally, irrevocably, generally, individually, and collectively, released, acquitted, and discharged by the Debtors, the Reorganized Debtors, any Wind Down Debtor, and each of their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, from any and all Causes of Action, including any Avoidance Actions or derivative Causes of Action asserted or assertable by or on behalf of a Debtor, the Reorganized Debtors, any Wind Down Debtor, or any of their Estates, any Causes of Action that any Debtor, the Reorganized Debtors, any Wind Down Debtor, or any of their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise that the Debtors, the Reorganized Debtors, any Wind Down Debtor, or their Estates (whether individually or collectively) ever had, now has, or thereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, the Marketing Process, intercompany transactions, the Chapter 11 Cases, the purchase, sale, or rescission of any security of the Debtors, any Sale, the formulation, preparation, dissemination, negotiation, or filing of the Sale Documents, Plan Support Agreement, the Disclosure Statement, or the Plan, including the Plan Supplement; (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Sales, the Plan Support Agreement, the Disclosure Statement, or the Plan, including the Plan Supplement; (c) the business or contractual arrangements between any Debtor and any Released Party, whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases; (d) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan; (e) the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including any issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (f) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from or relating to any of the foregoing, including, without limitation, the Prepetition Loan Documents, any Interests, and all matters relating thereto.

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Notwithstanding anything to the contrary in the foregoing, the releases set forth above shall not release: (a) to the extent that any Claims or other Causes of Action against the Debtors are not released pursuant to the Plan, are not discharged pursuant to the Plan, or are Disputed, any rights of the Debtors, the Reorganized Debtors, and the Wind Down Debtors to assert any and all counterclaims, crossclaims, offsets, indemnities, claims for contribution, defenses, and similar claims or other Causes of Action in response to such Causes of Action; (b) any commercial Cause of Action arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed; (c) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any other document, instrument, or agreement executed to implement the Plan (including those set forth in the Plan Supplement); (e) any obligations of any party or Entity under the Sale Documents; (f) any Retained Causes of Action; or (g) any Causes of Action asserted or assertable by any Debtor against any non-Debtor party to any Retained Cause of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) essential to the Confirmation of the Plan; (b) an exercise of the Debtors’ business judgment; (c) in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (d) a good faith settlement and compromise of the Causes of Action released by the Debtor Release; (e) in the best interests of the Debtors and all Holders of Claims and Interests; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Debtors, the Reorganized Debtors, the Wind Down Debtors, and the Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, asserting any Cause of Action released pursuant to the Debtor Release.

Each of the Debtors expressly acknowledges that although ordinarily a general release may not extend to Claims or Causes of Action that each Debtor does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered, and taken into account in determining to enter into the above releases described in the Plan, the possible existence of such unknown losses or Claims or Causes of Action. Without limiting the generality of the foregoing, each Debtor expressly waives and relinquishes any and all rights and benefits such party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity that provides that a release does not extend to Claims or Causes of Action that the claimant does not know or suspect to exist in its favor at the time of providing the release or that may in any way limit the effect or scope of the releases with respect to released Claims or Causes of Action that such party did not know or suspect to exist in such party’s favor at the time of providing the release, which in each case if known by it may have materially affected its settlement with any Released Party, including, without limitation, California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT

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TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of the Debtors expressly acknowledges that the releases and covenants not to sue contained in the Plan are effective regardless of whether those released matters or released Claims or Causes of Action are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

3.	Releases by the Releasing Parties

As of the Effective Date, each of the Releasing Parties other than the Debtors shall, and shall be deemed to have, expressly, absolutely, unconditionally, irrevocably, generally, individually, and collectively, released, acquitted, and discharged each of the Released Parties from any and all Causes of Action, including any Avoidance Actions or derivative Causes of Action asserted or assertable by or on behalf of a Debtor, the Reorganized Debtors, any Wind Down Debtor, or any of their Estates, and any Causes of Action asserted or assertable by or on behalf of the Holder of any Claim or Interest or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise that the Releasing Parties (whether individually or collectively) ever had, now have, or thereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, the Marketing Process, intercompany transactions, the Chapter 11 Cases, the purchase, sale, or rescission of any security of the Debtors, any Sale, the formulation, preparation, dissemination, negotiation, or filing of the Sale Documents, the Plan Support Agreement, the Disclosure Statement, or the Plan, including the Plan Supplement; (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Sales, the Plan Support Agreement, the Disclosure Statement, or the Plan, including the Plan Supplement; (c) the business or contractual arrangements between any Debtor and any Releasing Party, whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases; (d) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan; (e) the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including any issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (f) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from or relating to any of the foregoing, including, without limitation, the Prepetition Loan Documents, any Interests, and all matters relating thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above shall not release, prejudice, limit, impact, or otherwise impair: (a) to the extent that any

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Causes of Action against any Releasing Party are not released or discharged pursuant to the Plan, any rights of such Releasing Party to assert any and all counterclaims, crossclaims, offsets, indemnities, claims for contribution, defenses, and similar claims in response to such Causes of Action; (b) any rights of the First Lien Agent or Second Lien Agent to (i) payment of fees, expenses, and indemnification obligations as against any money or property distributable to holders of Claims under the First Lien Credit Facility or the Second Lien Convertible Notes, respectively, including any rights to priority of payment and/or to exercise charging liens or (ii) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan and Confirmation Order, as applicable; (c) any commercial Cause of Action arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed; (d) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement executed to implement the Plan (including those set forth in the Plan Supplement); (f) any obligations of any party or Entity under the Sale Documents; or (g) any Cause of Action asserted or assertable by any Releasing Party against any non-Debtor party to any Retained Cause of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) essential to the Confirmation of the Plan; (b) given in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (c) a good faith settlement and compromise of the Causes of Action released by the Third-Party Release; (d) in the best interests of the Debtors and their Estates; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; (g) consensual; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

Each of the Releasing Parties expressly acknowledges that although ordinarily a general release may not extend to Claims or Causes of Action that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered, and taken into account in determining to enter into the above releases described in the Plan, the possible existence of such unknown losses or Claims or Causes of Action. Without limiting the generality of the foregoing, each Releasing Party expressly waives and relinquishes any and all rights and benefits such party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity that provides that a release does not extend to Claims or Causes of Action that the claimant does not know or suspect to exist in its favor at the time of providing the release or that may in any way limit the effect or scope of the releases with respect to released Claims or Causes of Action that such party did not know or suspect to exist in such party’s favor at the time of providing the release, which in each case if known by it may have materially affected its settlement with any Released Party, including, without limitation, California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT

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TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of the Releasing Parties expressly acknowledges that the releases and covenants not to sue contained in the Plan are effective regardless of whether those released matters or released Claims or Causes of Action are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

4.	Exculpation

To the fullest extent permitted by applicable law, no Exculpated Party will have or incur any liability to any person or Entity for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Debtors’ restructuring efforts, the Chapter 11 Cases, preparation for the Chapter 11 Cases, the filing of the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, filing, or termination of the Sale Documents, the Plan Support Agreement, the Disclosure Statement, or the Plan, including the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, the Sales, the funding of the Plan, the occurrence of the Effective Date, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, the issuance of securities pursuant to the Plan, the issuance of the New Common Stock, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence, or willful misconduct, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The foregoing shall not be deemed to release, affect, or limit any post-Effective Date rights or obligations of the Exculpated Parties under the Plan, any Restructuring Transaction, or any other document, instrument, or agreement executed to implement the Plan (including those set forth in the Plan Supplement).

The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

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5.        Discharge; Injunction

Article IX.E of the Plan shall become effective only in the event that a Reorganization occurs.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing). The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan provisions setting forth the releases granted by the Debtors or the Releasing Parties, or discharged pursuant to the Plan, or are subject to exculpation pursuant to the article of the Plan which provides for the exculpation of the Exculpated Parties, shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Wind Down Debtors, the Exculpated Parties, or the Released Parties or the Distribution Trust: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect

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to any such Claims or Interests unless such Entity has, on or before the Effective Date, asserted such setoff right in a document filed with the Bankruptcy Court (i.e., a timely filed motion or proof of claim) explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

6.        Non-Discharge of the Debtors; Injunction

Article IX.F shall become effective only in the event that a Plan Support Agreement Termination occurs.

In accordance with section 1141(d)(3) of the Bankruptcy Code, the Plan does not discharge the Debtors. Section 1141(c) nevertheless provides, among other things, that the property dealt with by the Plan is free and clear of all Claims and Interests against the Debtors. As such, no Entity holding a Claim or Interest may receive any payment from, or seek recourse against, any assets that are to be distributed under the Plan other than assets required to be distributed to that Entity under the Plan. All parties are precluded from asserting against any property to be distributed under the Plan any Claims, rights, Causes of Action, liabilities, or Interests based upon any act, omission, transaction, or other activity that occurred before the Effective Date except as expressly provided in the Plan or the Confirmation Order.

Except as otherwise expressly provided for in the Plan or Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities are permanently enjoined, on and after the Effective Date, on account of or in connection with any Claim or Interest or Cause of Action, from:

(a)	commencing or continuing in any manner any action or other proceeding of any kind against any of the Debtors, the Wind Down Debtors, their Estates, or the Distribution Trustee;

(b)	enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any of the Debtors, the Wind Down Debtors, their Estates, or the Distribution Trustee;

(c)	creating, perfecting or enforcing any encumbrance of any kind against any of the Debtors, the Wind Down Debtors, their Estates, or the Distribution Trustee;

(d)	asserting any right of setoff or subrogation of any kind against any obligation due from any of the Debtors, the Wind Down Debtors, their Estates, or the Distribution Trustee, except to the extent a right to setoff or subrogation is asserted with respect to a timely filed proof of Claim or motion filed before the Effective Date; or

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(e)	commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Interest or Cause of Action released under Article IX of the Plan.

Such injunction shall extend to any successors and assigns of the Debtors, the Wind Down Debtors, their Estates, or the Distribution Trustee and their respective assets and properties. Any Entity injured by any willful violation of such injunction may seek actual damages and, in appropriate circumstances, may seek punitive damages from the willful violator.

Unless otherwise provided in the Plan, any injunction or stay arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date shall remain in full force and effect until the Chapter 11 Cases are closed.

7.	Setoffs

Except as otherwise expressly provided for in the Plan, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or an Interest, each Debtor, the Reorganized Debtors, each Wind Down Debtor, or the Distribution Trustee (as applicable) may set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Interest (before any distribution is made on account of such Allowed Claim or Allowed Interest), any claims, rights and Causes of Action of any nature that such Debtor, the Reorganized Debtors, each Wind Down Debtor, or the Distribution Trustee, as applicable, may hold against the Holder of such Allowed Claim or Allowed Interest, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Debtor, the Reorganized Debtors, each Wind Down Debtor, or the Distribution Trustee of any such claims, rights and Causes of Action that such Debtor, the Reorganized Debtors, each Wind Down Debtor, or the Distribution Trustee may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to set off any Claim or Interest against any claim, right or Cause of Action of the applicable Debtor, the Reorganized Debtors, each Wind Down Debtor, or the Distribution Trustee unless such Holder has timely Filed a motion or proof of claim with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date.

8.	Release of Liens

Except as otherwise specifically provided in the Plan, the Confirmation Order, or any other document, instrument, or agreement executed to implement the Plan (including those set forth in the Plan Supplement), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, discharged, and compromised, and all of the right, title, and

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interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to (a) if a Reorganization occurs, the Reorganized Debtors, and (b) if a Plan Support Agreement Termination occurs, the Distribution Trust, and in either case ((a) or (b)), their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors; provided that no mortgage, deed of trust, Lien, pledge, or other security interest against any property of the Estates in favor of any Allowed Secured Claim shall be released prior to satisfaction and/or payment of such Allowed Secured Claim in full in accordance with the Plan. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the (a) if a Reorganization occurs, the Reorganized Debtors, and (b) if a Plan Support Agreement Termination occurs, the Distribution Trust, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by (a) if a Reorganization occurs, the Reorganized Debtors, and (b) if a Plan Support Agreement Termination occurs, the Distribution Trust, to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

In addition, the First Lien Agent and Second Lien Agent shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Proterra, the Wind Down Debtors, the Distribution Trustee, or any Purchaser, as applicable, to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors, Reorganized Proterra, or the Distribution Trustee to file UCC-3 termination statements (to the extent applicable) with respect thereto.

I.	Binding Nature of Plan

ThE plan shall bind all holders of claims AGAINST and Interests IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (i) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) has filed a proof of claim in the chapter 11 cases, or (iii) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

J.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors, and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

(i)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority,

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Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(ii)	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(iii)	resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) any dispute related to the Sales; (iv) any dispute regarding whether a contract or lease is or was executory or expired; and (v) any other dispute arising out of the Debtors’ assumption and assignment of any executory contract between any Debtor and any LG Party or other counterparty of a Debtor;

(iv)	ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicating any and all disputes arising from or relating to the distributions under the Plan;

(v)	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(vi)	adjudicate, decide, or resolve any and all matters related to Causes of Action, including any claims that may be brought against, or on behalf of, any Debtor, any director, officer, employee, creditor, member, interest holder, or other Released Party or Exculpated Party of a Debtor in their capacity as such (including to enforce the release and exculpation provisions of the Plan);

(vii)	adjudicate, decide, or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

(viii)	enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

(ix)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(x)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions and other provisions contained in Article IX of the Plan

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and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(xi)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan;

(xii)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, or vacated;

(xiii)	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Distribution Trust Agreement and any other document in the Plan Supplement;

(xiv)	enter an order or final decree concluding or closing the Chapter 11 Cases;

(xv)	consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(xvi)	hear and determine disputes arising in connection with Sales;

(xvii)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xviii)    enforce all orders previously entered by the Bankruptcy Court; and

(xix)	adjudicate all other matters over which the Bankruptcy Court has jurisdiction;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum-selection or dispute-resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

K.	Modification, Revocation, or Withdrawal of the Plan
1.	Modifications and Amendments

Subject to the limitations and rights contained in the Plan: (a) the Debtors reserve the right, with the prior written consent of the Second Lien Agent and the Committee (to the extent required by the Plan Support Agreement) and in accordance with the Bankruptcy Code and the Bankruptcy Rules to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors may, with the written consent of the Second Lien Agent and the Committee (to the extent required by the Plan Support Agreement) and upon order

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of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, and the Debtors may make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

2.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date and to File subsequent chapter 11 plans in consultation with the Committee and the Second Lien Agent. If the Debtors revoke or withdraw the Plan subject to the terms of the Plan, or if Confirmation or Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

4.	Substantial Consummation of the Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

L.	Miscellaneous Provisions
1.	Immediate Binding Effect

Subject to Article VIII.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, the Wind Down Debtors, the Distribution Trustee, any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and each of their respective heirs executors, administrators, successors, and assigns.

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2.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

3.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order and the Plan shall become effective. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

4.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors on or prior to the Effective Date shall be sent to:

Proterra Inc
1815 Rollins Road
Burlingame, CA 94010
Attention:	Jeffrey E. Mitchell, General Counsel (jmitchell@proterra.com)
Justin Pugh, Chief Transformation Officer
(justin.pugh@fticonsulting.com)

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Robert A. Britton (rbritton@paulweiss.com)
Michael J. Colarossi (mcolarossi@paulweiss.com)

-and-

Young Conaway Stargatt & Taylor, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Attention:	Pauline K. Morgan (pmorgan@ycst.com)
Andrew L. Magaziner (amagaziner@ycst.com)
Shella Borovinskaya (sborovinskaya@ycst.com)

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Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors on or after the Effective Date shall be sent to the Distribution Trustee at the notice address set forth in the Distribution Trust Agreement.

5.	Dissolution of Committees

On the Effective Date, all Statutory Committees shall dissolve automatically, whereupon its members, Professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except for purposes of filing applications for Professional compensation in accordance with Article II.A.2 of the Plan and any appeal of the Confirmation Order.

6.	Nonseverability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors and, to the extent required by the Plan Support Agreement, the Committee and the Second Lien Agent; provided, further, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent and, to the extent required by the Plan Support Agreement, the Committee’s and the Second Lien Agent’s consent; and (c) nonseverable and mutually dependent.

7.	Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court or assumed by the Debtors, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date shall be returned to the Distribution Trustee within twenty (20) days after the Effective Date, without deduction or offset of any kind, provided that if such security deposit relates primarily to Proterra Energy it will be returned to the Debtors or Reorganized Debtors, as applicable.

8.	Entire Agreement

Except as otherwise indicated in the Plan, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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9.	Exhibits

All exhibits hereto and in the Plan Supplement, including but not limited to the Distribution Trust Agreement, are incorporated into and are a part of the Plan as if set forth in full in the Plan. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

10.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

11.	Closing of Chapter 11 Cases

The Distribution Trustee shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases, provided that, as of the Effective Date, the Distribution Trustee may submit separate orders to the Bankruptcy Court under certification of counsel previously provided to the U.S. Trustee closing certain individual Chapter 11 Cases and/or changing the name(s) of any remaining Debtor(s) and the case caption of any remaining open Chapter 11 Case as desired, provided further that matters concerning Claims may be heard and adjudicated in one of the Debtors’ chapter 11 cases that remains open regardless of whether the applicable Claim is against a Debtor in a Chapter 11 Case that is closed. Any request for nunc pro tunc relief shall be made on motion served on the U.S. Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Distribution Trustee shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c) as set forth in Article IV.I of the Plan.

12.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

13.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed

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to have been done or to have occurred without any further act by any party by virtue of the Plan and the Confirmation Order.

14.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed prior to the Confirmation Date.

ARTICLE VI
VALUATION OF THE DEBTORS

In conjunction with formulating the Plan, the Debtors estimated the value of Reorganized Proterra on a going-concern basis (the “Valuation Analysis”). The Valuation Analysis, prepared by Moelis, is attached hereto as Exhibit C.

THE VALUATION SET FORTH IN THE VALUATION ANALYSIS REPRESENTS ESTIMATED DISTRIBUTABLE VALUE FOR REORGANIZED PROTERRA AND DOES NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC MARKET OR THROUGH LIQUIDATION OF REORGANIZED PROTERRA, ITS SECURITIES, OR ITS ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF REORGANIZED PROTERRA (IF ANY) MAY TRADE AFTER GIVING EFFECT TO THE RESTRUCTURING TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

ARTICLE VII
TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

A.	Issuance

If a Reorganization occurs, the Plan provides that Reorganized Proterra will distribute equity interests in itself under the Plan to holders of Second Lien Convertible Notes Claims (the “Section 1145 Securities”). The offer, issuance, sale, or distribution of the Section 1145 Securities by the Reorganized Proterra will be exempt from registration under Section 5 of the Securities Act and under any state or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter,” as defined in Section 1145(b) of the Bankruptcy Code (as further discussed below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a chapter 11 plan from registration under section 5 of the Securities Act and state or local securities

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laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a chapter 11 plan and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (b) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property.

B.	Subsequent Transfers

The Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”, excluding, in each case, with respect to ordinary trading transactions of an entity that is not an issuer:

1.	a person (as defined in section 101(41) of the Bankruptcy Code, a “Person”) who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;
2.	a Person who offers to sell securities offered or sold under a plan for the holders of such securities;
3.	a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is:
i.	with a view to distributing such securities; and
ii.	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and
4.	a Person who is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer.

To the extent that Persons who receive Section 1145 Securities pursuant to the Plan are deemed to be underwriters, resales by such Persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters may, however, be permitted to resell such Section 1145 Securities without registration pursuant to the provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their Section 1145 Securities in transactions registered under the Securities Act following the effectiveness of a registration statement.

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Holders of Section 1145 Securities who are deemed underwriters may resell Section 1145 Securities pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available and only if such Person also complies with the volume, manner of sale and notice requirements of Rule 144. If the issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. Although TopCo will be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act on the Effective Date, the governing body of TopCo will seek to deregister its reorganized equity if TopCo is eligible to do so in accordance with the rules and regulations of the Exchange Act and/or any relief or guidance by the SEC.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving Section 1145 Securities or other securities under the Plan would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

Notwithstanding the foregoing, the Section 1145 Securities will also be subject to any applicable transfer restrictions in the New Organizational Documents.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

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ARTICLE VIII

CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES OF THE PLAN

A.	In General

The following is a summary description of certain material U.S. federal income tax consequences of the Plan to the Debtors and to certain holders of Claims. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal consequences of the Plan for the Debtors and those holders of Claims that are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the United States Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding on the IRS or such other authorities. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein. In addition, a significant amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of Claims. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

Except as otherwise specifically stated herein, this summary does not address any estate or gift tax consequences of the Plan or tax consequences of the Plan under any state, local or foreign laws. Furthermore, this discussion does not address all tax considerations that might be relevant to particular holders of Claims in light of their personal circumstances or to persons that are subject to special tax rules.

This summary assumes that all Claims are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). This summary does not represent a detailed description of the U.S. federal income tax consequences applicable under all circumstances and does not address the effects of any state, local or non-U.S. tax laws. The tax consequences of the Plan are complex, and the tax treatment of certain aspects of the Plan may be subject to considerable uncertainty. You should consult your own tax advisors as to the particular U.S. federal income tax consequences to you of the Plan, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction. This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

• A dealer in securities or currencies;

• A financial institution;

• A regulated investment company;

• A real estate investment trust;

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• An insurance company;

• A tax-exempt organization;

• A person holding Claims as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

• A trader in securities that has elected the mark-to-market method of accounting for its securities;

• A person required to accelerate the recognition of any item of gross income with respect to Claims as a result of such income being recognized on an applicable financial statement;

• A person liable for the alternative minimum tax;

• A partnership, an S corporation or other pass-through entity for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other passthrough entity);

• A controlled foreign corporation;

• A passive foreign investment company;

• A corporation that accumulates earnings to avoid U.S. federal income tax;

• A United States expatriate;

• A U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar; or

• A non-U.S. Holder (as defined below).

As used herein, the term “U.S. Holder” means a beneficial owner of Claims that is for

U.S. federal income tax purposes:

• An individual citizen or resident of the United States;

• A corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

• An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

• A trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The term “non-U.S. Holder” means a beneficial owner of Claims (other than a partnership or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership or other pass-through entity holds Claims, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity holding a Claim, you should consult your tax advisors regarding the tax consequences of the Plan to your particular situation.

This summary assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form. This summary does not discuss tax consequences to holders of Claims that act or receive consideration in a capacity other than as a holder of Claims, and the tax consequences for such holders may differ materially from that described below. This summary does not address the U.S.

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federal income tax consequences to holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (b) that are deemed to reject the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES APPLICABLE UNDER THE PLAN, INCLUDING THE IMPACT OF TAX LEGISLATION.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors and Reorganized Proterra

For U.S. federal income tax purposes, both of the Debtors are, at this time, members of an affiliated group of corporations of which TopCo is the common parent and which intends to file a single consolidated U.S. federal income tax return (the “Tax Group”). If a Reorganization occurs, the Debtors expect that, depending on whether the Plan Sponsor elects to receive stock of TopCo or OpCo in the Reorganization, either (a) TopCo will be Reorganized Proterra, and that holders of Allowed Second Lien Convertible Notes Claims will receive, pursuant to the Plan, 100% of the equity of TopCo as of the Effective Time or (b) OpCo will be Reorganized Proterra, and that holders of Allowed Second Lien Convertible Notes Claims will receive, pursuant to the Plan, 100% of the equity of OpCo as of the Effective Time and TopCo’s existing equity interest in OpCo will be cancelled for no consideration. Accordingly, if a Reorganization occurs and OpCo is Reorganized Proterra, OpCo will depart the Tax Group effective at the end of the day on the Effective Date.

As of the Petition Date, the Debtors estimate that the Tax Group had U.S. federal NOL carryforwards and state NOL carryforwards of approximately $729.5 million and $531.1 million, respectively, and U.S. federal and state research and development credit carryforwards of approximately $7.2 million and $4.3 million, respectively, among other attributes, including tax basis in assets. The amount of any such NOLs and other tax attributes, and the application of any limitations, remain subject to audit and potential adjustment by the IRS.

As discussed below, in connection with the implementation of the Plan, the Debtors expect that the amount of the Tax Group’s NOL carryforwards and other attributes will be reduced. In addition, the subsequent utilization of any remaining tax attributes of the Debtors following the Effective Date, could become subject to limitation under section 382 of the Tax Code.

1.	Cancellation of Debt and Reduction of Tax Attributes

In general, the Tax Code provides that a debtor must recognize cancellation of debt (“COD”) income upon the elimination or reduction of debt for insufficient consideration. The Tax Code provides an exception to such income recognition for any COD income arising by reason of the discharge of the debtor’s indebtedness pursuant to a confirmed chapter 11 plan, where the debtor is under the Bankruptcy Court’s jurisdiction in such case. In such event, the Tax Code generally requires the debtor to reduce certain of its tax attributes—such as current year NOLs and

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NOL carryforwards, tax credits, capital loss carryforwards, and tax basis in assets—by the amount of any such excluded COD income. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.

In connection with the implementation of the Plan, the Debtors may incur COD. The exact amount of any COD that will be incurred, and thus the corresponding attribute reduction, will not be determinable until the consummation of the Plan. Any reduction in tax attributes attributable to the COD income incurred does not occur until the end of the taxable year in which the Plan goes effective.

2.	Other Income

The Debtors may incur other income for U.S. federal income tax purposes in connection with the Restructuring that, unlike COD Income, generally will not be excluded from the Debtors’ U.S. federal taxable income. For example, the Debtors may recognize taxable gain in connection with the sale of Proterra Powered and Proterra Transit. In addition, the U.S. federal income tax considerations relating to the Plan are complex and subject to uncertainties. No assurance can be given that the IRS will agree with the Debtors’ interpretations of the tax rules applicable to, or tax positions taken with respect to, the transactions undertaken to effect the Plan. If the IRS were to successfully challenge any such interpretation or position, the Debtors may recognize additional taxable income for U.S. federal income tax purposes, and the Debtors may not have sufficient deductions, losses or other attributes for U.S. federal income tax purposes to fully offset such income.

3.	Limitation of NOL Carryforwards and Other Tax Attributes

The Tax Group’s (or a member thereof) ability to utilize its NOLs and certain other tax attributes could be subject to limitation if the Tax Group (or relevant member thereof) underwent or were to undergo an “ownership change” within the meaning of section 382 of the Tax Code after the Petition Date and the Tax Group (or relevant member thereof) does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below. Accordingly, the Debtors received Bankruptcy Court approval of the NOL Motion, effective as of the Petition Date, imposing certain restrictions with respect to certain transfers of, or declarations of worthlessness with respect to, beneficial ownership of the Debtors’ common stock, any other options or similar rights to acquire such interests, and/or of prepetition claims against the Debtors to prevent such an ownership change prior to the Effective Date. Any resulting limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from COD income arising in connection with the Plan.

The Debtors believe that no ownership change under section 382 of the Tax Code has occurred since November 9, 2016. The Debtors anticipate that the issuance of New Common Stock in Reorganized Proterra pursuant to the Plan will result in an ownership change of OpCo for U.S. federal income tax purposes, which is expected to give rise to limitations on Reorganized Proterra’s use of any NOLs allocated to it (or, if OpCo is Reorganized Proterra. any NOLs allocated to it) allocated to it unless Reorganized Proterra qualifies for (and does not elect out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code, as discussed below.

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(a)        Annual Limitation

In the event of an ownership change, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change will be subject is generally equal to the product of (A) the fair market value of the stock of the corporation (or common parent corporation of the consolidated group) immediately before the ownership change (with certain adjustments) multiplied by (B) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (3.81% for ownership changes occurring in December 2023). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed chapter 11 plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. In addition, as discussed below, the annual limitation potentially may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

If a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), any built-in gains recognized (or treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses and tax credits against such recognized built-in gain income in addition to its regular annual allowance. Alternatively, if a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation.

If a corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change).

(b)	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where “qualified creditors” and existing shareholders of a debtor corporation receive, in respect of their claims or equity interests, at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. The IRS has in private letter rulings applied section 382(l)(5) of the Tax Code on a consolidated basis where the parent corporation is in bankruptcy. Under this exception, a debtor’s tax losses and credits are not limited on an annual basis, but, instead, are required to be recomputed to exclude certain previously deducted interest

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with respect to any debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the reorganized debtor within a two-year period after the effective date of the plan would preclude the reorganized debtor’s subsequent utilization of any tax losses and credits in existence at the time of such ownership change. A debtor that qualifies for the section 382(l)(5) exception may, if it so desires, elect not to have the exception apply.

If Reorganized Proterra does not qualify for, or elects not to apply, section 382(l)(5) of the Tax Code, the provisions of section 382(l)(6) of the Tax Code applicable to corporations under the jurisdiction of a bankruptcy court would apply in calculating the annual section 382 limitation. Under section 382(l)(6), a corporation in bankruptcy that undergoes an ownership change pursuant to a plan of reorganization values its stock to be used in computing the section 382 limitation after taking into account any increase in value resulting from the discharge of creditors’ claims in the reorganization (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes).

The Debtors have not determined whether they will be eligible for section 382(l)(5) of the Tax Code, or whether to affirmatively elect out of section 382(l)(5) of the Tax Code, if available.

C.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders of Second Lien Convertible Notes Claims

Pursuant to the Plan, if a Reorganization occurs, in full satisfaction and discharge of their Claims each holder of an Allowed Second Lien Convertible Notes Claim may receive, in exchange for their Second Lien Convertible Notes Claim, cash and New Common Stock of either TopCo or OpCo (or an assignee thereof or successor thereto) as Reorganized Proterra. The tax consequences of a Reorganization pursuant to which holders of Allowed Second Lien Convertible Notes Claims receive New Common Stock of OpCo may be different than those that would apply if holders of Allowed Second Lien Convertible Notes Claims receive New Common Stock of TopCo. The remainder of this disclosure assumes that holders of Allowed Second Lien Convertible Notes Claims will receive New Common Stock of either TopCo or OpCo, and not an assignee thereof or successor thereto. If a Plan Support Agreement Termination Distribution occurs, each holder of an Allowed Second Lien Convertible Notes Claim will receive cash in an amount equal to their Allowed Second Lien Convertible Notes Claims.

1.        Reorganization

The extent to which U.S. Holders of Allowed Second Lien Convertible Notes Claims will recognize gain or loss in connection with the Reorganization will depend upon whether the receipt of consideration in respect of their Claims qualifies as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code, which, in turn, will depend on (a) whether the New Common Stock issued is stock of TopCo or OpCo and (b) whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have

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indicated that a term of less than five (5) years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. The Second Lien Convertible Notes, as amended and restated by the March 2023 Amendment, have a term of slightly more than five (5) years. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, whether such instrument is deemed to be in exchange for another debt instrument and whether such payments are made on a current basis or accrued. Holders of such Claims are urged to consult their own tax advisors as to the tax consequences of such treatment.

(a)        Recapitalization –New Common Stock of OpCo

If the Second Lien Convertible Notes constitute “securities” for U.S. federal income tax purposes and the Plan Sponsor elects to receive New Common Stock of OpCo, the Debtors would expect a U.S. Holder’s exchange of Second Lien Convertible Notes for cash and New Common Stock of OpCo to constitute a recapitalization of OpCo within the meaning of section 368(a)(1)(E) of the Tax Code. In such case, a U.S. Holder will generally not recognize loss on the exchange but may recognize gain on the exchange up to the amount of cash received as “boot” in respect of their Claim, subject to the discussion under “Distributions Attributable to Accrued Interest (and OID)” below. A U.S. Holder’s aggregate tax basis in its New Common Stock in such a case should be equal to its aggregate tax basis in the Second Lien Convertible Notes surrendered therefor plus any cash received as “boot” in the exchange. A U.S. Holder’s holding period for its New Common Stock in such a case should include the holdings period for the Second Lien Convertible notes exchanged therefor.

(b)        Fully Taxable Exchange –New Common Stock of OpCo

If the Second Lien Convertible Notes do not constitute “securities” for U.S. federal income tax purposes, the exchange of Second Lien Convertible Notes for cash and New Common Stock of OpCo will be a fully taxable exchange, in which case such U.S. Holders will be treated as exchanging their Claims for cash and New Common Stock of OpCo in an exchange under section 1001 of the Tax Code. In such case, a U.S. Holder of a Second Lien Convertible Note will, subject to the discussion under “Distributions Attributable to Accrued Interest (and OID)” below, recognize gain or loss equal to the difference between (a) cash plus the total fair market value of the New Common Stock of OpCo received in exchange for its Claim and (b) the U.S. Holder’s adjusted tax basis in its Claim. A U.S. Holder’s tax basis in its New Common Stock of OpCo should be equal to the fair market value of the New Common Stock of OpCo. A U.S. Holder’s holding period for the New Common Stock of OpCo received on the Effective Date should begin on the day following the Effective Date.

If the New Common Stock issued in the Reorganization is New Common Stock of OpCo, the Debtors currently intend to treat the Second Lien Convertible Notes as, and the remainder of this discussion assumes that the Second Lien Convertible Notes will be treated as, “securities” for U.S. federal income tax purposes. Accordingly, the remainder of this discussion assumes that, if

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the Plan Sponsor elects to receive stock of OpCo in the transaction, the Reorganization will constitute a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code.

(c)        Fully Taxable Exchange – New Common Stock of TopCo

If the Plan Sponsor elects to receive TopCo New Common Stock in the Reorganization, the Debtors expect that Reorganized Proterra will be TopCo and that the New Common Stock will be issued by TopCo, even though the debt instruments underlying the Second Lien Convertible Notes Claims receiving New Common Stock in the Reorganization were issued by its subsidiary, OpCo. In such a case, the Debtors would expect to, immediately prior to the Effective Time, cause TopCo to issue such TopCo New Common Stock and immediately thereafter contribute such TopCo New Common Stock to OpCo as a contribution to capital of OpCo, and immediately thereafter, cause OpCo to distribute such TopCo New Common Stock and cash to holders of Allowed Second Lien Convertible Notes Claims in full satisfaction of such Allowed Second Lien Convertible Notes Claims (such transactions, collectively, the “Drop-Down Transaction”).

For U.S. federal income tax purposes, if the Reorganization is structured as described immediately above and no other relevant transactions are undertaken, the Debtors intend to take the position that the Drop-Down Transaction is treated as an issuance of new stock by TopCo, followed by a contribution of such stock to OpCo, and then a taxable exchange occurring in the order described above (issuance, contribution, and exchange). The tax consequences to the Debtors, Reorganized Proterra, and Holders of Claims described herein could be materially different in the event this Drop-Down Transaction characterization is not respected for U.S. federal income tax purposes, or in the event that the Debtors consummate a Reorganization that is different from the transaction described above. The remainder of this disclosure assumes that, if the Plan Sponsor elects to receive stock of TopCo in the transaction, the Reorganization will be structured as a Drop-Down Transaction in the manner described above and that such structure is respected in accordance with its form for U.S. federal income tax purposes.

The exchange of Second Lien Convertible Notes for cash and New Common Stock of TopCo pursuant to the Drop-Down Transaction will be a fully taxable exchange, in which case such U.S. Holders will be treated as exchanging their Claims for cash and New Common Stock of TopCo in an exchange under section 1001 of the Tax Code. In such case, a U.S. Holder of a Second Lien Convertible Note will, subject to the discussion under “Distributions Attributable to Accrued Interest (and OID)” below, recognize gain or loss equal to the difference between (a) cash plus the total fair market value of the New Common Stock of TopCo received in exchange for its Claim and (b) the U.S. Holder’s adjusted tax basis in its Claim. A U.S. Holder’s tax basis in its New Common Stock of TopCo should be equal to the fair market value of the New Common Stock of TopCo. A U.S. Holder’s holding period for the New Common Stock of TopCo received on the Effective Date should begin on the day following the Effective Date.

2.        Plan Support Agreement Termination Distribution

If a Plan Support Agreement Termination Distribution occurs in lieu of a Reorganization, each U.S. Holder of an Allowed Second Lien Convertible Notes Claim will recognize gain or loss equal to the difference between (a) the amount of cash received (subject to the discussion under

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“Distributions Attributable to Accrued Interest (and OID)” below) and (b) the U.S. Holder’s adjusted tax basis in its Claim.

3.        Distributions Attributable to Accrued Interest (and OID)

A portion of any amounts received by U.S. Holders of Allowed Second Lien Convertible Notes Claims may be attributable to accrued but unpaid interest (or possibly accrued original issue discount “OID”) on such Claims. If any amount is attributable to such accrued interest (or accrued OID), then such amount should be taxable to that U.S. Holder as interest income if such accrued interest (or accrued OID) has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, U.S. Holders of Allowed Second Lien Convertible Notes Claims may be able to recognize a deductible loss to the extent any accrued interest (or accrued OID) on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors.

If the fair value of the amounts received by U.S. Holders of Allowed Second Lien Convertible Notes Claim is not sufficient to fully satisfy all principal and interest on an Allowed Second Lien Convertible Notes Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Allowed Second Lien Convertible Notes Claims will be allocated first to the principal amount of such Allowed Claims (as determined for United States federal income tax purposes), with any excess allocated to the remaining portion of such Claims, if any. There is no assurance that the IRS will respect such allocation.

U.S. Holders are urged to consult their own tax advisors regarding the allocation of any amounts received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

4.        Character of Gain or Loss

The character of gain or loss (if any) recognized by a U.S. Holder of an Allowed Second Lien Convertible Notes Claim in connection with the Reorganization or Plan Support Agreement Termination Distribution as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If a U.S. Holder’s recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Claim is allocable to accrued but unpaid interest, the U.S. Holder may recognize ordinary income. See the discussions of “Distributions Attributable to Accrued Interest (and OID)” above and “Market Discount” and “Limitations on Use of Capital Losses” below.

5.        Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Second Lien Convertible Notes Claim who exchanges their

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Allowed Second Lien Convertible Notes Claim on the Effective Date may be treated as ordinary income (instead of capital gain) to the extent of the amount of accrued “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of an Allowed Second Lien Convertible Notes Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that Allowed Second Lien Convertible Notes Claims that were acquired with market discount are exchanged in certain tax-free transactions (including a recapitalization under section 368(a)(1)(E) of the Tax Code) for other property, any market discount that accrued on the Allowed Second Lien Convertible Notes Claim (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument. To date, specific Treasury Regulations implementing this rule have not been issued. U.S. Holders of Allowed Second Lien Convertible Notes Claims who acquired the notes underlying their Claims with market discount are urged to consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

6.        Limitation on Use of Capital Losses

A U.S. Holder of an Allowed Second Lien Convertible Notes Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

D.	Certain U.S. Federal Income Tax Consequences to the U.S. Holders of General Unsecured Claims

Pursuant to the Plan, each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction of its claim, a Distribution Trust Interest representing such holder’s right to receive its pro rata share of certain Distribution Trust Assets. As discussed below, each holder

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of an Allowed General Unsecured Claim that receives a Distribution Trust Interest generally will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, an undivided interest in the Distribution Trust Assets consistent with its economic rights in the Distribution Trust.

In general, a U.S. Holder of an Allowed General Unsecured Claim will recognize gain or loss with respect to its Allowed General Unsecured Claim in an amount equal to the difference between (a) the fair market value of its undivided interest in the Distribution Trust Assets and (b) the adjusted tax basis of the Claim exchanged therefor. Similar rules to those described above under “Distributions Attributable to Accrued Interest (and OID)”, “Market Discount” and “Limitations on Use of Capital Losses” could apply, depending on the nature of the Claims. Pursuant to the Plan, the Distribution Trust will in good faith value the assets transferred to the Distribution Trust, and all parties to the Distribution Trust (including U.S. Holders of Allowed General Unsecured Claims receiving Distribution Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

In the event of the subsequent disallowance of any General Unsecured Claims that are Disputed Claims (any such Claim, a “Disputed General Unsecured Claim”) or the reallocation of undeliverable distributions, it is possible that a holder of a previously Allowed General Unsecured Claim may receive additional distributions in respect of its Claim. Accordingly, it is possible that the recognition of any loss realized by a U.S. Holder with respect to an Allowed General Unsecured Claim may be deferred until all General Unsecured Claims are Allowed or Disallowed. Alternatively, it is possible that a U.S. Holder will have additional gain in respect of additional distributions received. See below under “Tax Treatment of the Distribution Trust and Holders of Distribution Trust Interests – Tax Reporting for Assets Allocable to Disputed Claims”.

The character of gain or loss (if any) recognized by a U.S. Holder of an Allowed General Unsecured Claim as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the origin of the U.S. Holder’s Allowed General Unsecured Claim, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed above.

A U.S. Holder’s aggregate tax basis in its undivided interest in the Distribution Trust Assets will initially equal the fair market value of such interest increased by its share of the Debtors’ liabilities to which such assets remain subject upon transfer to the Distribution Trust, and a U.S. Holder’s holding period generally will begin the day following establishment of the Distribution Trust.

E.	Tax Treatment of the Distribution Trust and Holders of Distribution Trust Interests

1.        Classification of the Distribution Trust

The Distribution Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes (other than in respect of any portion of the Distribution Trust Assets allocable to, or

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retained on account of, Disputed Claims, as discussed below). In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity). The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Distribution Trust will be structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45 all parties (including, without limitation, the Debtors, the Distribution Trustee and holders of Distribution Trust Interests) shall treat the transfer of Distribution Trust Assets to the Distribution Trust as (1) a transfer of the Distribution Trust Assets (subject to any obligations relating to those assets) directly to holders of Distribution Trust Interests (other than to the extent Distribution Trust Assets are allocable to Disputed Claims), followed by (2) the transfer by such beneficiaries to the Distribution Trust of Distribution Trust Assets in exchange for Distribution Trust Interests. Accordingly, except in the event of contrary definitive guidance, holders of Distribution Trust Interests shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of Distribution Trust Assets (other than such Distribution Trust Assets as are allocable to Disputed Claims). While the following discussion assumes that the Distribution Trust would be so treated for U.S. federal income tax purposes, no ruling will be requested from the IRS concerning the tax status of the Distribution Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Distribution Trust as a grantor trust. If the IRS were to challenge successfully such classification, the U.S. federal income tax consequences to the Distribution Trust and the holders of Claims could vary from those discussed herein.

2.        General Tax Reporting by the Distribution Trust and holders of Distribution Trust Interests

For all U.S. federal income tax purposes, all parties must treat the Distribution Trust as a grantor trust of which the holders of Distribution Trust Interests are the owners and grantors, and treat the holders of Distribution Trust Interests, as the direct owners of an undivided interest in the Distribution Trust Assets (other than any assets allocable to Disputed Claims), consistent with their economic interests therein. The Distribution Trustee will file tax returns for the Distribution Trust treating the Distribution Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a).

Allocations of taxable income, gain, loss, deduction, and/or credit of the Distribution Trust (other than such items allocable to any assets allocable to, or retained on account of, Disputed Claims, if such items are otherwise accounted for in a “disputed ownership fund”) among the holders of Distribution Trust Interests will be determined based on each holder’s relative ownership of Distribution Trust Interests.

As soon as reasonably practicable after the transfer of the Distribution Trust Assets to the Distribution Trust, the Distribution Trustee shall make (or cause to be made) a good faith valuation of the Distribution Trust Assets. All parties to the Distribution Trust (including, without limitation, the Debtors, the Distribution Trustee, and holders of Distribution Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes. The Distribution Trustee will also file (or cause to be filed) any other statements, returns or disclosures relating to the Distribution Trust that are required by any government unit for taxing purposes.

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Taxable income or loss allocated to a holder of Distribution Trust Interests will be treated as income or loss with respect to such holder’s undivided interest in the Distribution Trust Assets, and not as income or loss with respect to its prior Allowed General Unsecured Claim. The character of any income and the character and ability to use any loss will depend on the particular situation of the holders of Distribution Trust Interests.

The U.S. federal income tax obligations of a holder with respect to its Distribution Trust Interest are not dependent on the Distribution Trust distributing any cash or other proceeds. Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of the Distribution Trust’s income even if the Distribution Trust does not make a concurrent distribution to the holder. In general, other than in respect of cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Allowed General Unsecured Claim), a distribution of cash by the Distribution Trust will not be separately taxable to a holder of Distribution Trust Interests since the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the Distribution Trust). Holders are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of cash originally retained by the Distribution Trust on account of Disputed Claims.

The Distribution Trustee will comply with all applicable governmental withholding requirements. Thus, in the case of any holders of Distribution Trust Interests that are not U.S. persons, the Distribution Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate). Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including holding Distribution Trust Interests.

3.	Tax Reporting for Assets Allocable to Disputed Claims

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Distribution Trustee of an IRS private letter ruling if the Distribution Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Distribution Trustee), the Distribution Trustee (a) may elect to treat any Distribution Trust Assets allocable to, or retained on account of, Disputed Claims (i.e., a Distribution Trust Disputed Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9, if applicable, and (b) to the extent permitted by applicable law, will report consistently for state and local income tax purposes. Accordingly, if a “disputed ownership fund” election is made with respect to a Distribution Trust Disputed Claims Reserve, such reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the Distribution Trust Assets (including any gain recognized upon the disposition of such assets). All distributions from such reserves (which distributions will be net of the expenses, including taxes, relating to the retention or disposition of such assets) will be treated as received by holders in respect of their Claims as if distributed by the Debtors. All parties (including, without limitation, the Debtors, the Distribution Trustee and the holders of Distribution Trust Interests) will be required to report for tax purposes consistently with the foregoing. A

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Distribution Trust Disputed Claims Reserve will be responsible for payment, out of the assets of the Distribution Trust Disputed Claims Reserve, of any taxes imposed on the Distribution Trust Disputed Claims Reserve or its assets. In the event, and to the extent, any cash in the Distribution Trust Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve), assets of the Distribution Trust Disputed Claims Reserve may be sold to pay such taxes.

F.	U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Common Stock
1.	Dividends on New Common Stock

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Proterra as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

2.	Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision applies, U.S. Holders generally will recognize gain or loss upon the sale, redemption, or other taxable disposition of New Common Stock. In general, this gain or loss will be a capital gain or loss subject to special rules that may apply in the case of redemptions. Such capital gain generally would be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below. Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Claim or recognized an ordinary loss on the exchange of its Allowed Claim for New Common Stock.

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G.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims

The following discussion includes only certain U.S. federal income tax consequences of the implementation of the Plan to non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to non-U.S. Holders are complex. Each non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan and the ownership and disposition of the New Common Stock.

1.        Gain Recognition

Any gain realized by a non-U.S. Holder on the exchange of its Claim under the Plan generally will not be subject to U.S. federal income taxation unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the effective date of the Plan occurs and certain other conditions are met or (b) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. To claim an exemption from withholding tax, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.        Payments of Interest (Including Accrued Interest on Claims)

Subject to the discussion of FATCA and backup withholding below, payments to a non-U.S. Holder that are attributable to amounts received pursuant to the Plan in respect of accrued but unpaid interest generally will not be subject to U.S. federal income tax or withholding, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person, unless:

•	the non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of the Debtors’ stock entitled to vote;
•	the non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtors (within the meaning of the Tax Code);
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•	the non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code; or
•	such interest is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

A non-U.S. Holder that does not qualify for the portfolio interest exemption generally will be subject to withholding of U.S. federal income tax at a thirty percent (30%) rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on amounts received pursuant to the Plan in respect of accrued but unpaid interest.

A non-U.S. Holder described in the fourth bullet above generally will not be subject to withholding tax if it provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, but will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business. As described above in more detail under the heading “Certain U.S. Federal Income Tax Consequences to the U.S. Holders of Second Lien Convertible Notes Claims—Distributions Attributable to Accrued Interest (and OID),” the aggregate consideration to be distributed to Holders of Allowed Claims will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any.

3.	Ownership of New Common Stock

Any distributions made (or deemed to be made) with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Proterra’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the non-U.S. Holder’s basis in its New Common Stock. Any such distributions in excess of a non-U.S. Holder’s basis in its New Common Stock (determined on a share-by-share basis) generally will be treated as capital gain from a sale or exchange. Except as described below, dividends paid with respect to New Common Stock held by a non-U.S. Holder that are not effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding

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under a tax treaty by providing an IRS Form W8BEN or W-8BEN-E (or a successor form) to Reorganized Proterra upon which the non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

4.        Sale, Redemption, or Repurchase of New Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Common Stock unless:

(A) such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and satisfies certain other conditions or who is subject to special rules applicable to former citizens and residents of the United States; or

(B) such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

(C) Reorganized Proterra is or has been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Stock. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The Debtors consider it unlikely, based on their current business plans and operations, that Reorganized Proterra will become a “U.S. real property holding corporation” in the future.

5.        FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable

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payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Common Stock). Pursuant to proposed Treasury Regulations on which taxpayers are permitted to rely pending their finalization, this withholding obligation would not apply to gross proceeds from the sale or disposition of property such as the New Common Stock. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH NON-U.S. HOLDER’S OWNERSHIP OF NEW COMMON STOCK.

H.	Backup Withholding and Information Reporting

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including (as applicable) employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder fails to furnish its social security number or other taxpayer identification number (a “TIN”), furnishes an incorrect TIN, fails properly to report interest or dividends, or under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF TAX LEGISLATION AND ANY OTHER CHANGE IN APPLICABLE TAX LAWS.

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ARTICLE IX

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, Holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. You should carefully consider the information contained in this Disclosure Statement. Additional risks and uncertainties not presently known to the Debtors or that the Debtors currently deem immaterial may also impair the Debtors’ business operations and impact the size of the distributions to which a holder of Distribution Trust Interests may be entitled and creditors’ recoveries.

A.	Certain Bankruptcy Law Considerations
1.	General

While the Debtors believe that the Chapter 11 Cases will be efficient and will not be materially harmful to the value of their assets, the Debtors cannot be certain that this will be the case. Further, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on subsequent ownership of the Debtors’ assets or on the amount of distributable value available to Holders of Claims or Interests.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan or other proceeding.

3.	Risk of Non-Occurrence of the Effective Date

If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article VIII.A of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

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4.	Conversion to Chapter 7 Cases

If no chapter 11 plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Article XI.B hereof, as well as the Liquidation Analysis attached hereto as Exhibit B, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

5.	Risk of Re-solicitation of the Plan

There can be no assurance that the Bankruptcy Court will not require modifications to the Plan that would necessitate re-solicitation of votes from the Holders of Class 4 Second Lien Convertible Notes Claims and Class 5 General Unsecured Claims. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan in the event votes are re-solicited. Re-solicitation could delay confirmation of the Plan, and if the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan or other proceeding.

6.	The Pursuit of the Chapter 11 Cases will Continue to Consume a Substantial Portion of the Time and Attention of the Debtors’ Management, and the Debtors May Continue to Face Increased Levels of Employee Attrition, which May have an Adverse Effect on the Debtors’ Assets

It is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. The Chapter 11 Cases incur additional expenses and the Debtors’ management is required to spend a significant amount of time and effort focusing on the proceedings. This diversion of attention may materially adversely affect the value of the Debtors’ business, and, as a result, the condition, operation, and value of their assets.

The Debtors’ operations are dependent upon key management and technical personnel. During the pendency of the Chapter 11 Cases, the Debtors’ employees have faced considerable distraction and uncertainty, and the Debtors have experienced and may continue to experience increased levels of employee attrition. To conserve the Debtors’ cash, most of the departed employees are not being replaced. A loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to effectively, efficiently, and safely operate their assets, which in turn could adversely affect the value of their assets.

7.	The Debtors are Subject to the Risks and Uncertainties Associated with Chapter 11 Cases

As a consequence of the Debtors’ filing for relief under chapter 11 of the Bankruptcy Code, the Debtors’ operations and assets are subject to the risks and uncertainties associated with bankruptcy. These risks include, but are not limited to, the following:

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•        the Debtors’ ability to prosecute, confirm, and consummate the Plan or another chapter 11 plan with respect to the chapter 11 proceedings;

•        the Debtors’ ability to successfully conduct and close the Sales;

•        the unwillingness or inability of the Debtors’ suppliers and vendors to fulfill any obligations to the Debtors under various agreements;

•        the high costs of bankruptcy proceedings and related fees;

•        the ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtors;

•        the ability of third parties to seek and obtain court approval to convert the Chapter 11 Cases to chapter 7 proceedings;

•        in the event the Liquidation Payment Settlement is not effectuated, an adverse outcome regarding the Liquidation Payment Claim could negatively affect creditors’ recoveries and cause administrative insolvency; and

•        the actions and decisions of the Debtors’ creditors and other third parties who have interests in the chapter 11 proceedings that may be inconsistent with the Debtors’ plans.

Delays in the Debtors’ chapter 11 proceedings increase the risks of their inability to consummate the Plan and may increase the costs associated with the bankruptcy process.

These risks and uncertainties could affect the value of the Debtors’ assets in various ways. Because of the risks and uncertainties associated with the Debtors’ chapter 11 proceedings, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during their chapter 11 proceedings that may be inconsistent with their plans.

8.	The Sale Documents Providing for the Sale of the Debtors’ Assets are Subject to Conditions to Closing that may be Beyond the Debtors’ Control and may be Difficult for Them to Satisfy

Although the Debtors intend to pursue and consummate the sale of Proterra Powered and Proterra Transit on the terms set forth in the Sale Documents, there can be no assurance that the Debtors will be successful in completing all of the Sales or any other similar transaction on the terms and timeframes set forth in the Sale Documents, on different terms, or at all.

The Sale Documents contain customary representations, warranties and covenants, or conditions precedent. The closing of each of the Sales is subject to customary closing conditions, including approval by the Bankruptcy Court. If these conditions are not met, the affected Sale Documents may be terminated. If any of the Sale Documents are terminated, the Debtors’ ability to confirm and consummate the Plan could be materially and adversely affected.

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9.	The Sales of the Debtors’ Assets May be Delayed or Blocked by Regulatory Action and the Purchase Prices Could be Negatively Impacted

Completion of the Sales pursuant to the Sale Documents is subject to satisfaction or waiver of a number of customary conditions, which, among others, include the entry of an order of the Bankruptcy Court authorizing and approving the Sale Transactions, the performance by each party of its obligations under the Sale Documents, and the accuracy of each party’s representations, and, in the case of the Proterra Powered Sale, the termination or expiration of the waiting period applicable to the Proterra Powered Sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If some or all the Sales contemplated by the Sale Documents do not close because of a buyer default, failure of a closing condition, or for any other reason, the Debtors may not be able to enter into a new agreement on a timely basis or on terms that are as favorable as the original sale agreements. In addition, many of the costs incurred due to a Sale that fails to close are sunk costs with no future value and we will also incur additional costs involved in negotiating a new sale agreement for such assets. If the Sales are not completed, or if there are significant delays in completing the Sales, the amount of Distribution Trust Assets may be less than anticipated and the expected distribution amount received by Holders of Allowed Claims may be reduced or there may not be sufficient funds for any distributions.

B.	Additional Factors Affecting Recoveries
1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Therefore, the actual amount of Allowed Administrative Expense Claims and Allowed Claims may vary from the assumptions underlying the projected recoveries discussed in this Disclosure Statement, and the variation may be material.

2.	Cure Amounts and Other Contract Payment Obligations Could Be More than Projected

There can be no assurance that the estimated cure amounts or other payment obligations of the Debtors arising or otherwise resulting from the assumption of executory contracts or unexpired leases will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Such cure amounts or payment obligations could be significant and material and, if the Debtors are unsuccessful in challenging such amounts, confirmation or the effectiveness of the Plan may be jeopardized.

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C.	Risks Relating to the Distribution Trust
1.	The Distribution Trust Interests are Subject to Forfeiture of their Right to Distributions if a Holder Fails to Promptly Cash a Distribution Check or Fails to Promptly Claim a Distribution Check that is Returned to the Distribution Trust as Undeliverable

The Plan provides that if the Disbursing Agent mails a distribution check to a Distribution Trust Beneficiaries and such Holder fails to negotiate such check, or reissued check, within ninety (90) days after the issuance of such check and fails to request reissuance of such un-negotiated check within one hundred and eighty (90) days after the issuance of such check, or if the Disbursing Agent mails a distribution check to a Holder and such check is returned as undeliverable and is not claimed by the Holder within ninety (90) days after the date any such undeliverable distribution was attempted to be made, then the Holder shall have its Claim to such check discharged and forever barred. It is the responsibility of the Holders of Allowed Claims to promptly cash all distribution checks received by them and to contact the Distribution Trustee to ensure that the Distribution Trust has complete and accurate information.

2.	The Distribution Trust Cannot Predict with Certainty the Amount of Distributions to the Holders of Allowed Claims

It is not possible to predict with certainty the amount of distributions to Distribution Trust Beneficiaries. The Distribution Trust will make distributions to the Distribution Trust Beneficiaries in the amount of the Distribution Trust Assets. The Distribution Trust Assets will include cash on hand of the Debtors, including as the result of any consummated Sales. See “The Sales of the Debtors’ Assets May be Delayed or Blocked by Regulatory Action and the Purchase Prices Could be Negatively Impacted” above for risks to the amount of Distribution Trust Assets from the Sales. The Debtors’ cash on hand will be impacted by the performance of the Debtors’ business. See “Risk Factors—Risks Related to Our Business and Industry” in TopCo’s quarterly report for the quarter ended September 30, 2023, filed with the SEC on Form 10-Q dated November 6, 2023 for risks associated with the Debtors’ business. The amount of Distribution Trust Assets cannot be predicted with certainty, including because they are subject to conditions beyond the Debtors’ control or which are inherently uncertain.

3.	The Distribution Trust Cannot Predict with Certainty the Percentage of Distributions to which Each Holder of a Distribution Trust Interest will be Entitled

The percentage of Distributions to which each Holder of a Distribution Trust Interest will be entitled will depend on the total number of Distribution Trust Interests that are ultimately granted. Additional Distribution Trust Interests will be granted to holders of Disputed Claims as and when such Disputed Claims are resolved, at which time they become Allowed Claims under the Plan. To the extent that additional Distribution Trust Interests are granted to the Holders of Allowed Claims, the percentage of distributions to which each holder of a Distribution Trust Interest is entitled will decrease. To the extent that additional Claims are not allowed, no additional Distribution Trust Interests will be granted in respect thereof and the percentage of distributions to which each holder of a Distribution Trust Interest is entitled will increase. As of the date hereof,

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approximately $[184,500,000] of Class 4 Second Lien Convertible Notes Claims have become Allowed Claims (excluding the Settled Amounts) and approximately $63,917,000 of Class 5 General Unsecured Claims have become Allowed Claims. The ultimate amount of Allowed Claims will be materially different depending on the claims reconciliation process and resolution of the Disputed Claims.

In addition, there are three classes of Distribution Trust Beneficiaries, each of which has different priorities in the Distributions. Distribution Trust Beneficiaries who have lower priority in the Distributions may receive a lower amount of Distribution Trust Assets, if any.

D.	Additional Factors
1.	Debtors Could Withdraw Plan

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty To Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

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6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VIII hereof.

ARTICLE X
VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled To Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code conclusively presumes the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan. Further, to avoid the cost of soliciting votes on a plan, impaired classes of claims and interests may be presumed to reject the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (a) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (b) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in dollar amount of the interests that cast ballots for acceptance or rejection of the plan.

The Second Lien Convertible Notes Claims in Class 4 and General Unsecured Claims in Class 5 are Impaired under the Plan and are entitled to vote to accept or reject the Plan. The Debtors reserve the right to assert that any Class should be deemed to have accepted the Plan if no Holder of a Claim in such Class votes, whether to accept or reject the Plan.

Absent a further order of the Bankruptcy Court, the holder of a Claim in a Voting Class that is the subject of a pending objection filed with the Court by the Debtors on a “reduce and allow” basis shall be entitled to vote such Claim in the reduced amount contained in such objection. If a Claim in a Voting Class is subject to an objection other than a “reduce and allow” objection that is filed with the Court before the Voting Record Date: (a) the Debtors shall cause the applicable holder to be served with a disputed claim notice; and (b) the applicable Holder shall not

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be entitled to vote to accept or reject the Plan on account of such Claim unless a Resolution Event (as defined below) occurs as provided herein.

A “Resolution Event” means the occurrence of one or more of the following events no later than three (3) business days prior to the Voting Deadline: (a) an order of the Court is entered allowing such Claim pursuant to section 502(b) of the Bankruptcy Code, after notice and a hearing; (b) an order of the Court is entered temporarily allowing such Claim for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (c) a stipulation or other agreement is executed between the holder of such Claim and the Debtors resolving the objection and allowing such Claim in an agreed-upon amount; or (d) the pending objection is voluntarily withdrawn by the Debtors.

B.	Voting Deadline

Before voting to accept or reject the Plan, each holder of a Second Lien Convertible Notes Claim or a General Unsecured Claim (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders of Voting Claims as of the Voting Record Date (i.e., January 18, 2024) to vote to accept or reject the Plan. Only Class 4 and Class 5 are entitled to vote on the Plan.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots. The Debtors have engaged Kurtzman Carson Consultants LLC as their solicitation and voting agent (the “Solicitation Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE SOLICITATION AGENT AS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., PREVAILING EASTERN TIME, ON FEBRUARY 27, 2024, UNLESS EXTENDED BY THE DEBTORS. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BALLOT OR YOUR VOTE WILL NOT BE COUNTED.

Your Ballot must be returned by the Voting Deadline via the pre-paid, pre-addressed return envelope; or via “E-Ballot” submission at https://kcclcc.net/proterra; or via first-class mail, overnight courier, or hand delivery to:

PROTERRA CLAIMS PROCESSING CENTER

C/O KCC

222 N. PACIFIC COAST HIGHWAY, SUITE 300

EL SEGUNDO, CA 90245

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN FEBRUARY 27, 2024 AT

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4:00 P.M. (PREVAILING EASTERN TIME). ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS MAY REQUEST THAT THE SOLICITATION AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

C.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to holders of Second Lien Convertible Notes Claims and General Unsecured Claims. Each Eligible Holder must submit its own Ballot. Each Ballot contains detailed voting instructions. Each Ballot also sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date (as defined below) for voting purposes, and the applicable standards for tabulating ballots. The record date for determining which holders are entitled to vote on the Plan is January 18, 2024 at 4:00 p.m. (Eastern Time) (the “Voting Record Date”).

Holders of Second Lien Convertible Notes Claims and General Unsecured Claims should provide all of the information requested by the Ballot and promptly return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Solicitation Agent by the Voting Deadline.

Alternatively, such holders may submit their Ballots electronically through the Solicitation Agent’s online portal, at https://kccllc.net/proterra. Holders should click on the “Submit E-Ballot” section of the website and follow the instructions to submit their Ballot electronically. Each holder will receive a unique e-ballot identification number with which to submit their Ballot electronically on the Solicitation Agent’s online portal.

The Ballots provided to Holders of Second Lien Convertible Notes Claims will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Solicitation Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Solicitation Agent before the Voting Deadline, together with any other documents required by such Ballot, the Debtors may reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

The Solicitation Agent’s online portal is the sole manner in which Ballots will be accepted via electronic or online transmission. Ballots submitted by facsimile, email, or other means of electronic transmission will not be counted. Holders of Second Lien Convertible Notes Claims

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or General Unsecured Claims who cast a Ballot using the Solicitation Agent’s online portal should NOT also submit a paper Ballot.

If you have any questions about the solicitation or voting process, please contact the solicitation agent at (877) 499-4509 (USA or Canada, toll-free) or +1 (917) 281-4800 (International) or via electronic mail to ProterraInfo@kccllc.com (with “Proterra Solicitation” in the subject line).

The delivery of an accepting Ballot pursuant to the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Plan, including the injunction, releases, and exculpations set forth in Article IX therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

The Plan Supplement, once Filed, will be made available for review on the website of the Solicitation Agent at http://www.kccllc.net/Proterra. The Debtors reserve the right to modify, amend, supplement, restate or withdraw the Plan Supplement after it is Filed. The Debtors will File and make available on the Solicitation Agent’s website site any modified, amended, supplemented or restated Plan Supplement as promptly as possible.

D.	Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Solicitation Agent and/or the Debtors, as applicable, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

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ARTICLE XI

CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Requirements for Confirmation of the Plan
1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)        General Requirements.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(a)	the Plan complies with the applicable provisions of the Bankruptcy Code;
(b)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;
(c)	the Plan has been proposed in good faith and not by any means forbidden by law;
(d)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;
(e)	with respect to each Class of Claims or Interests, each Holder of an impaired Claim or impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or
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retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(f)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;
(g)	except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;
(h)	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;
(i)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and
(j)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)        Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (a) accept the plan or (b) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan. The Valuation Analysis contains information concerning the value of the collateral securing the Debtors’ funded debt.

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The Debtors believe that under the Plan all Holders of Impaired Claims and Interests will receive property with a value not less than the value such Holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Impaired Claims and Interests and (b) the Liquidation Analysis attached hereto as Exhibit B.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit B is solely for the purpose of disclosing to Holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that the Bankruptcy Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)        Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. The Debtors believe that the Plan satisfies this requirement. Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms indebtedness under the Plan, if any, at or prior to the maturity of such indebtedness. Accordingly, the Debtors believe that the Plan is feasible. The Financial Projections are attached as Exhibit D to this Disclosure Statement.

2.	Additional Requirements for Non-Consensual Confirmation

As to Classes 6, 7, and 8, which are presumed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that rejects or is presumed to reject the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)        Unfair Discrimination Test

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives

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more than it legally is entitled to receive for its claims or interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment.

(b)        Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it satisfies the “fair and equitable” requirement. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the requirements for nonconsensual Confirmation of the Plan.

ARTICLE XII
ALTERNATIVES TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (a) the preparation and presentation of an alternative plan, (b) a sale of the Debtors’ remaining assets pursuant to section 363 of the Bankruptcy Code, or (c) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a chapter 11 plan has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale of the Debtors’ Remaining Assets Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could nevertheless consummate, to the extent not already complete, their current marketing and sale process or could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell any of their remaining assets that have not already been previously sold under section 363 of the Bankruptcy Code through a new process. Holders of Second Lien Convertible Notes Claims could be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, all liens and security interests in the Debtors’ assets generally would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay holders of unsecured Claims and Interests. The Plan, on the

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other hand, provides for appropriate reserves to wind down the Debtors’ affairs responsibly and satisfy Administrative Expense Claims, Other Secured Claims, Other Priority Claims, and Priority Tax Claims in full. Moreover, it is not certain that a sale for the Debtors’ remaining assets could be consummated and what price, if any, the Debtors could receive for their remaining assets. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code without the benefits of the Plan would yield a higher recovery for holders of Claims and Interests than consummating sales separately from pursuit and implementation of the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit B.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases.

ARTICLE XIII
CONCLUSION AND RECOMMENDATION

The Debtors and the Committee believe the Plan is in the best interests of all stakeholders and urge the Holders of Second Lien Convertible Notes Claims in Class 4 and General Unsecured Claims in Class 5 to vote in favor thereof.

Dated: January 2, 2024

Wilmington, Delaware

PROTERRA INC
and its Debtor Affiliate

By:	/s/ Gareth T. Joyce
Name:	Gareth T. Joyce
Title:	Chief Executive Officer

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